    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997

                                                      REGISTRATION NO. 333-37847
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                       FIRST INTERSTATE BANCSYSTEM, INC.

             (Exact name of registrant as specified in its charter)

                MONTANA                                     6711                                   81-0331430
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                               FIB CAPITAL TRUST

             (Exact name of registrant as specified in its charter)

                DELAWARE                                    6719                                   81-6083709
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                             401 NORTH 31ST STREET
                            BILLINGS, MONTANA 59101
                                 (406) 255-5300

(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                         ------------------------------

                                TERRILL R. MOORE
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       FIRST INTERSTATE BANCSYSTEM, INC.
                             401 NORTH 31ST STREET
                            BILLINGS, MONTANA 59101
                                 (406) 255-5300

 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)
                            ------------------------

                                   COPIES TO:

      David G. Angerbauer, Esq.                  Elizabeth C. Hinck, Esq.
          HOLLAND & HART LLP                       DORSEY & WHITNEY LLP
      215 South State, Suite 500                  220 South Sixth Street
      Salt Lake City, Utah 84111               Minneapolis, Minnesota 55402
            (801) 595-7800                            (612) 340-2600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 1997

                      1,600,000 TRUST PREFERRED SECURITIES

                               FIB CAPITAL TRUST

                     % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                   [LOGO]  FIRST INTERSTATE BANCSYSTEM, INC.
                                  ------------

    The   % Cumulative Trust Preferred Securities (the "Trust Preferred
Securities") offered hereby represent undivided beneficial interests in the assets of FIB Capital Trust, a statutory business trust formed under the laws of the State of Delaware ("FIB Capital"). First Interstate BancSystem, Inc., a Montana corporation ("First Interstate" or the "Company"), will be the owner of all of the beneficial interests represented by common securities of FIB Capital (the "Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). FIB Capital exists for the sole purpose of issuing the
Trust Securities and investing the proceeds thereof in the   % Junior
Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by First Interstate. The Junior Subordinated
Debentures will mature on            , 2027, which date may be shortened (such
date, as it may be shortened, the "Stated Maturity") to a date not earlier than
           , 2002 if certain conditions are met (including First Interstate having received prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve).

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" COMMENCING ON PAGE 11 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
   THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED
        BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER
                       GOVERNMENTAL AGENCY, OR OTHERWISE.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO           UNDERWRITING          PROCEEDS TO
                                                               PUBLIC            COMMISSION(1)      FIB CAPITAL(2)(3)
Per Trust Preferred Security...........................           $                   (2)                   $
Total..................................................           $                   (2)                   $

(1) First Interstate and FIB Capital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) In view of the fact that all of the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, First Interstate has agreed to pay the Underwriters as compensation for arranging the investment therein of such proceeds, $
    per Trust Preferred Security, or $      in the aggregate. See
    "Underwriting."

(3) Before deducting offering expenses payable by First Interstate estimated at $400,000.

                            ------------------------

    The Trust Preferred Securities are offered for sale by the Underwriters named herein subject to prior sale and when, as and if delivered to and accepted by the Underwriters. It is expected that the Trust Preferred Securities will be ready for delivery in book-entry form only through the facilities of The
Depository Trust Company in New York, New York, on or about            , 1997,
against payment therefor in immediately available funds.

                              D.A. Davidson & Co.

                THE DATE OF THIS PROSPECTUS IS            , 1997

(CONTINUED FROM PREVIOUS PAGE)

    The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by First Interstate. See "Description of the Trust Preferred
Securities--Subordination of Common Securities of FIB Capital Held by First Interstate."

    Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year (subject to possible deferral as described
below), commencing December 31, 1997, at the annual rate of     % of the
Liquidation Amount of $25 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued to, but excluding, the date the Distribution payment is due. First Interstate will have the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, First Interstate may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and First Interstate will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank PARI PASSU with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the
rate of   % per annum, compounded quarterly and holders of the Trust Preferred
Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    First Interstate has, through the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of FIB Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the Guarantee, First Interstate guarantees the payment of Distributions by FIB Capital and payments on liquidation of or redemption of the Trust Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of First Interstate, as defined herein) to the extent of funds held by FIB Capital. The Guarantee does not cover payment of Distributions when FIB Capital does not have sufficient funds to pay such Distributions. See "Description of Guarantee." If First Interstate does not make required payments on the Junior Subordinated Debentures held by FIB Capital, FIB Capital will have insufficient funds to pay Distributions on the Trust Preferred Securities. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against First Interstate pursuant to the terms of the Indenture to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of the Trust Preferred Securities." The obligations of First Interstate under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of First Interstate.

    The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or their earlier redemption in each case at a redemption price equal to the aggregate liquidation preference of the Trust Preferred

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)
Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. The Junior Subordinated Debentures are redeemable prior to maturity at the option of First Interstate, subject to any required prior approval of the
Federal Reserve, (i) on or after,          2002, in whole at any time or in part
from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Trust Preferred Securities--Redemption."

    First Interstate will have the right at any time to terminate FIB Capital and cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of Trust Preferred Securities in liquidation of FIB Capital, subject to First Interstate having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Trust Preferred Securities--Liquidation Distribution upon Termination."

    The Junior Subordinated Debentures are unsecured and subordinated to all Senior and Subordinated Debt (as defined herein). As of June 30, 1997, First Interstate had approximately $52.0 million aggregate principal amount of Senior and Subordinated Debt outstanding. The terms of the Junior Subordinated Debentures place no limitation on the amount of Senior and Subordinated Debt that First Interstate can issue. See "Risk Factors--Ranking of First Interstate's Obligations Under the Junior Subordinated Debentures and the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

    In the event of the termination of FIB Capital, after satisfaction of liabilities to creditors of FIB Capital as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $25 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination."

    The Company does not intend to list the Trust Preferred Securities on any securities exchange or include them for quotation on The Nasdaq Stock Market. Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to make a market in the Trust Preferred Securities, and any market making may be discontinued at any time at the sole discretion of such Underwriters. There can be no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors--Limited Trading Market; Market Prices" and "Underwriting."

    The Trust Preferred Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Trust Preferred Securities will be shown on and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, the Trust Preferred Securities in certificate form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

    AS USED HEREIN, (I) THE "INDENTURE" MEANS THE JUNIOR SUBORDINATED INDENTURE
DATED AS OF       , 1997, AS AMENDED, BETWEEN FIRST INTERSTATE AND WILMINGTON
TRUST COMPANY, AS TRUSTEE (THE "INDENTURE TRUSTEE"), UNDER WHICH THE JUNIOR SUBORDINATED DEBENTURES WILL BE ISSUED; (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT RELATING TO FIB CAPITAL AMONG FIRST INTERSTATE, AS DEPOSITOR, WILMINGTON TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), WILMINGTON TRUST COMPANY, AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE") AND THE ADMINISTRATIVE TRUSTEES NAMED THEREIN (COLLECTIVELY, WITH THE PROPERTY TRUSTEE AND DELAWARE TRUSTEE, THE "ISSUER TRUSTEES" OR INDIVIDUALLY, A "TRUSTEE"); (III) THE "GUARANTEE AGREEMENT" MEANS THE GUARANTEE AGREEMENT RELATING TO THE GUARANTEE (AS DEFINED HEREIN) BETWEEN FIRST INTERSTATE AND WILMINGTON TRUST COMPANY, AS GUARANTEE TRUSTEE; AND (IV) THE "EXPENSE AGREEMENT" MEANS THE EXPENSE AGREEMENT BETWEEN FIRST INTERSTATE AND FIB CAPITAL.

                       First Interstate BancSystem, Inc.
                                Banking Offices

   [MAP of Montana and Wyoming depicting the banking offices in such states.]

    The Company operates 31 banking offices in 23 communities throughout Montana and Wyoming.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT CLEARLY SUGGESTS OTHERWISE, REFERENCES TO "FIRST INTERSTATE" OR THE "COMPANY" INCLUDE FIRST INTERSTATE BANCSYSTEM, INC. AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS REGARDING THE COMMON STOCK OF THE COMPANY GIVES RETROACTIVE EFFECT TO A 4-FOR-1 STOCK SPLIT IN OCTOBER 1997. THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" RELATING TO FUTURE EVENTS OR THE FUTURE PERFORMANCE OF THE COMPANY. THESE STATEMENTS INVOLVE VARIOUS RISKS AND UNCERTAINTIES. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER SIGNIFICANTLY FROM SUCH PREDICTIONS. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

    First Interstate is a bank holding company headquartered in Billings, Montana which operates 31 banking offices in 23 communities throughout Montana and Wyoming through its banking subsidiaries. At June 30, 1997, the Company had assets of $2.1 billion, deposits of $1.7 billion and total stockholders' equity of $153.9 million, making it the largest independent banking organization headquartered in Montana or Wyoming.

    First Interstate has three bank subsidiaries: First Interstate Bank in Montana ("FIB Montana"), First Interstate Bank in Wyoming ("FIB Wyoming") and First Interstate Bank, fsb in Hamilton, Montana ("First Interstate, fsb") (collectively, the "Banks" and individually a "Bank"). FIB Montana, a Montana chartered bank organized in 1916, has 20 banking offices in 14 Montana communities, including Billings, Bozeman, Colstrip, Cut Bank, Eureka, Evergreen, Gardiner, Great Falls, Hardin, Kalispell, Livingston, Miles City, Missoula and Whitefish. FIB Wyoming, a Wyoming chartered bank organized in 1893, has ten banking offices in eight Wyoming communities, including Buffalo, Casper, Gillette, Greybull, Lander, Laramie, Riverton and Sheridan. First Interstate, fsb, a federally chartered savings bank, was opened as a de novo savings bank in December 1996, and currently has one banking office in Hamilton, Montana.

    The Company, through the Banks, delivers a comprehensive range of consumer and commercial banking services to individual and business customers. These services include personal and business checking and savings accounts, time deposits, individual retirement accounts, cash management, trust services and commercial, consumer, real estate, agricultural and other loans. Additionally, the Company operates a substantial data processing division that performs data processing services for the Banks and 35 non-affiliated financial institutions in Montana, Wyoming and Idaho. The Company also supports over 540 ATM locations in 12 states, principally Montana, Wyoming, Idaho, Colorado and North Dakota.

    The banking industry is presently undergoing change with respect to regulatory matters, consolidation, changing consumer needs and economic and market conditions. The Company believes that it can best address this changing environment through its corporate "Strategic Vision." Through the Strategic Vision, the Company emphasizes providing its customers full service commercial banking at the local level using a personalized service approach, while serving and strengthening the communities in which the Banks are located through community service activities. The Company grants significant autonomy and flexibility to the Banks in delivering and pricing products at the local level in response to market considerations and customer needs. This flexibility and autonomy enables the Banks to remain competitive and enhances the relationships between the Banks and the customers they serve. The Company also emphasizes accountability, however, by establishing performance and incentive standards for the Banks which are tied to net income at the individual branch level. The Company believes that this combination of autonomy and accountability allows the Banks to provide a high level of personalized service to customers while remaining attentive to financial performance.

    The Company's growth strategy includes growing internally and expanding into new and complementary markets when appropriate opportunities arise. The Company's internal growth strategy is to attract and retain customers by providing personalized "high touch" service, increasing its offering of products and services and cross-selling existing products and services. The Company believes its ability to offer a complete package of consumer and commercial banking products and services enhances First Interstate's image as a "one-stop" banking organization. The Company has also grown in recent years by selectively acquiring banks in additional markets in Montana and Wyoming. Since September 1996, the Company has acquired Mountain Bank of Whitefish ("FIB Whitefish"), consisting of two branch locations, and two banks, consisting of six Montana and Wyoming branch locations, previously operated by First Interstate Bancorp (the "FIB Banks"). The Company is pursuing regulatory approval to open several new branch offices in Montana and Wyoming. The Company believes that it will continue to expand its presence in the Montana and Wyoming markets.

    The Company was incorporated in Montana in 1971. The Company maintains its principal executive offices at 401 North 31st Street, Billings, Montana 59101 and its telephone number is (406) 255-5300.

                               FIB CAPITAL TRUST

    FIB Capital is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on October 1, 1997. FIB Capital's business and affairs are conducted by the Property Trustee, the Delaware Trustee and two individual Administrative Trustees who are officers of the Company. FIB Capital exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by First Interstate and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of FIB Capital and payments by First Interstate under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of FIB Capital. All of the Common Securities will be owned by First Interstate. The Common Securities will rank PARI PASSU and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of First Interstate as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Common Securities of FIB Capital Held by First Interstate." First Interstate will acquire Common Securities in an aggregate liquidation amount equal to 3.0% of the total capital of FIB Capital. FIB Capital has a term of 31 years, but may terminate earlier as provided in the Trust Agreement.

    FIB Capital's principal offices are located at 401 North 31st Street, Billings, Montana 59101 and its telephone number is (406) 255-5300.

                                  THE OFFERING

Issuer of Trust Preferred
  Securities......................  FIB Capital

Securities offered................  1,600,000 Trust Preferred Securities. The Trust
                                    Preferred Securities represent undivided beneficial
                                    interests in FIB Capital's assets, which will consist
                                    solely of the Junior Subordinated Debentures and
                                    payments thereunder.

Distributions.....................  The Distributions payable on each Trust Preferred
                                    Security will be fixed at a rate per annum of     % of
                                    the Liquidation Amount of $25 per Trust Preferred
                                    Security, will be cumulative, will accrue from the date
                                    of issuance of the Trust Preferred Securities, and will
                                    be payable quarterly in arrears on the last day of
                                    March, June, September and December of each year,
                                    commencing on December 31, 1997 (subject to possible
                                    deferral as described below). The amount of each
                                    Distribution due with respect to the Trust Preferred
                                    Securities will include amounts accrued to, but
                                    excluding, the date the Distribution payment is due. See
                                    "Description of the Trust Preferred Securities--
                                    Distributions."

Extension periods.................  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, First Interstate
                                    will have the right, at any time, to defer payments of
                                    interest on the Junior Subordinated Debentures by
                                    extending the interest payment period thereon for an
                                    Extension Period, provided that no Extension Period may
                                    extend beyond the Stated Maturity of the Junior
                                    Subordinated Debentures. If interest payments are so
                                    deferred, Distributions on the Trust Preferred
                                    Securities will also be deferred and First Interstate
                                    will not be permitted, subject to certain exceptions
                                    described herein, to declare or pay any cash
                                    distributions with respect to First Interstate's capital
                                    stock or debt securities that rank PARI PASSU with or
                                    junior to the Junior Subordinated Debentures. During an
                                    Extension Period, Distributions will continue to
                                    accumulate with interest thereon compounded quarterly.
                                    Because interest would continue to accrue and compound
                                    on the Junior Subordinated Debentures, to the extent
                                    permitted by applicable law, holders of the Trust
                                    Preferred Securities will be required to accrue income
                                    for United States federal income tax purposes. See
                                    "Description of Junior Subordinated Debentures--Option
                                    to Defer Interest Payment Period" and "Certain Federal
                                    Income Tax Consequences--Interest Income and Original
                                    Issue Discount."

Maturity..........................  The Junior Subordinated Debentures will mature on
                                               , 2027, which date may be shortened to a date
                                    not earlier than            , 2002 if certain conditions
                                    are met (including First Interstate having received
                                    prior approval of the Federal Reserve to do so if then
                                    required under applicable capital guidelines or policies
                                    of the Federal Reserve).

Redemption........................  The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Junior Subordinated

                                    Debentures at the Stated Maturity or their earlier
                                    redemption in an amount equal to the amount of Junior
                                    Subordinated Debentures maturing on or being redeemed at
                                    a redemption price equal to the aggregate Liquidation
                                    Amount of the Trust Preferred Securities plus
                                    accumulated and unpaid Distributions thereon to the date
                                    of redemption. Subject to Federal Reserve approval, if
                                    then required under applicable capital guidelines or
                                    policies of the Federal Reserve, the Junior Subordinated
                                    Debentures are redeemable prior to maturity at the
                                    option of First Interstate (i) on or after            ,
                                    2002 in whole at any time or in part from time to time,
                                    or (ii) at any time, in whole (but not in part), upon
                                    the occurrence and during the continuance of a Tax
                                    Event, an Investment Company Event or a Capital
                                    Treatment Event, in each case at a redemption price
                                    equal to 100% of the principal amount of the Junior
                                    Subordinated Debentures so redeemed, together with any
                                    accrued but unpaid interest to the date fixed for
                                    redemption. See "Description of the Trust Preferred
                                    Securities-- Redemption" and "Description of Junior
                                    Subordinated Debentures--Redemption."

Distribution of Junior
  Subordinated Debentures.........  First Interstate has the right at any time to terminate
                                    FIB Capital and cause the Junior Subordinated Debentures
                                    to be distributed to holders of Trust Preferred
                                    Securities in liquidation of FIB Capital, subject to
                                    First Interstate having received prior approval of the
                                    Federal Reserve to do so if then required under
                                    applicable capital guidelines or policies of the Federal
                                    Reserve. See "Description of the Trust Preferred
                                    Securities--Distribution of Junior Subordinated
                                    Debentures."

Guarantee.........................  Taken together, First Interstate's obligations under various documents described herein, including the
                                    Guarantee Agreement, provide a full guarantee of
                                    payments by FIB Capital of Distributions and other
                                    amounts due on the Trust Preferred Securities. Under the
                                    Guarantee Agreement, First Interstate guarantees the
                                    payment of Distributions by FIB Capital and payments on
                                    liquidation of or redemption of the Trust Preferred
                                    Securities (subordinate to the right to payment of
                                    Senior and Subordinated Debt) to the extent of funds
                                    held by FIB Capital. If FIB Capital has insufficient
                                    funds to pay Distributions on the Trust Preferred
                                    Securities (i.e., if First Interstate has failed to make
                                    required payments under the Junior Subordinated
                                    Debentures), a holder of the Trust Preferred Securities
                                    would have the right to institute a legal proceeding
                                    directly against First Interstate to enforce payment of
                                    such Distributions to such holder. See "Description of
                                    Junior Subordinated Debentures-- Enforcement of Certain
                                    Rights by Holders of Trust Preferred Securities,"
                                    "Description of Junior Subordinated Debentures-- Events
                                    of Default and Description of Guarantee."

Ranking...........................  The Trust Preferred Securities will rank PARI PASSU, and payments thereon will be made pro rata, with the Common

                                    Securities of FIB Capital held by First Interstate,
                                    except as described under "Description of Trust
                                    Preferred Securities-- Subordination of Common
                                    Securities of FIB Capital held by First Interstate." The
                                    obligations of First Interstate under the Guarantee, the
                                    Junior Subordinated Debentures and other documents
                                    described herein are unsecured and rank subordinate and
                                    junior in right of payment to all current and future
                                    Senior and Subordinated Debt, the amount of which is
                                    unlimited. At June 30, 1997, the aggregate outstanding
                                    Senior and Subordinated Debt of First Interstate was
                                    approximately $52.0 million. In addition, because First
                                    Interstate is a holding company, all obligations of
                                    First Interstate relating to the securities described
                                    herein will be effectively subordinated to all existing
                                    and future liabilities of the Banks. First Interstate
                                    may cause additional trust preferred securities to be
                                    issued by trusts similar to FIB Capital in the future,
                                    and there is no limit on the amount of such securities
                                    that may be issued. In this event, First Interstate's
                                    obligations under the Junior Subordinated Debentures to
                                    be issued to such other trusts and First Interstate's
                                    guarantees of the payments by such trusts will rank PARI
                                    PASSU with First Interstate's obligations under the
                                    Junior Subordinated Debentures and the Guarantee,
                                    respectively.

Voting rights.....................  The holders of Trust Preferred Securities will generally have limited voting rights relating only to the
                                    modification of the Trust Preferred Securities, the
                                    dissolution, winding-up or termination of FIB Capital
                                    and certain other matters described herein. See
                                    "Description of Trust Preferred Securities--Voting
                                    Rights; Amendment of the Trust Agreement."

Use of proceeds...................  All of the proceeds from the sale of Trust Preferred
                                    Securities will be invested by FIB Capital in the Junior
                                    Subordinated Debentures. First Interstate intends to use
                                    $20.0 million of the proceeds to redeem the outstanding
                                    shares of the Company's noncumulative perpetual
                                    preferred stock, subject to regulatory approval. The
                                    Company intends to use the remaining proceeds to reduce
                                    indebtedness outstanding under the Company's revolving
                                    term loan. First Interstate expects the Trust Preferred
                                    Securities to qualify as Tier 1 capital under the
                                    capital guidelines of the Federal Reserve. See "Use of
                                    Proceeds."

                                  RISK FACTORS

    Prospective investors should carefully consider, among other things, the discussion of various factors under the heading "Risk Factors" beginning on page 11 hereof.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data has been derived from the audited and unaudited consolidated financial statements of the Company. See "Selected Consolidated Financial Data."

                                          SIX MONTHS ENDED
                                              JUNE 30,                      YEARS ENDED DECEMBER 31,
                                        --------------------  -----------------------------------------------------
                                          1997       1996       1996       1995       1994       1993       1992
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.......................  $  80,330  $  52,854  $ 117,925  $  98,970  $  80,230  $  77,154  $  78,707
Interest expense......................     34,373     22,551     50,019     41,946     28,451     27,078     31,989
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income...................     45,957     30,303     67,906     57,024     51,779     50,076     46,718
Provision for loan losses.............      2,281      1,152      3,844      1,629      1,344      1,345      1,630
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
  for loan losses.....................     43,676     29,151     64,062     55,395     50,435     48,731     45,088
Other operating income................     13,485     10,740     23,927     18,764     16,387     15,724     14,936
Other operating expenses..............     35,987     23,207     53,395     45,978     41,227     39,686     37,985
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes............     21,174     16,684     34,594     28,181     25,595     24,769     22,039
Provision for income taxes............      8,080      6,414     13,351     10,844      9,861      9,321      8,179
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income............................  $  13,094  $  10,270  $  21,243  $  17,337  $  15,734  $  15,448  $  13,860
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income applicable to common
  stock...............................  $  12,247  $  10,270  $  20,818  $  17,337  $  15,734  $  15,448  $  13,860
Net income per common share...........  $    1.54  $    1.31  $    2.64  $    2.21  $    2.00  $    1.96  $    1.74
Dividends per common share............  $    0.46  $    0.38  $    0.77  $    0.48  $    0.40  $    0.34  $    0.28
Weighted average common shares
  outstanding.........................  7,936,708  7,802,892  7,881,024  7,843,644  7,850,188  7,891,160  7,984,244
BALANCE SHEET DATA (AT PERIOD END):
Total assets..........................  $2,131,351 $1,350,478 $2,063,837 $1,351,215 $1,134,105 $1,097,469 $1,022,392
Loans.................................  1,475,852    940,248  1,375,479    870,378    751,518    667,385    607,125
Allowance for loan losses.............     28,757     15,406     27,797     15,171     13,726     13,373     12,965
Investment securities.................    396,931    247,317    403,571    258,737    251,745    249,754    226,821
Deposits..............................  1,673,035  1,082,487  1,679,424  1,099,069    939,857    936,793    900,465
Long-term debt........................     56,184     10,234     64,667     15,867      5,449      6,853      5,254
Stockholders' equity..................    153,925    115,547    146,061    109,366     95,272     84,163     71,852
OPERATING RATIOS:
Return on average assets..............       1.27%      1.55%      1.41%      1.39%      1.44%      1.50%      1.43%
Return on average common stockholders'
  equity..............................      18.94%     18.30%     17.84%     16.98%     17.64%     19.97%     20.43%
Net interest margin...................       5.11%      5.19%      5.15%      5.19%      5.34%      5.51%      5.45%
Net interest spread...................       4.46%      4.52%      4.47%      4.45%      4.76%      4.98%      4.87%
Ratio of earnings to fixed charges
  (1):
  Excluding interest on deposits......       4.85x     14.50x      8.74x      9.50x     12.34x     30.66x     20.25x
  Including interest on deposits......       1.59x      1.73x      1.68x      1.66x      1.87x      1.91x      1.69x
ASSET QUALITY RATIOS:
Non-performing assets to total loans
  and OREO (2)........................       0.95%      0.99%      1.20%      0.97%      0.94%      1.44%      2.84%
Allowance for loan losses to total
  loans...............................       1.95%      1.64%      2.02%      1.74%      1.83%      2.00%      2.14%
Allowance for loan losses to
  non-performing loans (3)............     223.42%    191.19%    185.10%    213.74%    259.62%    205.49%    104.09%
Net charge-offs to average loans......       0.09%      0.10%      0.17%      0.13%      0.14%      0.15%      0.15%
REGULATORY CAPITAL RATIOS:
Tier 1 capital to risk-weighted
  assets..............................       7.68%     10.48%      7.35%     10.40%     11.32%     10.96%      9.55%
Total capital to risk-weighted
  assets..............................      10.21%     11.73%      9.98%     11.65%     12.58%     12.22%     11.05%
Leverage ratio........................       5.72%      7.89%      5.28%      7.28%      8.12%      7.28%      6.60%

------------------------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996. Deposits include interest-bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December 31, 1996 were 5.89x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December 31, 1996 were 1.61x and 1.68x, respectively.
(2) For purposes of computing the ratio of non-performing assets to total loans and other real estate owned ("OREO"), non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, restructured debt and other real estate owned.
(3) For purposes of computing the ratio of allowance for loan losses to non-performing loans, non-performing loans include non-accrual loans, loans past due 90 days or more and still accruing and restructured debt.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING FACTORS IN CONNECTION WITH A DECISION TO PURCHASE THE TRUST PREFERRED SECURITIES.

RANKING OF FIRST INTERSTATE'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED
  DEBENTURES AND THE GUARANTEE

    All obligations of First Interstate under the Guarantee, the Junior Subordinated Debentures and other documents described herein are unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt (as defined herein), the amount of which is unlimited. At June 30, 1997, the aggregate outstanding Senior and Subordinated Debt was approximately $52.0 million. In addition, because First Interstate is a holding company, all obligations of First Interstate relating to the securities described herein will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Banks. As a holding company, the right of First Interstate to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of Trust Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that First Interstate may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of First Interstate relating to the Trust Preferred Securities will be effectively subordinated to all existing and future liabilities of the Banks and holders of the Trust Preferred Securities should look only to the assets of First Interstate, and not the Banks, for principal and interest payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior and Subordinated Debt, that may be incurred by First Interstate or the Banks. Further, there is no limitation on First Interstate's ability to issue additional debentures of like tenor with the Junior Subordinated Debentures in connection with any further offerings of cumulative trust preferred securities and such additional debentures would rank PARI PASSU with the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Subordination" and "Description of Guarantee-- Status of the Guarantee."

DEPENDENCE ON DIVIDENDS AND INTEREST PAYMENTS FROM THE BANKS

    The ability of FIB Capital to pay amounts due on the Trust Preferred Securities is solely dependent upon First Interstate making payments on the Junior Subordinated Debentures as and when required. As a holding company without significant assets other than its equity interest in the Banks, First Interstate's ability to pay interest on the Junior Subordinated Debentures to FIB Capital (and consequently FIB Capital's ability to pay Distributions on the Trust Preferred Securities and First Interstate's ability to pay its obligations under the Guarantee) depends in large part upon the cash dividends First Interstate receives from the Banks. Dividend payments from the Banks are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the respective Banks. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the Banks. Payment of dividends by the Banks is also subject to each respective Bank's profitability, financial condition and capital expenditures and other cash flow requirements. No assurance can be given that the Banks will be able to pay dividends at past levels, or at all, in the future. See "Regulation and Supervision."

OPTION TO DEFER INTEREST PAYMENT PERIOD; TAX CONSEQUENCES OF A DEFERRAL OF
  INTEREST PAYMENTS

    So long as no Debenture Event of Default has occurred and is continuing, First Interstate has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for an Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly

Distributions on the Trust Preferred Securities by FIB Capital will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate
of   % per annum, compounded quarterly, from the relevant payment date for such
Distributions, to the extent permitted by applicable law) during any such Extension Period. During any such Extension Period, First Interstate will be prohibited from making certain payments or distributions with respect to First Interstate's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of First Interstate that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures. However, First Interstate will not be restricted from (i) paying dividends or distributions in common stock of First Interstate, (ii) redeeming rights or taking certain other actions under a stockholders' rights plan, (iii) making payments under the Guarantee, or (iv) making purchases of common stock related to the issuance of common stock or rights under any of First Interstate's benefit plans for its directors, officers or employees. Further, during an Extension Period, First Interstate would have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any Extension Period, First Interstate may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual
rate of   %, compounded quarterly, to the extent permitted by applicable law),
First Interstate may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that First Interstate may elect to begin an Extension Period prior to the Stated Maturity. See "Description of the Trust Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period."

    Because First Interstate believes the likelihood of it exercising its option to defer payments of interest is remote, the Junior Subordinated Debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If First Interstate exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax (and possibly other) purposes in advance of the receipt of cash. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." First Interstate has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should First Interstate elect to exercise its right to defer payments of interest in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold the Trust Preferred Securities.

TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION OR CAPITAL TREATMENT
  EVENT REDEMPTION

    Upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before
or after            , 2002), First Interstate has the right, if certain
conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and therefore cause a mandatory redemption of the Trust Preferred Securities. The exercise of such right is subject to First Interstate having received prior approval of the Federal Reserve to do so if then required under applicable guidelines or policies of the Federal Reserve. See "Description of the Trust Preferred Securities--Redemption."

    A "Tax Event" means the receipt by First Interstate and FIB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (i) FIB Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by First Interstate on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by First Interstate, in whole or in part, for United States federal income tax purposes, or (iii) FIB Capital is, or will be within 90 days of the date of the opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges.

    An "Investment Company Event" means the receipt by First Interstate and FIB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, FIB Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the original issuance of the Trust Preferred Securities.

    A "Capital Treatment Event" means the reasonable determination by First Interstate that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk of impairment of First Interstate's ability to treat the Trust Preferred Securities (or any substantial portion thereof) as "Tier 1 capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to First Interstate.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    Congress and the Clinton Administration have from time to time considered proposals that would deny an issuer a deduction for United States income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. Such proposals have been considered in connection with recent legislation, including the recently enacted Taxpayer Relief Act of 1997 (the "Relief Act"). Although no such proposals have been included in the final provisions of recent legislation, including the Relief Act, there can be no assurance that future legislation will not adversely affect the tax treatment of the Junior Subordinated Debentures, potentially on a retroactive basis. Such a change would give rise to a Tax Event which may permit First Interstate, subject to approval of the Federal Reserve, to cause a redemption of the Trust Preferred Securities by electing to prepay the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities--Redemption," "Description of Junior Subordinated Debentures--Redemption," and "Certain Federal Income Tax Consequences."

POSSIBLE DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST
  PREFERRED SECURITIES

    First Interstate will have the right at any time to terminate FIB Capital and, after satisfaction of liabilities to creditors of FIB Capital as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of FIB Capital. The exercise of such right is subject to First Interstate having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of FIB Capital and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities--Liquidation Distribution upon Termination" and "Description of Junior Subordinated Debentures."

    Under current United States federal income tax law and interpretations and assuming, as expected, FIB Capital is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of FIB Capital should not be a taxable event to holders of the Trust Preferred Securities. However, if a Tax Event were to occur which would cause FIB Capital to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by FIB Capital could be a taxable event to FIB Capital and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

LIMITED TRADING MARKET; MARKET PRICES

    The Company does not intend to list the Trust Preferred Securities on any securities exchange or include them for quotation on The Nasdaq Stock Market. There is no existing public market for the Trust Preferred Securities, and there can be no assurance that an active or liquid trading market for the Trust Preferred Securities will develop following this offering, or that, if such a market does develop, it will continue. Although the Underwriters have informed FIB Capital and the Company that the Underwriters intend to make a market in the Trust Preferred Securities offered hereby, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Trust Preferred Securities. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company and the market for similar securities. As a result of the existence of First Interstate's right to defer interest payments on or, subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if First Interstate exercises its right to terminate FIB Capital. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of FIB Capital, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

    First Interstate will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust Preferred Securities to be redeemed on such earlier date. The exercise of such right is subject to First Interstate having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures-- Redemption."

LIMITATIONS ON DIRECT ACTIONS AGAINST FIRST INTERSTATE AND ON RIGHTS UNDER THE
  GUARANTEE

    The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by FIB Capital: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that FIB Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that FIB Capital has funds on hand available therefor at such time and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of FIB Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that FIB Capital has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of FIB Capital remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of FIB Capital as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee (as defined herein), in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against First Interstate to enforce its rights under the Guarantee without first instituting a legal proceeding against FIB Capital, the Guarantee Trustee or any other person or entity. If First Interstate were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, FIB Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of First Interstate to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Trust Preferred Securities may institute a legal proceeding directly against First Interstate for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, First Interstate will have a right of set-off under the Indenture to the extent of any payment made by First Interstate to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture.

LIMITED COVENANTS

    The covenants in the Indenture are limited and there are no covenants relating to First Interstate in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in First Interstate's or the Banks' financial condition or results of operations or limits the ability of First Interstate or any Subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether First Interstate will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

    Holders of Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities, the dissolution, winding-up or liquidation of FIB Capital and the exercise of FIB Capital's rights as holder of the Junior Subordinated Debentures. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee as such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and First Interstate may amend the Trust Agreement without the consent of holders of Trust Preferred Securities to ensure that FIB Capital will be classified for United States federal income tax purposes as a grantor trust or to ensure that FIB Capital will not be required to register as an "investment company," even if such action adversely affects the interests of such holders. See "Description of Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

ABILITY OF THE COMPANY TO EXECUTE ITS BUSINESS STRATEGY

    The financial performance and profitability of the Company will depend on its ability to execute its business strategy and manage its possible future growth. Although the Company believes that it has substantially integrated the recently acquired banks into the Company's operations, there can be no assurance that unforeseen issues relating to the assimilation or prior operations of these banks, including the emergence of any material undisclosed liabilities in excess of the Company's indemnification rights, will not materially adversely affect the Company. In addition, any future acquisitions or other possible future growth may present operating and other problems that could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's financial performance will also depend on the Company's ability to maintain profitable operations through implementation of its Strategic Vision. Moreover, the Company's future performance is subject to a number of factors beyond its control, including pending and future federal and state banking legislation, regulatory changes, unforeseen litigation outcomes, inflation, lending and deposit rate changes, interest rate fluctuations, increased competition and economic conditions. Accordingly, there can be no assurance that the Company will be able to continue the growth or maintain the level of profitability it has recently experienced.

INTEREST RATE RISK

    Banking companies' earnings depend largely on the relationship between the yield on earning assets, primarily loans and investments, and the cost of funds, primarily deposits and borrowings. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities and the level of non-performing assets. Fluctuations in interest rates affect the demand of customers for the Company's products and services. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than its interest-earning assets. Significant fluctuations in interest rates could have a material adverse effect on the Company's business, financial condition and results of operations.

ECONOMIC CONDITIONS; LIMITED GEOGRAPHIC DIVERSIFICATION

    The Company's operations are located in Montana and Wyoming. As a result of the geographic concentration of its operations, the Company's results depend largely upon economic conditions in these areas. The Company believes the primary industries in Montana and Wyoming include agriculture, energy, mining, timber processing, tourism, government services, education and medical services. A deterioration in economic conditions in the Company's market areas could adversely impact the quality of the

Company's loan portfolio and the demand for its products and services, and accordingly, could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION AND MONETARY POLICY

    The Company and the banking industry are subject to extensive regulation and supervision under federal and state laws and regulations. The restrictions imposed by such laws and regulations limit the manner in which the Company conducts its banking business, undertakes new investments and activities and obtains financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers and not to benefit holders of the Company's securities. Financial institution regulation has been the subject of significant legislation in recent years and may be the subject of further significant legislation in the future, none of which is in the control of the Company. Significant new laws or changes in, or repeals of, existing laws could have a material adverse effect on the Company's business, financial condition and results of operations. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Company, and any unfavorable change in these conditions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation and Supervision."

COMPETITION

    The banking and financial services business in both Montana and Wyoming is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. The Banks compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial services providers. Several of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Banks. Moreover, the Riegal-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Banking and Branching Act") has increased competition in the Banks' markets, particularly from larger, multi-state banks. There can be no assurance that the Company will be able to compete effectively in its markets. Furthermore, developments increasing the nature or level of competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition" and "Regulation and Supervision."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent on the management skills of its existing executive officers and directors, many of whom have held officer and director positions with the Company for many years. The loss or unavailability of any of its key executives, including Homer A. Scott, Jr., Chairman of the Board, Thomas W. Scott, President and Chief Executive Officer or Terrill R. Moore, Senior Vice President, Chief Financial Officer and Secretary, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

CONTROL BY AFFILIATES

    The directors and executive officers of the Company beneficially own approximately 67% of the outstanding common stock of the Company. Many of these directors and executive officers are members of the Scott family, which collectively owns approximately 82% of the outstanding common stock. By virtue of such ownership, these affiliates are able to control the election of directors and the determination of the Company's business, including transactions involving any merger, share exchange, sale of assets outside the ordinary course of business and dissolution. Such affiliates are also able to control decisions affecting the Trust Preferred Securities, including the possible deferral of quarterly Distributions during an Extension

Period. See "Description of First Interstate Capital Stock" and "Security Ownership of Certain Beneficial Owners and Management."

ASSET QUALITY

    A significant source of risk for the Company arises from the possibility that losses will be sustained by the Banks because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Company has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to mitigate this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Company's credit portfolio. Such policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Lending Activities."

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expected expansion of the Company's business; and other factors referenced in this Prospectus, including, without limitation, under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

    All of the proceeds from the sale of Trust Preferred Securities will be invested by FIB Capital in the Junior Subordinated Debentures. First Interstate intends to use $20.0 million of the proceeds from the sale of the Junior Subordinated Debentures to FIB Capital to redeem the Company's outstanding noncumulative perpetual preferred stock. The redemption is subject to regulatory approval which the Company expects to obtain. The preferred stock provides for cash dividends at the current annual rate of 8.53%. The Company intends to use the remaining proceeds to reduce indebtedness outstanding under the Company's revolving term loan. The loan bears interest at variable rates (7.55% weighted average rate as of June 30, 1997), expires in December 2003, and is secured by all of the outstanding capital stock of the Banks. As of June 30, 1997, the amount outstanding under the revolving term loan was $31.2 million, with an additional $8.8 million in borrowing capacity available thereunder. The Company intends to use cash on hand to pay all underwriting commissions and offering expenses, which are estimated to be approximately $1.9 million in the aggregate. See "Management's Discussion And Analysis of Financial Condition and Results of Operations--Financial Condition" and "Description of First Interstate Capital Stock--Preferred Stock."

    First Interstate is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that certain qualifying amounts of cumulative preferred securities having the characteristics of the Trust Preferred Securities could be included as Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the Company's ability to deduct, for federal income tax purposes, interest payable on the Junior Subordinated Debentures, will provide First Interstate with a cost-effective means of obtaining capital for bank regulatory purposes.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, FIB Capital will be treated as a subsidiary of First Interstate and, accordingly, the accounts of FIB Capital will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as an expense in the consolidated statements of operations.

    Future reports of the Company filed under the Securities Exchange Act of 1934, as amended ("the Exchange Act"), will include a footnote to the financial statements stating that (i) FIB Capital is wholly-owned, (ii) the sole assets of FIB Capital are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures) and (iii) the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by First Interstate of the obligations of FIB Capital under the Trust Preferred Securities. FIB Capital will not provide separate reports under the Exchange Act.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to give effect to the issuance of the Trust Preferred Securities by FIB Capital offered hereby and the intended application of the proceeds therefrom. See "Use of Proceeds."

                                                                                              JUNE 30, 1997
                                                                                          ----------------------
                                                                                                          AS
                                                                                            ACTUAL     ADJUSTED
                                                                                          ----------  ----------
                                                                                          (DOLLARS IN THOUSANDS)
Long-term debt..........................................................................  $   56,184(1) $   36,184
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust
  holding solely junior subordinated debentures(2)......................................          --      40,000
Stockholders' equity:...................................................................
  Preferred stock, no par value: 100,000 shares authorized, 20,000 outstanding..........      20,000           0
  Common stock, no par value: 20,000,000 shares authorized, 7,888,644 outstanding.......       8,350       8,350
  Unrealized gain on securities, available for sale, net................................         370         370
  Retained earnings.....................................................................     125,205     125,205
                                                                                          ----------  ----------
      Total stockholders' equity........................................................     153,925     133,925
                                                                                          ----------  ----------
Total capitalization....................................................................  $  210,109  $  210,109
                                                                                          ----------  ----------
                                                                                          ----------  ----------

------------------------

(1) Includes approximately $52.0 million in Senior and Subordinated Debt and $4.2 million in indebtedness of a subsidiary Bank.

(2) The subsidiary trust is FIB Capital, which will hold the Junior Subordinated Debentures as its sole asset. The Trust Preferred Securities are issued by FIB Capital. The sole assets of FIB Capital will consist of the $41,237,125 aggregate principal amount of Junior Subordinated Debentures issued by First Interstate to FIB Capital. The Junior Subordinated Debentures will bear
    interest at the rate of    % per annum and will mature on           , 2027
    which date may be shortened to a date not earlier than           , 2002 if
    certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of First Interstate, subject to any required prior approval of the Federal Reserve, (i) on or after
              , 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event. See "Description of Junior Subordinated Debentures--Redemption." First Interstate owns all of the Common Securities of FIB Capital.

                           REGULATORY CAPITAL RATIOS

    The following table sets forth the consolidated capital ratios of the Company at June 30, 1997, and as adjusted to give effect to the issuance of the Trust Preferred Securities by FIB Capital offered hereby and the intended application of the proceeds therefrom. See "Use of Proceeds."

                                                                              JUNE 30, 1997
                                                                           --------------------
                                                                                         AS
                                                                            ACTUAL    ADJUSTED
                                                                           ---------  ---------
Tier 1 risk-based capital................................................      7.68%      8.92%
Total risk-based capital.................................................     10.21%     11.45%
Leverage ratio...........................................................      5.72%      6.65%

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data with respect to the Company's consolidated financial position as of December 31, 1996, and 1995 and its results of operations for the fiscal years ended December 31, 1996, 1995, and 1994, has been derived from the consolidated financial statements of the Company appearing elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and such consolidated financial statements, including the notes thereto. The selected consolidated financial data with respect to the Company's consolidated financial position as of December 31, 1994, 1993, and 1992, and its results of operations for the fiscal years ended December 31, 1993, and 1992, has been derived from the audited consolidated financial statements of the Company, which are not presented herein. The selected consolidated financial data with respect to the Company's consolidated financial position as of June 30, 1997, and 1996, and its results of operations for the six-month periods ended June 30, 1997, and 1996, has been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of the financial position and results of operations for such periods. The results for the six months ended June 30, 1997, are not necessarily indicative of the results to be expected for the entire year.

                                                        SIX MONTHS
                                                          ENDED
                                                         JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income..................................  $  80,330  $  52,854  $ 117,925  $  98,970  $  80,230  $  77,154  $  78,707
Interest expense.................................     34,373     22,551     50,019     41,946     28,451     27,078     31,989
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income..............................     45,957     30,303     67,906     57,024     51,779     50,076     46,718
Provision for loan losses........................      2,281      1,152      3,844      1,629      1,344      1,345      1,630
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan
  losses.........................................     43,676     29,151     64,062     55,395     50,435     48,731     45,088
Other operating income...........................     13,485     10,740     23,927     18,764     16,387     15,724     14,936
Other operating expenses.........................     35,987     23,207     53,395     45,978     41,227     39,686     37,985
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................     21,174     16,684     34,594     28,181     25,595     24,769     22,039
Provision for income taxes.......................      8,080      6,414     13,351     10,844      9,861      9,321      8,179
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.......................................  $  13,094  $  10,270  $  21,243  $  17,337  $  15,734  $  15,448  $  13,860
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income applicable to common stock............  $  12,247  $  10,270  $  20,818  $  17,337  $  15,734  $  15,448  $  13,860
Net income per common share......................  $    1.54  $    1.31  $    2.64  $    2.21  $    2.00  $    1.96  $    1.74
Dividends per common share.......................  $    0.46  $    0.38  $    0.77  $    0.48  $    0.40  $    0.34  $    0.28
Weighted average common shares outstanding.......  7,936,708  7,802,892  7,881,024  7,843,644  7,850,188  7,891,160  7,984,244

BALANCE SHEET DATA (AT PERIOD END):
Total assets.....................................  $2,131,351 $1,350,478 $2,063,837 $1,351,215 $1,134,105 $1,097,469 $1,022,392
Loans............................................  1,475,852    940,248  1,375,479    870,378    751,518    667,385    607,125
Allowance for loan losses........................     28,757     15,406     27,797     15,171     13,726     13,373     12,965
Investment securities............................    396,931    247,317    403,571    258,737    251,745    249,754    226,821
Deposits.........................................  1,673,035  1,082,487  1,679,424  1,099,069    939,857    936,793    900,465
Long-term debt...................................     56,184     10,234     64,667     15,867      5,449      6,853      5,254
Stockholders' equity.............................    153,925    115,547    146,061    109,366     95,272     84,163     71,852

                                                                                                      (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)
                                                        SIX MONTHS
                                                          ENDED
                                                         JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                   --------------------  -----------------------------------------------------
                                                     1997       1996       1996       1995       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING RATIOS:
Return on average assets.........................      1.27%      1.55%      1.41%      1.39%      1.44%      1.50%      1.43%
Return on average common stockholders' equity....     18.94%     18.30%     17.84%     16.98%     17.64%     19.97%     20.43%
Average stockholders' equity to average assets...      7.24%      8.48%      8.08%      8.20%      8.15%      7.52%      6.98%
Net interest margin..............................      5.11%      5.19%      5.15%      5.19%      5.34%      5.51%      5.45%
Net interest spread..............................      4.46%      4.52%      4.47%      4.45%      4.76%      4.98%      4.87%
Common stock dividend payout ratio(1)............     29.87%     29.01%     29.17%     21.72%     20.00%     17.35%     16.09%
Ratio of earnings to fixed charges(2):
  Excluding interest on deposits.................      4.85x     14.50x      8.74x      9.50x     12.34x     30.66x     20.25x
  Including interest on deposits.................      1.59x      1.73x      1.68x      1.66x      1.87x      1.91x      1.69x

ASSET QUALITY RATIOS:
Non-performing assets to total loans and
  OREO(3)........................................      0.95%      0.99%      1.20%      0.97%      0.94%      1.44%      2.84%
Allowance for loan losses to total loans.........      1.95%      1.64%      2.02%      1.74%      1.83%      2.00%      2.14%
Allowance for loan losses to non-performing
  loans(4).......................................    223.42%    191.19%    185.10%    213.74%    259.62%    205.49%    104.09%
Net charge-offs to average loans.................      0.09%      0.10%      0.17%      0.13%      0.14%      0.15%      0.15%

REGULATORY CAPITAL RATIOS:
Tier 1 capital to risk-weighted assets...........      7.68%     10.48%      7.35%     10.40%     11.32%     10.96%      9.55%
Total capital to risk-weighted assets............     10.21%     11.73%      9.98%     11.65%     12.58%     12.22%     11.05%
Leverage ratio...................................      5.72%      7.89%      5.28%      7.28%      8.12%      7.28%      6.60%

------------------------------

(1) Dividends per common share divided by net income per common share.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996. Deposits include interest-bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December 31, 1996 were 5.89x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the six months ended June 30, 1997 and the year ended December 31, 1996 were 1.61x and 1.68x, respectively.

(3) For purposes of computing the ratio of non-performing assets to total loans and OREO, non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, restructured debt and other real estate owned.

(4) For purposes of computing the ratio of allowance for loan losses to non-performing loans, non-performing loans include non-accrual loans, loans past due 90 days or more and still accruing and restructured debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Consolidated Financial Data" and the Company's consolidated financial statements, including the notes thereto, and other financial data appearing elsewhere in this Prospectus. Certain statements included in the following discussion constitute "forward-looking statements" which involve various risks and uncertainties. The Company's actual results may differ significantly from those anticipated in such forward-looking statements. Factors that might cause such a difference include, without limitation, the ability of the Company to execute its business strategy, interest rate risk, economic conditions, government regulation, competition and asset quality. For additional information concerning these and other factors, see "Risk Factors."

    The Company, through the Banks, operates 31 banking offices in 23 communities throughout Montana and Wyoming. The Company's income is derived primarily from the net interest income and other operating income generated by the Banks. Net interest income consists of the excess of interest income, received primarily on customer loans and investment securities, over interest expense, paid principally on customer deposits and indebtedness. Other operating income primarily includes service charges on deposit accounts, data processing fees and income from fiduciary activities.

    The Company has continued to increase earnings during the periods reported herein while expanding its operations. A majority of the Company's growth in recent years has resulted from acquisitions of other banks. In October 1996, the Company acquired First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A., which collectively included six branch banks (the "FIB Banks"). In December 1996, the Company acquired Mountain Bank of Whitefish ("FIB Whitefish"), which included two branch locations. Immediately prior to the acquisitions, the FIB Banks had assets of $553.2 million and deposits of $423.9 million, and FIB Whitefish had assets of $66.9 million and deposits of $54.4 million. Prior to the acquisition, the FIB Banks were operated as branch locations without independent administrative support, data processing and other required services. In connection with the acquisition, the Company increased its staffing at both the holding company and branch levels to provide the administrative, data processing and other operational support to facilitate integration and operation of such banks.

    The acquisitions of the FIB Banks and FIB Whitefish (collectively, the "Acquired Banks") were accounted for under the purchase method of accounting. Amortization of goodwill resulting from such acquisitions total approximately $2.1 million annually. The Company believes that the Acquired Banks have been substantially integrated into the Company's operations.

RESULTS OF OPERATIONS

    The Company's increased earnings and expansion of operations have been effected through a successful combination of acquisitions and internal growth. The internal growth experienced by the Company is reflected by an increased volume of customer loans and deposits, without giving effect to such acquisitions. The Company's internal growth has largely been accomplished through its effective offering and promotion of competitively priced products and services. See "Business--Growth Strategy." Net income increased 27.5% to $13.1 million for the six months ended June 30, 1997 from $10.3 million for the six months ended June 30, 1996. This increase resulted equally from internal growth and earnings provided by the Acquired Banks. Without giving effect to the Acquired Banks, management estimates that net income for the six months ended June 30, 1997 would have been approximately $10.9 million. Net income increased 22.5% to $21.2 million in 1996 from $17.3 million in 1995, due principally to internal growth.

    Net income increased 10.2% to $17.3 million in 1995 from $15.7 million in 1994. In 1995, the Company acquired Citizens BancShares, Inc. and First Park County Bancshares, Inc. (collectively, the "Citizens and First Park Banks"), which occurred in January and May, respectively, of such year. These banks had aggregate assets of $102.9 million and aggregate deposits of $82.9 million immediately prior to the acquisitions. The increase in the Company's net income in 1995 from 1994 was due primarily to internal growth, together with earnings resulting from the acquisitions of the Citizens and First Park Banks.

    NET INTEREST INCOME

    Net interest income is the largest source of the Company's operating income. As discussed above, net interest income is derived from interest, dividends and fees received from interest-earning assets, less interest expense incurred on interest-bearing liabilities. Interest earning assets primarily include loans and investment securities. Interest-bearing liabilities primarily include deposits and various forms of indebtedness.

    For the six months ended June 30, 1997, net interest income increased 51.7% to $46.0 million from $30.3 million for the corresponding period in 1996. This increase resulted primarily from the incremental net interest income provided by the Acquired Banks. Without giving effect to the Acquired Banks, management estimates the net interest income for the six months ended June 30, 1997 would have been approximately $34.0 million.

    Net interest income increased 19.1% to $67.9 million in 1996 from $57.0 million in 1995. This increase resulted primarily from the Acquired Banks and from a higher volume of loans due to internal growth. Net interest income provided by the Acquired Banks in 1996 was approximately $5.3 million.

    In 1995, net interest income increased 10.1% to $57.0 million from $51.8 million in 1994. Of the increase, approximately $3.2 million was related to net interest income generated by the Citizen and First Park Banks. The balance of the increase was derived principally from internal expansion of loans and deposits.

    The following table presents, for the periods indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets, and interest expense and rates paid on average interest-bearing liabilities. Average balances are averaged daily balances.

                                                                                        YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------
                                                  SIX MONTHS ENDED
                                                    JUNE 30, 1997                           1996                   1995
                                         -----------------------------------  ---------------------------------  ---------
                                          AVERAGE                  AVERAGE     AVERAGE                AVERAGE     AVERAGE
                                          BALANCE    INTEREST    YIELD/ RATE   BALANCE   INTEREST   YIELD/ RATE   BALANCE
                                         ---------  -----------  -----------  ---------  ---------  -----------  ---------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1).............................  $1,412,513  $  68,339         9.76%  $1,014,901 $ 100,039        9.86%  $ 837,288
  U.S. and agencies securities.........    343,244      10,021         5.89%    244,314     13,951        5.71%    199,750
  Federal funds sold...................     25,753         711         5.57%     25,462      1,342        5.27%     36,665
  Other securities.....................     24,127         741         6.19%     21,868      1,392        6.37%     13,904
  Tax exempt securities(2).............     20,447         826         8.15%     19,100      1,575        8.25%     15,704
  Interest-bearing deposits in banks...      3,517          97         5.56%      6,555        376        5.74%      6,276
                                         ---------  -----------               ---------  ---------               ---------
      Total interest-earning assets....  1,829,601      80,735         8.90%  1,332,200    118,675        8.91%  1,109,587
Noninterest-earning assets.............    233,537                              173,888                            134,912
                                         ---------                            ---------                          ---------
      Total assets.....................  $2,063,138                           $1,506,088                         $1,244,499
                                         ---------                            ---------                          ---------
                                         ---------                            ---------                          ---------
Interest-bearing liabilities:
  Demand deposits......................  $ 260,648       2,226         1.72%  $ 210,153      4,489        2.14%  $ 171,933
  Savings deposits.....................    447,994       8,353         3.76%    301,003     11,305        3.76%    264,198
  Time deposits........................    604,888      16,891         5.63%    464,712     26,328        5.67%    380,117
  Borrowings(3)........................    183,937       4,415         4.84%    126,135      5,869        4.65%     97,799
  Long-term debt.......................     63,087       2,488         7.95%     23,760      2,028        8.54%     13,147
                                         ---------  -----------               ---------  ---------               ---------
      Total interest-bearing
        liabilities....................  1,560,554      34,373         4.44%  1,125,763     50,019        4.44%    927,194
                                         ---------  -----------               ---------  ---------               ---------
Noninterest-bearing deposits...........    331,652                              242,117                            203,258
Other noninterest-bearing
  liabilities..........................     21,614                               16,487                             11,961
Stockholders' equity...................    149,318                              121,721                            102,086
                                         ---------                            ---------                          ---------
      Total liabilities and
        stockholders' equity...........  $2,063,138                           $1,506,088                         $1,244,499
                                         ---------                            ---------                          ---------
                                         ---------                            ---------                          ---------
Net interest income....................                 46,362                              68,656
Interest rate spread...................                                4.46%                              4.47%
Contribution of interest free funds....                                0.65%                              0.68%
Net yield on interest-earnings
  assets(4)............................                                5.11%                              5.15%
Less FTE adjustments...................                    405                                 750
                                                    -----------                          ---------
Net interest income per consolidated
  statements of income.................              $  45,957                           $  67,906
                                                    -----------                          ---------
                                                    -----------                          ---------


                                                                                  1994
                                                                   -----------------------------------
                                                        AVERAGE     AVERAGE                  AVERAGE
                                          INTEREST    YIELD/ RATE   BALANCE    INTEREST    YIELD/ RATE
                                         -----------  -----------  ---------  -----------  -----------

Interest-earning assets:
  Loans(1).............................   $  83,735        10.00%  $ 705,690   $  65,936         9.34%
  U.S. and agencies securities.........      11,278         5.65%    218,012      11,853         5.44%
  Federal funds sold...................       2,095         5.71%     27,994       1,193         4.26%
  Other securities.....................         864         6.21%     12,599         926         7.35%
  Tax exempt securities(2).............       1,230         7.83%      8,133         522         6.42%
  Interest-bearing deposits in banks...         372         5.93%      3,381         149         4.41%
                                         -----------
      Total interest-earning assets....      99,574         8.97%    975,809      80,579         8.26%
Noninterest-earning assets.............                              118,606
                                                                   ---------
      Total assets.....................                            $1,094,415
                                                                   ---------
                                                                   ---------
Interest-bearing liabilities:
  Demand deposits......................       4,248         2.47%  $ 163,318       3,487         2.14%
  Savings deposits.....................       9,917         3.75%    265,521       8,071         3.04%
  Time deposits........................      21,733         5.72%    306,064      13,688         4.47%
  Borrowings(3)........................       4,866         4.98%     72,367       2,691         3.72%
  Long-term debt.......................       1,182         8.99%      6,195         514         8.30%
                                         -----------               ---------  -----------
      Total interest-bearing
        liabilities....................      41,946         4.52%    813,465      28,451         3.50%
                                         -----------               ---------  -----------
Noninterest-bearing deposits...........                              181,885
Other noninterest-bearing
  liabilities..........................                                9,855
Stockholders' equity...................                               89,210
                                                                   ---------
      Total liabilities and
        stockholders' equity...........                            $1,094,415
                                                                   ---------
                                                                   ---------
Net interest income....................      57,628                               52,128
Interest rate spread...................                     4.45%                                4.76%
Contribution of interest free funds....                     0.74%                                0.58%
Net yield on interest-earnings
  assets(4)............................                     5.19%                                5.34%
Less FTE adjustments...................         604                                  349
                                         -----------                          -----------
Net interest income per consolidated
  statements of income.................   $  57,024                            $  51,779
                                         -----------                          -----------
                                         -----------                          -----------

------------------------------

(1) Average loan balances include non-accrual loans. Loan fees included in interest income were $3.1 million, $5.0 million, $4.1 million, and $4.2 million for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

(2) Interest income and average rates for tax exempt securities are presented on a fully-taxable equivalent basis.

(3) Includes interest on Federal funds purchased, securities sold under repurchase agreements and other borrowed funds. Excludes long-term debt.

(4) Net yield on interest-earning assets during the period equals (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

    The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of loans, investment securities and other interest-earning assets, compared to the volume of interest-bearing deposits and indebtedness, combined with the spread, produces the changes in the net interest income between periods.

    The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from estimated changes in average asset and liability balances (volume) and estimated changes in average interest rates (rate). Changes which are not due solely to volume or rate have been allocated to these categories based on the respective percent changes in average volume and average rate as they compare to each other.

                                                                                                                YEAR ENDED
                                                SIX MONTHS ENDED                    YEAR ENDED              DECEMBER 31, 1995
                                                  JUNE 30, 1997                  DECEMBER 31, 1996            COMPARED WITH
                                                  COMPARED WITH                    COMPARED WITH            DECEMBER 31, 1994
                                                  JUNE 30, 1996                  DECEMBER 31, 1995              FAVORABLE
                                             FAVORABLE (UNFAVORABLE)          FAVORABLE (UNFAVORABLE)         (UNFAVORABLE)
                                         -------------------------------  -------------------------------  --------------------
                                          VOLUME      RATE        NET      VOLUME      RATE        NET      VOLUME      RATE
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans................................  $  25,613  $  (1,980) $  23,633  $  17,761  $  (1,457) $  16,304  $  12,291  $   5,509
  U.S. and agencies securities.........      3,404        353      3,757      2,518        155      2,673       (993)       418
  Federal funds sold...................        177        (66)       111       (640)      (113)      (753)       369        533
  Other securities.....................         93        (19)        74        495         33        528         96       (158)
  Tax exempt securities(1).............         30         (1)        29        266        (67)       199        486        (34)
  Interest-bearing deposits in banks...       (127)        (1)      (128)        17        (13)         4        128         95
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total interest income............     29,190     (1,714)    27,476     20,417     (1,462)    18,955     12,377      6,363
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest-bearing liabilities:
  Demand deposits......................        915       (660)       255        944       (703)       241        184        577
  Savings deposits.....................      3,530       (205)     3,325      1,469        (81)     1,388        (23)     1,869
  Time deposits........................      4,997       (563)     4,434      4,647        (52)     4,595      3,320      4,725
  Borrowings(2)........................      1,890        (19)     1,909      1,318       (315)     1,003      1,267        908
  Long-term debt.......................      1,941        (42)     1,899        906        (60)       846        625         43
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total interest expense...........     13,273     (1,451)    11,822      9,284     (1,211)     8,073      5,373      8,122
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in net interest
  income...............................  $  15,917  $    (263) $  15,654  $  11,133  $    (251) $  10,882  $   7,004  $  (1,759)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                            NET
                                         ---------

Interest-earning assets:
  Loans................................  $  17,800
  U.S. and agencies securities.........       (575)
  Federal funds sold...................        902
  Other securities.....................        (62)
  Tax exempt securities(1).............        452
  Interest-bearing deposits in banks...        223
                                         ---------
      Total interest income............     18,740
                                         ---------
Interest-bearing liabilities:
  Demand deposits......................        761
  Savings deposits.....................      1,846
  Time deposits........................      8,045
  Borrowings(2)........................      2,175
  Long-term debt.......................        668
                                         ---------
      Total interest expense...........     13,495
                                         ---------
Increase (decrease) in net interest
  income...............................  $   5,245
                                         ---------
                                         ---------

------------------------------

(1) Interest income and average rates for tax exempt securities are presented on a fully-taxable equivalent basis.

(2) Includes interest on Federal funds purchased, securities sold under repurchase agreements and other borrowed funds. Excludes long-term debt.

    Interest income increased 52.0% to $80.3 million for the six months ended June 30, 1997 from $52.9 million for the comparable period in 1996. This increase was due primarily to the significant increase in loans, the Company's highest yielding asset. Loan volume increases resulted principally from the Acquired Banks. Without taking into account the Acquired Banks, interest income for the six months ended June 30, 1997 would have been approximately $57.0 million. This increase generally reflects a higher volume of loans processed as a result of the Company's promotional and customer development activities. The yield on average interest-earning assets for the first half of 1997 was 8.90% compared to 9.01% for the first half of 1996.

    In 1996, interest income increased 19.2% to $117.9 million from $99.0 million in 1995. This increase resulted primarily from the Acquired Banks, offset by a slight decrease of six basis points in the yield on average interest-earning assets from 8.97% in 1995 to 8.91% in 1996.

    Interest income increased 23.4% to $99.0 million in 1995 from $80.2 million in 1994. This increase resulted primarily from the acquisitions of the Citizens and First Park Banks and from internal growth reflected in a greater volume of customer loans. In addition, the yield on average interest-earning assets increased 71 basis points to 8.97% in 1995 from 8.26% in 1994.

    Customer loan fees, included in interest income, increased 20.7% to $3.1 million in the first half of 1997 from $2.6 million in the first half of 1996. Loan fees related to the Acquired Banks for the six months ended June 30, 1997 were approximately $701,000. Loan fees increased 23.5% to $5.0 million in 1996 from $4.1 million in 1995. Loan fees decreased 3.4% to $4.1 million in 1995 from $4.2 million in 1994. Customer loan fees included in 1996 and 1995 that resulted from bank acquisitions were $136,000 and $131,000, respectively. The decline in customer loan fees in 1995 was principally the result of reduced real estate loan processing in the first half of 1995. However, new real estate loans and refinancing of existing loans rebounded in the last half of 1995 and continued through 1996 resulting in an increase in real estate loan fees of $402,000 in 1996 (of which only $31,000 was related to bank acquisitions). Loan fees for other categories of loans also increased in 1996 from 1995. Agricultural loan fees increased $33,000, of which $10,000 was related to bank acquisitions. The most significant increases, however, were in commercial and consumer loan fees which contributed over half the overall increase in loan fees from 1995 to 1996.

    Interest expense increased 52.4% to $34.4 million for the six months ended June 30, 1997 from $22.6 million for the comparable period in 1996. This increase was due primarily to the customer deposits and indebtedness incurred in connection with the Acquired Banks. Without the Acquired Banks, interest expense would have increased approximately $1.2 million due to higher levels of interest bearing liabilities associated with internal growth. The rate on average interest-bearing liabilities of 4.44% in the first half of 1997 decreased 11 basis points from 4.55% for the first six months of 1996.

    In 1996, interest expense increased 19.2% to $50.0 million in 1996 from $41.9 million in 1995. The increase resulted primarily from the customer deposits and indebtedness incurred with respect to the Acquired Banks, offset in part by a slight decrease of eight basis points in the rate on average interest-bearing liabilities from 4.52% in 1995 to 4.44% in 1996.

    Interest expense increased 47.4% to $41.9 million in 1995 from $28.5 million in 1994. This increase was due primarily to the acquisitions of the Citizens and First Park Banks, coupled with an increase of 102 basis points in the rate on average interest-bearing liabilities from 3.50% in 1994 to 4.52% in 1995.

    PROVISION FOR LOAN LOSSES

    The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's markets. The Company performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, the Company makes provisions for potential loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined, while the balance of the provisions for loan losses are based on historical data, delinquency trends, economic conditions in the Company's markets and industry averages. Annual fluctuation in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

    For the six months ended June 30, 1997, the provision for loan losses increased 98.0% to $2.3 million from $1.2 million for the six months ended June 30, 1996. Of this increase, approximately $967,000 was attributable to the Acquired Banks. The remaining increase resulted from higher loan volumes and an increase in classified assets.

    The provision for loan losses increased 136.0% to $3.8 million in 1996 from $1.6 million in 1995. Of the increase, approximately $500,000 was associated with the various bank acquisitions described above.

The remaining increase of $1.7 million was due principally to higher loan volumes and an increase in non-performing and classified assets. Non-performing loans, comprised of non-accrual loans and accruing loans past due 90 days or more and restructured loans, increased only slightly to 1.1% of loans outstanding at December 31, 1996 from 0.8% at December 31, 1995.

    In 1995, the provision for loan losses increased 21.2% to $1.6 million from $1.3 million in 1994. This increase resulted primarily from the acquisitions of the Citizens and First Park Banks and higher loan volumes. Non-performing loans were 0.8% of loans outstanding at December 31, 1995 compared to 0.7% at December 31, 1994.

    For further information on non-performing and classified assets and the allowance for loan losses, see "--Financial Condition--Non-Performing and Classified Assets" herein.

    OTHER OPERATING INCOME

    The principal sources of other operating income include service charges on deposit accounts, data processing fees, income from fiduciary activities, comprised principally of fees earned on trust assets, and other service charges, commissions and fees. Other operating income increased 25.6% to $13.5 million for the first half of 1997 from $10.7 million for the first half of 1996. This increase was attributable primarily to income provided by the Acquired Banks. Without giving effect to the Acquired Banks, operating income from each of the four principal categories showed increases for the six months ended June 30, 1997 over the comparable period in 1996. These increases, however, were partially offset by one-time accounting adjustments, primarily with respect to data processing fees, made in January 1996. Increases in other operating income from 1994 to 1995 and from 1995 to 1996 were a function of changes in each of the principal categories, as discussed below.

    Service charges on deposit accounts increased 18.7% to $7.8 million in 1996 from $6.5 million in 1995. Of this increase, approximately $565,000 was attributable to bank acquisitions, with the remainder resulting primarily from increased overdraft fees. Service charges increased 11.0% to $6.5 million in 1995 from $5.9 million in 1994. This increase was primarily attributable to increased transaction volumes associated with internal deposit growth and, to a lesser extent, the acquisitions of the Citizens and First Park Banks.

    As discussed above, increases in operating income from data processing services for the six months ended June 30, 1997 compared to the first half of 1996 were more than offset by non-recurring accounting adjustments made in January 1996. The Company serviced 542 locations in its ATM network at June 30, 1997 compared to 402 locations at June 30, 1996. Data processing fees increased 18.2% to $7.3 million in 1996 from $6.2 million in 1995 and 30.6% to $6.2 million in 1995 from $4.7 million in 1994. The increases in both years resulted from a greater number of data processing customers using the Company's ATM network and a corresponding increase in transaction volumes. Since 1995, the Company's network expanded from 216 ATM locations at December 31, 1994 to 343 locations at year-end 1995, and to 477 locations at year-end 1996. Although continued expansion of the Company's ATM network and increases in data processing fees are expected to continue, the Company does not expect to continue the rate of growth experienced in 1995 and 1996. There were no increases in basic charges for data processing services in 1996 or 1995.

    Income earned from fiduciary activities increased 20.7% to $3.2 million in 1996 from $2.6 million in 1995. Of this increase, approximately $243,000 was attributable to trust services provided by the Acquired Banks, with the remainder resulting from fee increases effected at year-end 1994 and increased amounts under trust management due to the Company's expanded marketing of such services in 1996 and 1995. Income from fiduciary activities was essentially unchanged from 1994 to 1995.

    In addition to the principal categories discussed above, other income increased 217.0% to $2.8 million in 1996 from $888,000 in 1995. This increase was primarily attributable to the sale of certain merchant credit card processing assets at a gain of $1.4 million in 1996. The sale included alignment with a third-party credit card processing provider that has enhanced the Company's ability to compete in this highly specialized area.

    OTHER OPERATING EXPENSES

    Other operating expenses increased 55.1% to $36.0 million for the six months ended June 30, 1997 from $23.2 million for the six months ended June 30, 1996. This increase resulted primarily from both direct and indirect expenses attributable to the Acquired Banks. Direct expenses totaled approximately $10.8 million for the first half of 1997. A significant portion of the remaining increase was due to various indirect expenses associated with the Company's need to increase its data processing support and other operational services to the FIB Banks which had been previously operated as dependent branch offices prior to their acquisition by the Company. The increases in administrative personnel and other resources to provide such support and services were necessary to facilitate integration of such banks into the Company's operations. In addition, goodwill associated with the acquisition of the FIB Banks, together with the FIB Whitefish acquisition, resulted in increased amortization expense of approximately $900,000 for the first six months of 1997.

    In 1996, other operating expenses increased 16.1% to $53.4 million from $46.0 million in 1995. Of this increase, approximately $6.3 million was attributable to direct and indirect expenses resulting from the Acquired Banks and the acquisitions of the Citizens and First Park Banks. Other operating expenses increased 11.5% to $46.0 million in 1995 from $41.2 million in 1994. Approximately $3.3 million of this increase was related to the acquisitions of the Citizens and First Park Banks.

    The following table sets forth the dollar amount and percentage change for components of other operating expenses for the periods indicated.

                                    SIX MONTHS ENDED JUNE 30,                       YEARS ENDED DECEMBER 31,
                                ---------------------------------  -----------------------------------------------------------
                                  1997       CHANGE       1996       1996        CHANGE       1995        CHANGE       1994
                                ---------  -----------  ---------  ---------  ------------  ---------  ------------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Salaries, wages and
  benefits....................  $  18,034        43.6%  $  12,560  $  27,531       16.2%    $  23,694       11.9%    $  21,179
Occupancy, net................      3,081        51.0%      2,040      4,505       15.0%        3,916       10.4%        3,546
Furniture and equipment.......      3,754        36.5%      2,751      6,249       19.2%        5,244       15.1%        4,558
FDIC insurance................        101       *               1          5      (99.6)%       1,127      (43.9)%       2,008
Amortization of intangible
  assets......................      1,313       225.0%        404      1,383       87.9%          736      150.3%          294
Other real estate expense
  (income), net...............       (115)      (27.7)       (159)      (214)     (63.5)%        (586)      28.2%         (457)
Other expenses................      9,819        75.0%      5,610     13,936       17.6%       11,847       17.3%       10,099
                                ---------               ---------  ---------                ---------                ---------
Total other operating
  expenses....................  $  35,987        55.1%  $  23,207  $  53,395       16.1%    $  45,978       11.5%    $  41,227
                                ---------               ---------  ---------                ---------                ---------
                                ---------               ---------  ---------                ---------                ---------

------------------------

*   Not meaningful.

    The increase in salaries, wages and benefits from the first half of 1996 to the first half of 1997 and from 1995 to 1996 were due primarily to the direct and indirect expense attributable to the bank acquisitions, as discussed above. The indirect expenses were related particularly to the Company's data processing division and bank operation centers. The remainder of the increases in salaries, wages and benefits during these periods were principally inflationary in nature. The increase in expenses from 1994 to 1995 resulted primarily from the acquisitions of the Citizens and the First Park Banks, and to a lesser extent, from additional staffing for the Company's data processing division in 1995. The Company purchased an additional data service center in Helena, Montana in 1994. Given the Company's increasing data processing and transaction volumes, together with the expansion of its ATM network, employee and related compensation expenses are expected to continue to increase, but at a slower rate than has been experienced over the periods presented.

    Occupancy and furniture and equipment expenses have increased over the periods primarily as a result of the additional facilities associated with the bank acquisitions, the expansion of the ATM network and additional equipment used in the data processing division. Furthermore, these expenses have increased due to higher depreciation, maintenance and other costs related to the foregoing items and various other computer hardware and software, including upgrades, used in the Company's operations.

    Federal Deposit Insurance Corporation ("FDIC") deposit insurance premiums increased to $101,000 for the six months ended June 30, 1997 from $1,000 for the comparable prior-year period. This increase resulted from an increase in FDIC premium assessments effective January 1, 1997. The significant decreases in premiums from 1994 to 1995 and from 1995 to 1996 were due to a substantial FDIC rate reduction that became effective in June 1995, followed by an additional decrease in 1996. The FDIC rates reflect the Company's "well-capitalized" rating by the FDIC.

    Amortization of intangible assets consists of goodwill resulting from the various bank acquisitions. The significant increases in amortization expense over the periods are due to such acquisitions.

    Other real estate owned ("OREO") losses, including provisions for losses on OREO, are included net of any gains on sales of OREO. Variations in net OREO expense during the periods resulted principally from fluctuations in such gains. Although gains on sales are expected to continue through the liquidation of remaining OREO properties, these gains are anticipated to decline as the number and value of OREO properties decrease. OREO expense is directly related to prevailing economic conditions, and such expense could increase significantly should an unfavorable shift occur in the economic conditions of the Company's markets.

    Other expenses primarily include advertising and public relations costs, legal, audit and other professional fees, and office supply, postage and telephone expenses. Other expenses increased during the first six months of 1997 over the comparable period in 1996 as a result of the direct and indirect costs associated with the bank acquisitions. Exclusive of these costs, during the six months ended June 30, 1997 compared to the six months ended June 30, 1996, other expenses increased (i) approximately $484,000 due principally to consulting fees associated with revision of the Company's employee job evaluation system and accruals for financial planning activities, and (ii) approximately $588,000 due primarily to increased costs resulting from growth in the Company's customer deposit base. The increases in other expenses from 1994 to 1995 and from 1995 to 1996 were due primarily to the direct and indirect costs related to the bank acquisitions.

    INCOME TAX EXPENSE

    The Company's effective federal tax rate was 33.2%, 33.3%, 33.1% and 33.3% for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. State income tax has applied only to pretax earnings of entities operating within Montana. The Company's effective state tax rate was 5.0%, 5.3%, 5.4% and 5.2% for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

FINANCIAL CONDITION

    Total assets increased 3.3% to $2,131.4 million as of June 30, 1997 from $2,063.8 million as of December 31, 1996. This increase resulted primarily from internal growth in the Company's loan portfolio funded by increases in Federal funds purchased, other borrowings and retained earnings. Total assets increased 52.7% to $2,063.8 million as of December 31, 1996 from $1,351.2 million as of December 31, 1995. This increase was due principally to the significant increases in loans and investment securities provided by the bank acquisitions, funded by growth in deposits and increases in indebtedness.

    LOANS

    Total loans increased 7.3% to $1,475.9 million as of June 30, 1997 from $1,375.5 million as of December 31, 1996. As shown below, all categories of loans showed increases in volumes during this period due to continued strong economic conditions in the Company's markets, internal growth resulting from the Company's marketing activities, and certain seasonal increases, particularly in agricultural lending following traditional pay-downs during the fourth quarter. The growth in loans during the first half of 1997 was slightly lower than the growth rate during the first half of 1996 due primarily to a slowing in the growth of consumer and real estate loans.

    As of December 31, 1996, total loans increased 58.0% to $1,375.5 million from $870.4 million as of December 31, 1995. This increase was attributable to the growth in the loan portfolio provided by the Acquired Banks, and to a lesser extent, internal growth which reflected continued favorable economic conditions.

    The Company's loan portfolio consists of a mix of commercial, consumer, real estate, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economics of the communities served by the Company. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy which could have a material adverse effect on the borrowers' abilities to repay their loans.

    The following tables present the composition of the Company's loan portfolio as of the dates indicated.

                               AS OF
                              JUNE 30,                                      AS OF DECEMBER 31,
                       ----------------------  -----------------------------------------------------------------------------
                          1997          %         1996          %        1995         %        1994         %        1993
                       -----------  ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
LOANS
  Commercial.........  $   525,088       35.6% $   471,458       34.3% $ 311,982       35.9% $ 262,290       34.9% $ 241,535
  Consumer...........      502,919       34.1%     484,865       35.3%   300,711       34.5%   277,367       36.9%   245,493
  Real estate........      276,696       18.7%     274,141       19.9%   142,097       16.3%   112,251       14.9%    92,906
  Agricultural.......      166,392       11.3%     143,572       10.4%   113,827       13.1%    98,194       13.1%    85,059
  Other loans........        4,757        0.3%       1,443        0.1%     1,761        0.2%     1,416        0.2%     2,392
                       -----------  ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............    1,475,852      100.0%   1,375,479      100.0%   870,378      100.0%   751,518      100.0%   667,385
                       -----------  ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------               ---------             ---------             ---------
Less allowance for
  loan losses........       28,757                  27,797                15,171                13,726                13,373
                       -----------             -----------             ---------             ---------             ---------
Net loans............  $ 1,447,095             $ 1,347,682             $ 855,207             $ 737,792             $ 654,012
                       -----------             -----------             ---------             ---------             ---------
                       -----------             -----------             ---------             ---------             ---------
Ratio of allowance to
  total loans........         1.95%                   2.02%                 1.74%                 1.83%                 2.00%
                       -----------             -----------             ---------             ---------             ---------
                       -----------             -----------             ---------             ---------             ---------


                           %        1992         %
                       ---------  ---------  ---------

LOANS
  Commercial.........       36.2% $ 224,715       37.0%
  Consumer...........       36.8%   216,222       35.6%
  Real estate........       13.9%    90,671       14.9%
  Agricultural.......       12.7%    73,898       12.2%
  Other loans........        0.4%     1,619        0.3%
                       ---------  ---------  ---------
    Total............      100.0%   607,125      100.0%
                       ---------  ---------  ---------
                       ---------             ---------
Less allowance for
  loan losses........                12,965
                                  ---------
Net loans............             $ 594,160
                                  ---------
                                  ---------
Ratio of allowance to
  total loans........                  2.14%
                                  ---------
                                  ---------

    The following table presents the maturity distribution of the Company's loan portfolio and the sensitivity of the loans to changes in interest rates as of December 31, 1996. The Company believes there have been no material changes in the maturity distribution or interest rate sensitivity with respect to the loan portfolio as of June 30, 1997.

                                            WITHIN ONE  ONE YEAR TO  AFTER FIVE
                                               YEAR     FIVE YEARS     YEARS        TOTAL
                                            ----------  -----------  ----------  ------------
                                                         (DOLLARS IN THOUSANDS)
Commercial................................  $  215,483   $ 186,458   $   69,517  $    471,458
Consumer..................................     157,951     298,247       28,667       484,865
Real estate...............................      70,833     103,126      100,182       274,141
Agricultural..............................      87,877      35,278       20,417       143,572
Other loans...............................       1,443      --           --             1,443
                                            ----------  -----------  ----------  ------------
                                            $  533,587   $ 623,109   $  218,783  $  1,375,479
                                            ----------  -----------  ----------  ------------
                                            ----------  -----------  ----------  ------------
Loans at fixed interest rates.............  $  276,709   $ 505,102   $  136,684  $    918,495
Loans at variable interest rates..........     250,056     118,007       82,099       450,162
Non-accrual loans.........................       6,822      --           --             6,822
                                            ----------  -----------  ----------  ------------
                                            $  533,587   $ 623,109   $  218,783  $  1,375,479
                                            ----------  -----------  ----------  ------------
                                            ----------  -----------  ----------  ------------

    For additional information concerning the Company's loan portfolio and its credit administration policies, see "Business--Lending Activities."

    INVESTMENT SECURITIES

    The Company's investment portfolio is managed to meet the Company's liquidity needs and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, tax exempt securities, corporate securities, other mortgage-backed securities, and other equity securities. Federal funds sold are additional investments which are not classified as investment securities. Investment securities classified as available-for-sale are recorded at fair market value, while investment securities classified as held-to-maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in stockholders' equity for available-for-sale securities.

    Investment securities remained relatively constant at $396.9 million as of June 30, 1997, as compared to $403.6 million as of December 31, 1996. Investment securities increased 56.0% to $403.6 million as of December 31, 1996 from $258.7 million as of December 31, 1994. This increase resulted from the substantial investment securities held by the Acquired Banks at the time of acquisition. As of December 31, 1996, there were no concentrations of investments greater than 10% of the Company's stockholders' equity in any individual security issuer, other than the U.S. Treasury and U.S. Government agencies.

    The following table sets forth the book value, percentage of total investment securities and average yield for the Company's investment securities as of December 31, 1996. The Company believes there have been no material changes in these items with respect to the investment securities as of June 30, 1997.

                                                                                              % OF TOTAL
                                                                                              INVESTMENT     AVERAGE
                                                                                  BOOK VALUE  SECURITIES    YIELD(1)
                                                                                  ----------  -----------  -----------
                                                                                         (DOLLARS IN THOUSANDS)
U.S. TREASURY SECURITIES
  Maturing within one year......................................................  $   49,368                     5.26%
  Maturing in one to five years.................................................     165,100                     5.75%
                                                                                  ----------
                                                                                     214,468
  Mark-to-market adjustments on securities available-for-sale...................         153
                                                                                  ----------
    Total.......................................................................     214,621      53.18%         5.63%
                                                                                  ----------  -----------
U.S. GOVERNMENT AGENCY SECURITIES
  Maturing within one year......................................................      50,639                     5.51%
  Maturing in one to five years.................................................      55,447                     6.27%
  Maturing in five to ten years.................................................       9,916                     6.79%
  Maturing after ten years......................................................      28,517                     6.67%
                                                                                  ----------
                                                                                     144,519
  Mark-to-market adjustments on securities available-for-sale...................         226
                                                                                  ----------
    Total.......................................................................     144,745      35.87%         6.11%
                                                                                  ----------  -----------
TAX EXEMPT SECURITIES(1)
  Maturing within one year......................................................       1,927                     6.67%
  Maturing in one to five years.................................................       8,698                     8.43%
  Maturing in five to ten years.................................................       7,977                     8.87%
  Maturing after ten years......................................................         908                    10.02%
                                                                                  ----------
                                                                                      19,510
  Mark-to-market adjustments on securities available-for-sale...................         293
                                                                                  ----------
    Total.......................................................................      19,803       4.90%         8.38%
                                                                                  ----------  -----------
CORPORATE SECURITIES
  Maturing within one year......................................................       1,591                     5.65%
  Maturing in one to five years.................................................       9,373                     5.80%
  Maturing after ten years......................................................      --                       --
                                                                                  ----------
                                                                                      10,964
                                                                                  ----------
  Mark-to-market adjustments on securities available-for-sale...................           2
                                                                                  ----------
    Total.......................................................................      10,966       2.72%         5.78%
                                                                                  ----------  -----------
OTHER MORTGAGE-BACKED SECURITIES
  Maturing in one to five years.................................................       1,652                     5.48%
  Maturing in five to ten years.................................................      --                       --
  Maturing after ten years......................................................       2,051                     7.15%
                                                                                  ----------
                                                                                       3,703
                                                                                  ----------
  Mark-to-market adjustments on securities available-for-sale...................           6
                                                                                  ----------
    Total.......................................................................       3,709       0.92%         6.40%
                                                                                  ----------  -----------
EQUITY SECURITIES WITH NO STATED MATURITY                                              9,727       2.41%       --
                                                                                  ----------  -----------
    Total.......................................................................  $  403,571     100.00%         5.81%
                                                                                  ----------  -----------
                                                                                  ----------  -----------

------------------------

(1) Average yields have been calculated on a fully taxable basis.

    For additional information concerning investment securities, see Note 3 of the Notes to Consolidated Financial Statements included herein.

    DEPOSITS

    The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base, which is the Company's primary funding source. The Company's deposits consist primarily of the following interest bearing accounts: demand deposits, savings accounts, IRAs and time deposits (CDs). For additional information concerning the Company's deposits, including its use of repurchase agreements, as discussed below, see "Business--Deposits."

    Deposits remained essentially unchanged at $1,673.0 million as of June 30, 1997, as compared to $1,679.4 million as of December 31, 1996. Deposits increased 52.8% to $1,679.4 as of December 31, 1996 from $1,099.1 million as of December 31, 1995. This increase resulted principally from the deposits maintained by the Acquired Banks. Excluding the effect of the Acquired Banks, deposits showed modest growth in the second half of 1996 following a seasonal slowdown in deposits during the first half of the year.

    The following table sets forth the dollar amount, percentage of total deposits and average rate paid for each category of deposits as of June 30, 1997.

                                                                                                 AVERAGE RATE PAID FOR
                                                                                    % OF TOTAL    JANUARY 1, 1997 TO
                                                                         AMOUNT      DEPOSITS        JUNE 30, 1997
                                                                      ------------  -----------  ---------------------
                                                                                   (DOLLARS IN THOUSANDS)
Non-interest bearing demand.........................................  $    353,189       21.11%           --
Interest bearing:
  Demand............................................................       284,552       17.01%             1.72%
  Savings...........................................................       410,038       24.51%             3.76%
  IRAs..............................................................        63,607        3.80%             5.71%
  Time deposits, under $100.........................................       427,782       25.57%             5.65%
  Time deposits, over $100..........................................       133,867        8.00%             5.55%
                                                                      ------------  -----------
                                                                      $  1,673,035      100.00%
                                                                      ------------  -----------
                                                                      ------------  -----------

    For additional information concerning customer deposits as of December 31, 1996 and 1995, see Note 9 of the Notes to Consolidated Financial Statements.

    OTHER BORROWINGS

    In addition to deposits, the Company also uses Federal funds purchased and repurchase agreements with commercial depositors as significant sources of funding.

    The following table sets forth certain information regarding these two sources of funding as of the dates indicated.

                                                                      AS OF            AS OF DECEMBER 31,
                                                                     JUNE 30,   ---------------------------------
                                                                       1997        1996        1995       1994
                                                                    ----------  ----------  ----------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Federal funds purchased:
  Balance at period end...........................................  $   61,900  $   13,450  $    3,125  $   5,070
  Average balance.................................................      43,001      18,687      16,596     15,358
  Maximum amount outstanding at any month-end.....................      83,185      56,700      27,670     35,743
  Average interest rate:
    During the year...............................................       5.09%       5.58%       6.07%      4.49%
    At period end.................................................       6.38%       5.61%       5.50%      5.54%
Securities sold under repurchase agreements:
  Balance at period end...........................................  $  129,538  $  129,137  $  104,898  $  73,805
  Average balance.................................................     124,224     101,046      75,252     52,157
  Maximum amount outstanding at any month-end.....................     131,275     129,137     104,898     74,058
  Average interest rate:
    During the year...............................................       4.56%       4.46%       4.73%      3.48%
    At period end.................................................       4.88%       4.42%       4.85%      3.11%

    NON-PERFORMING AND CLASSIFIED ASSETS

    Federal regulations require that each financial institution classify its assets on a regular basis. Management generally places loans on non-accrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on non-accrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Company has granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. OREO consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

    The following table sets forth information regarding non-performing assets as of the dates indicated.

                                                       AS OF                     AS OF DECEMBER 31,
                                                     JUNE 30,   -----------------------------------------------------
                                                       1997       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Non-performing loans:
  Non-accrual loans................................  $   7,750  $   6,822  $   3,632  $   3,134  $   3,629  $   5,496
  Accruing loans past due 90 days or more..........      3,769      6,432      1,711        534      1,353      2,940
  Restructured loans...............................      1,352      1,763      1,755      1,619      1,526      4,020
                                                     ---------  ---------  ---------  ---------  ---------  ---------
    Total non-performing loans.....................     12,871     15,017      7,098      5,287      6,508     12,456
OREO...............................................      1,098      1,546      1,349      1,803      3,132      4,937
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Total non-performing assets........................  $  13,969  $  16,563  $   8,447  $   7,090  $   9,640  $  17,393
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Non-performing assets to total loans and OREO......      0.95%      1.20%      0.97%      0.94%      1.44%      2.84%

    Non-performing loans decreased 16.7% to $12.9 million as of June 30, 1997, as compared to $15.0 million as of December 31, 1996. The increase in non-performing loans as of December 31, 1995 to December 31, 1996 was due to the non-performing loans held by the Acquired Banks, an increase in the loan portfolio and a slight deterioration in the agricultural and consumer market sector. Approximately $301,000, $405,000, $318,000, $296,000, $440,000 and
$691,000 of gross interest income would have been accrued if all loans on non-accrual had been current in accordance with their original terms for the six months ended June 30, 1997, and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

    The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings with a provision for losses on foreclosed property in the period in which they are identified.

    The Company reviews and classifies its assets on a regular basis according to three classifications: "Substandard," "Doubtful" and "Loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of partial loss. A loan classified as a Loss loan is considered uncollectible.

    The following table sets forth classified loans as of the dates indicated.

                                                      AS OF          AS OF DECEMBER 31,
                                                    JUNE 30,   -------------------------------
                                                      1997       1996       1995       1994
                                                    ---------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
Substandard.......................................  $  26,254  $  19,994  $  12,936  $  10,101
Doubtful..........................................      2,957      2,321      1,522      2,188
Loss..............................................      3,174      2,264      2,229      2,228
                                                    ---------  ---------  ---------  ---------
  Total...........................................  $  32,385  $  24,579  $  16,687  $  14,517
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------
Classified loans to total loans...................       2.19%      1.79%      1.92%      1.93%
Allowance for loan losses to classified loans.....      88.80%    113.09%     90.92%     94.55%

    With the exception of these classified loans, management is not aware of any loans as of June 30, 1997 where the known credit problems of the borrowers would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in the non-performing asset table above at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact such conditions may have on the Company's loan portfolio. Accordingly, there can be no assurances that other loans will not become 90 days or more past due, be placed on non-accrual status or become restructured loans, in substance foreclosures or OREO in the future.

    ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in its loan portfolio and economic conditions in the Company's market areas. See "--Provision for Loan Losses" herein. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

    The following table sets forth information concerning the Company's allowance for loan losses as of the dates and for the years indicated.

                                                              AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------------
                                                         1996         1995        1994        1993        1992
                                                     ------------  ----------  ----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS)
Balance as of January 1,...........................  $     15,171  $   13,726  $   13,373  $   12,965  $   12,257
Beginning allowances of Acquired Banks.............        10,553         917      --          --          --
Charge-offs:
  Commercial.......................................         1,127         393         398         777       1,036
  Consumer.........................................         2,384       1,679       1,425       1,035       1,113
  Real estate......................................            27          20          53          20         134
  Agricultural.....................................           220          25           4          20          69
                                                     ------------  ----------  ----------  ----------  ----------
      Total charge-offs............................         3,758       2,117       1,880       1,852       2,352
Recoveries:
  Commercial.......................................           850         252         299         353         467
  Consumer.........................................           974         557         472         455         491
  Real estate......................................             9         119          36           7          22
  Agricultural.....................................           154          88          82         100         450
                                                     ------------  ----------  ----------  ----------  ----------
      Total recoveries.............................         1,987       1,016         889         915       1,430
                                                     ------------  ----------  ----------  ----------  ----------
Net charge-offs....................................         1,771       1,101         991         937         922
Provision for loan losses..........................         3,844       1,629       1,344       1,345       1,630
                                                     ------------  ----------  ----------  ----------  ----------
Balance at the end of period.......................  $     27,797  $   15,171  $   13,726  $   13,373  $   12,965
                                                     ------------  ----------  ----------  ----------  ----------
                                                     ------------  ----------  ----------  ----------  ----------
Period end loans...................................  $  1,375,479  $  870,378  $  751,518  $  667,385  $  607,125
Average loans......................................  $  1,014,901  $  837,288  $  705,690  $  641,411  $  595,026
Net charge-offs to average loans...................          0.17%       0.13%       0.14%       0.15%       0.15%
Allowance to period end loans......................          2.02%       1.74%       1.83%       2.00%       2.14%

    For the six months ended June 30, 1997, net charge-offs were $1.3 million and the provision for loan losses was $2.3 million. These two line items show increases from prior comparative periods due to the expanded loan portfolio resulting primarily from the Acquired Banks. As of June 30, 1997, the allowance for loan losses was $28.8 million, representing an increase of $960,000 from the allowance as of December 31, 1996. For the first half of 1997, net charge-offs to average loans were 0.09%, reflecting a slight decrease from prior periods. The allowance to period end loans was 1.95% as of June 30, 1997, which represents a minor decrease from such percentage as of December 31, 1996.

    Management considers changes in the size and character of the loan portfolio, changes in non-performing and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, material additional provisions could be required.

    The following tables provide a summary of the allocation of the allowance for loan losses for specific loan categories as of the dates indicated. The allocations presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                                               AS OF DECEMBER 31,
                                                  ----------------------------------------------------------------------------
                             AS OF JUNE 30,
                                  1997                      1996                      1995                      1994
                        ------------------------  ------------------------  ------------------------  ------------------------
                                        % OF                      % OF                      % OF                      % OF
                         ALLOCATED   CATEGORY TO   ALLOCATED   CATEGORY TO   ALLOCATED   CATEGORY TO   ALLOCATED   CATEGORY TO
                         RESERVES    TOTAL LOANS   RESERVES    TOTAL LOANS   RESERVES    TOTAL LOANS   RESERVES    TOTAL LOANS
                        -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Commercial............   $     833         35.6%   $     594         34.3%   $     789         35.9%   $     791         34.9%
Consumer..............       1,919         34.1%       1,280         35.3%       1,118         34.5%       1,154         36.9%
Real estate...........          74         18.7%      --             19.9%      --             16.3%           3         14.9%
Agricultural..........         348         11.3%         390         10.4%         322         13.1%         280         13.1%
Other loans...........      --              0.3%      --              0.1%      --              0.2%      --              0.2%
                        -----------       -----   -----------       -----   -----------       -----   -----------       -----
Total allocated.......       3,174                     2,264                     2,229                     2,228
Unallocated...........      25,583                    25,533                    12,942                    11,498
                        -----------               -----------               -----------               -----------
Total.................   $  28,757        100.0%   $  27,797        100.0%   $  15,171        100.0%   $  13,726        100.0%
                        -----------       -----   -----------       -----   -----------       -----   -----------       -----
                        -----------       -----   -----------       -----   -----------       -----   -----------       -----


                                  1993                      1992
                        ------------------------  ------------------------
                                        % OF                      % OF
                         ALLOCATED   CATEGORY TO   ALLOCATED   CATEGORY TO
                         RESERVES    TOTAL LOANS   RESERVES    TOTAL LOANS
                        -----------  -----------  -----------  -----------

Commercial............   $     896         36.2%   $   1,445         37.0%
Consumer..............       1,007         36.8%         915         35.6%
Real estate...........          23         13.9%          98         14.9%
Agricultural..........         230         12.7%         315         12.2%
Other loans...........      --              0.4%      --              0.3%
                        -----------       -----   -----------       -----
Total allocated.......       2,156                     2,773
Unallocated...........      11,217                    10,192
                        -----------
Total.................   $  13,373        100.0%   $  12,965        100.0%
                        -----------       -----   -----------       -----
                        -----------       -----   -----------       -----

    LIQUIDITY AND CASH FLOW

    The objective of liquidity management is to maintain the Company's ability to meet the day-to-day cash flow requirements of its customers who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to meet the needs of its customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of its stockholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position, principally through deposit receipts and repayments; loan originations, extensions and repayments; and management of investment securities.

    Net cash provided by operating activities, primarily representing net interest income, totaled $18.2 million for the six months ended June 30, 1997, $28.5 million for 1996, $27.7 million for 1995 and $15.9 million for 1994. Cash used for investing activities totaled $87.5 million for the six months ended June 30, 1997, $105.4 million for 1996, $79.1 million for 1995 and $92.8 million for 1994. The funds used for investing activities primarily represent increases in loans and investments in connection with acquisitions and internal growth for each year reported.

    Historically, the primary financing activity of the Company has been deposits, retained earnings and borrowings. The Company's current liquidity position is also supported by the management of its investment portfolio, which provides a structured flow of maturing and reinvestable funds that could be converted to cash, should the need arise. Maturing balances in the Company's loan portfolio also provides options for cash flow management. The ability to redeploy these funds is an important source of immediate to long-term liquidity. Additional sources of liquidity include Federal funds lines, other borrowings and access to the capital markets.

    As a holding company, First Interstate is a corporation separate and apart from the Banks, and therefore, provides for its own liquidity. Substantially all of First Interstate's revenues are obtained from interest received and dividends declared and paid by the Banks. As of June 30, 1997, the Banks had approximately $14.0 million available to be paid as dividends to First Interstate. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to First Interstate. See "Regulation and Supervision." Management of First Interstate believes that such restrictions will not have an impact on the ability of First Interstate to meet its ongoing cash obligations, including those relating to the Junior Subordinated Debentures. As of June 30, 1997, the Company did not have any material commitments for capital expenditures.

    In connection with the acquisition of the FIB Banks, the Company obtained a revolving term loan and issued subordinated notes and shares of noncumulative perpetual preferred stock. The revolving term loan bears interest at variable rates (7.55% weighted average rate as of June 30, 1997) and was issued by a syndicate of banks led by First Security Bank, N.A. The loan expires in December 2003, and is secured by all of the outstanding capital stock of the Banks. The available borrowing amount under the loan is reduced by $2.0 million on a semi-annual basis. The loan contains various restrictions dealing with, among other things, minimum capital ratios, the sale or issuance of capital stock and the maximum amount of dividends. As of June 30, 1997, the amount outstanding under the revolving term loan was $31.2 million, with an additional $8.8 million in borrowing capacity available thereunder. The subordinated notes are held by an institutional investor, bear interest at 7.5% per annum, are unsecured and mature in increasing annual payments during the period from October 2002 to October 2006. For additional information concerning the revolving term loan and the subordinated notes, see Note 11 of the Notes to Consolidated Financial Statements.

    The noncumulative perpetual preferred stock consists of 20,000 outstanding shares held by one institutional investor. The holder of the preferred stock is entitled to receive, in any fiscal year, when and if declared by the Company's Board of Directors, cash dividends at the rate of $85.30 per share through September 2003, and thereafter at a variable rate equal to 250 basis points over the high yield of the applicable U.S. Treasury Bill. Although the terms of the preferred stock preclude redemptions prior to September 2003, the holder has agreed to redemption, subject to regulatory approval, in connection with this offering in exchange for a redemption premium of $500,000. For additional information concerning the preferred stock, see Note 15 of the Notes to Consolidated Financial Statements.

    CAPITAL RESOURCES

    Stockholders' equity increased 5.4% to $153.9 million as of June 30, 1997 from $146.1 million as of December 31, 1996. This increase resulted primarily from an increase in retained earnings. Stockholders' equity increased 33.6% to $146.1 million as of December 31, 1996 from $109.4 million as of December 31, 1995. This increase was due primarily to the issuance of the noncumulative perpetual preferred stock, together with retained earnings. Stockholders' equity is influenced primarily by earnings, dividends and, to a lesser extent, sales and redemptions of common stock involving employees of the Company. For the six months ended June 30, 1997 and the years ended December 31, 1996 and 1995, the Company paid aggregate cash dividends to stockholders of $4.5 million, $6.5 million and $3.7 million, respectively.

    A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common stockholders' equity and qualifying perpetual preferred stock, less intangible assets. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, certain other capital instruments, and term subordinated debt.

    As of December 31, 1996, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0% although banking organizations are expected to exceed that amount by 1.0%, 2.0% or more, depending on their circumstances.

    Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the Comptroller of the Currency and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company as of June 30, 1997 and the two highest levels recognized under these regulations are set forth below.

                                                                 REGULATORY REQUIREMENTS
                                                          --------------------------------------
                                                               WELL             ADEQUATELY
                                               COMPANY      CAPITALIZED         CAPITALIZED
                                             -----------  ---------------  ---------------------
Tier 1 risk-based capital..................       7.68%          6.00%               4.00%

Total risk-based capital...................      10.21%         10.00%               8.00%

Leverage ratio.............................       5.72%          5.00%               4.00%

    At June 30, 1997, the Company's risk-based capital ratios were 7.68% for Tier 1 risk-based capital and 10.21% for total risk based capital, compared to 7.35% and 9.98% as of December 31, 1996, respectively.

The Company's leverage ratio was 5.72% as of June 30, 1997, compared to 5.28% at December 31, 1996. These ratios all met or exceeded the well-capitalized guidelines shown above. In addition, at December 31, 1996, each of the Banks had levels of capital which met or exceeded the well-capitalized guidelines. For additional information concerning the capital levels of the Company, see Note 2 of the Notes to Consolidated Financial Statements.

    The Company believes that the proceeds from this offering, together with other available resources, will provide adequate capital to support anticipated growth while allowing the Company to remain well-capitalized under applicable regulations. However, should growth exceed expectations or in the event an acquisition opportunity arises to expand market share, it may be necessary for the Company to raise additional capital through the sale of either debt or equity securities. It is anticipated that any such debt securities would constitute Senior and Subordinated Debt.

    INTEREST RATE RISK MANAGEMENT

    Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: three months or less, three to twelve months, one to five years, over five years and on a cumulative basis. The differences are known as interest rate sensitivity gaps. The following table shows interest rate sensitivity gaps for different intervals as of December 31, 1996.

                                              THREE MONTHS   THREE MONTHS   ONE YEAR TO  AFTER FIVE
                                                 OR LESS      TO ONE YEAR   FIVE YEARS     YEARS        TOTAL
                                              -------------  -------------  -----------  ----------  ------------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Loans(1)..................................   $   497,593    $   191,752    $ 535,595   $  143,717  $  1,368,657
  Investment securities.....................       119,057         38,737      223,796       21,981       403,571
  Interest-bearing deposit in bank..........         6,545        --            --           --             6,545
  Federal funds sold........................         4,945        --            --           --             4,945
                                              -------------  -------------  -----------  ----------  ------------
    Total interest-earning assets...........       628,140        230,489      759,391      165,698     1,783,718
                                              -------------  -------------  -----------  ----------  ------------
INTEREST-BEARING LIABILITIES(2)
  Interest-bearing demand accounts..........       316,964        --            --           --           316,964
  Savings deposits..........................       396,845        --            --           --           396,845
  Time deposits, $100 or more...............        40,819         24,792       43,839       12,792       122,242
  Other time deposits.......................       205,859         86,868      164,658          617       458,002
  Federal funds purchased...................        13,450        --            --           --            13,450
  Securities sold under repurchase
    agreements..............................       129,137        --            --           --           129,137
  Other borrowed funds......................        13,071        --            --           --            13,071
  Long-term debt............................        16,726         22,960          710       24,271        64,667
                                              -------------  -------------  -----------  ----------  ------------
    Total interest-bearing liabilities......     1,132,871        134,620      209,207       37,680     1,514,378
                                              -------------  -------------  -----------  ----------  ------------
Rate gap....................................   $  (504,731)   $    95,869    $ 550,184   $  128,018  $    269,340
Cumulative rate gap.........................   $  (504,731)   $  (408,862)   $ 141,322   $  269,340
Cumulative rate gap as a percentage of total
  interest-earning assets...................         (28.2)%        (22.8)%        7.9%        15.1%

------------------------

(1) Does not include non-accrual loans of $6,822.

(2) Does not include non-interest bearing demand deposits of $385,371.

    The foregoing table demonstrates that, as of December 31, 1996, the Company had (i) a negative three month gap of $504.7 million or 28.2% of total interest-earning assets, and (ii) a negative cumulative one year gap of $408.9 million or 22.8% of total interest-earning assets. As of June 30, 1997, the Company had (i) a negative three month gap of $349.1 million or 18.5% of total interest-earning assets, and (ii) a negative cumulative one year gap of $393.1 million or 20.8% of total interest-earning assets. In theory, this would indicate that at June 30, 1997, $393.1 million more in liabilities than assets would reprice if there was a change in interest rates over the next year. If interest rates were to increase, the negative gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

    Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates. Moreover, management believes that notwithstanding the Company's negative gap position, which would indicate that net interest margin would decline when rates rise, the Company's net interest margin actually increases during rising rate periods due to the basis risk applicable to the Company's interest-bearing liabilities.

    Given the limitations associated with gap sensitivity analysis, the Company also evaluates the impact of fluctuations in interest rates on net interest margin through income statement simulation models and other analyses that include various assumptions regarding the repricing relationship of assets and liabilities, as well as anticipated changes in loan and deposit volumes over differing rate environments. The Company attempts to maintain a mix of interest earning assets and deposits such that no more than 5% of the net interest margin will be at risk should interest rates vary one percent. However, there can be no assurance as to the actual effect changes in interest rates will have on the Company's net interest margin.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The provisions of SFAS No. 125 apply to transactions occurring after December 31, 1996. This adoption has not had a material effect on the consolidated financial position or results of operations of the Company.

    In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement simplifies the standards for computing earnings per share ("EPS") and replaces the presentation of primary and fully diluted EPS with a presentation of basic and fully diluted EPS on the face of the income statement for all entities with complex capital structures. The provisions of SFAS No. 128 apply to financial statements issued for periods ending after December 15, 1997. Earlier adoption is not permitted. Management expects that adoption will not have a material effect on the reported EPS of the Company.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management expects that adoption will not have a material effect on the consolidated financial position or results of operations of the Company.

                                    BUSINESS

THE COMPANY

    First Interstate is a bank holding company which operates 31 banking offices in 23 communities throughout Montana and Wyoming through the Banks. The Company's headquarters are located in Billings, Montana. At June 30, 1997, the Company had assets of $2.1 billion, deposits of $1.7 billion and total stockholders' equity of $153.9 million, making it the largest independent banking organization headquartered in Montana or Wyoming.

    As a holding company, First Interstate functions as a service organization for each of the Banks. The Company provides general corporate guidance and specialized services to the Banks through a wide range of banking and operating policies and activities. These services include data processing, credit administration, auditing, asset/liability management, investment analysis, human resource management, marketing and planning coordination.

    The Company is the licensee under a trademark license agreement between Wells Fargo & Company and the Company granting it an exclusive, nontransferable license to use the "First Interstate" name and logo in the states of Montana and Wyoming with additional rights in selected other states.

    The Company was incorporated in Montana in 1971, and in October 1997 changed its name from "First Interstate BancSystem of Montana, Inc." to "First Interstate BancSystem, Inc." The Company maintains its principal executive offices at 401 North 31st Street, Billings, Montana 59101 and its telephone number is (406) 255-5300.

COMMUNITY BANKING PHILOSOPHY

    The Company's banking offices are located in communities with populations generally ranging from approximately 5,000 to 70,000 people, but serve market areas with greater populations because of the limited number of financial institutions within a reasonable distance from the communities in which such offices are located. The Company believes that these communities provide a stable core deposit and funding base, as well as economic diversification across a number of industries, including agriculture, energy, mining, timber processing, tourism, government services, education and medical services.

    The banking industry is presently undergoing change with respect to regulatory matters, consolidation, changing consumer needs and economic and market conditions. The Company believes that it can best address this changing environment through its "Strategic Vision." Through the Strategic Vision, the Company emphasizes providing its customers full service commercial and consumer banking at a local level using a personalized service approach, while serving and strengthening the communities in which the Banks are located through community service activities.

    The Company grants significant autonomy and flexibility to the Banks in delivering and pricing products at the local level in response to market considerations and customer needs. This flexibility and autonomy enables the Banks to remain competitive and enhances the relationships between the Banks and the customers they serve. The Company also emphasizes accountability, however, by establishing performance and incentive standards for the Banks which are tied to net income at the individual branch level. The Company believes that this combination of autonomy and accountability allows the Banks to provide a high level of personalized service to customers while remaining attentive to financial performance.

GROWTH STRATEGY

    The Company's growth strategy includes growing internally and expanding into new and complementary markets when appropriate opportunities arise. The Company believes it has in place an infrastructure that will allow for growth and yield economies of scale on a going forward basis. The Company is pursuing regulatory approval to open several new branch offices in Montana and Wyoming. The Company believes that it will continue to expand its presence in the Montana and Wyoming markets.

    INTERNAL GROWTH

    The Company's internal growth strategy is to attract and retain customers by providing personalized "high touch" service, increasing its offering of products and services and cross-selling existing products and services. The Company believes its ability to offer a complete package of consumer and commercial banking products and services enhances First Interstate's image as a "one-stop" banking organization. The Company creates awareness of its products and services through various marketing and promotional efforts, including involvement in community activities.

    EXTERNAL GROWTH

    The Company has grown in recent years by selectively acquiring banks in additional markets in Montana and Wyoming. Since September 1996, the Company has acquired FIB Whitefish and the FIB Banks. The Company considers acquisitions which will enhance its existing position within a market, expand its presence into complementary markets, or add capabilities or personnel that will enhance the Company as a whole. The Company has a selective acquisition strategy in that it principally considers those institutions with strong financial and managerial resources already in place.

THE BANKS

    The Company, through the Banks, delivers a comprehensive range of consumer and commercial banking services to individual and business customers. These services include personal and business checking and savings accounts, time deposits, individual retirement accounts, cash management, trust services and commercial, consumer, real estate, agriculture and other loans.

    FIB Montana, a Montana chartered bank organized in 1916, has 20 banking offices in 14 Montana communities, including Billings, Bozeman, Colstrip, Cut Bank, Eureka, Evergreen, Gardiner, Great Falls, Hardin, Kalispell, Livingston, Miles City, Missoula and Whitefish. These communities are home to a variety of industries, including agriculture, mining, energy, timber processing, tourism, government services, education and medical services, with a significant number of small to medium sized businesses. As of June 30, 1997, FIB Montana held assets and deposits totaling $1.4 billion and $1.1 billion, respectively. FIB Montana is the largest independent bank headquartered in Montana. The Bank's main office is located in Billings, Montana.

    FIB Wyoming, a Wyoming chartered bank organized in 1893, has ten banking offices in eight Wyoming communities, including Buffalo, Casper, Gillette, Greybull, Lander, Laramie, Riverton and Sheridan. These communities are home to a variety of industries, including energy, agriculture, mining, tourism, government services, education and medical services with a significant number of small to medium sized businesses. As of June 30, 1997, FIB Wyoming held assets and deposits totaling $701.1 million and $601.4 million, respectively. The Bank's main office is located in Sheridan, Wyoming.

    First Interstate, fsb, a federally chartered savings bank, was opened as a de novo federal savings bank in December 1996, and currently has one banking office in Hamilton, Montana. The Company expects to merge First Interstate, fsb with and into FIB Montana in the fourth quarter of 1997, subject to regulatory approval. Following the merger, the Company expects that FIB Montana will continue operating the First Interstate, fsb office in Hamilton, Montana as a branch office and that the Company will deregister as a savings and loan holding company. The Company believes that this merger will not materially alter the Company's ongoing operations. As of June 30, 1997, First Interstate, fsb held assets and deposits totaling $3.8 million and $1.9 million, respectively.

ADMINISTRATION OF THE BANKS

    Each of the Banks and their respective branches operate with a significant level of autonomy and are responsible for day-to-day operations, the pricing of loans and deposits, lending decisions and community relations. The Company also emphasizes accountability, however, by establishing performance and incentive standards for the Banks which are tied to net income at the individual branch level. The Company provides general oversight and centralized services for the Banks to enable them to serve their markets more effectively. These services include data processing, credit administration, auditing, asset/liability management, investment analysis, human resources management, marketing and planning coordination. The Company continues to emphasize corporate administration of functions which assist the Banks and their branches in more effectively focusing on their respective markets and customers. Key among those functions are the following:

    DATA PROCESSING

    The Company provides most of its and the Banks' data processing requirements. These services, including general ledger, investment securities management and loan and deposit processing, are performed through the use of computer hardware which First Interstate owns and maintains and software which it licenses. First Interstate also operates an extensive ATM network for the benefit of the Banks' customers.

    CREDIT ADMINISTRATION

    The Company has established comprehensive credit policies which guide the Banks' lending activities. These policies establish system-wide standards and assist Bank management in the lending process. On the local level, the Banks are granted significant autonomy and flexibility with respect to credit pricing issues and lending decisions.

    FINANCIAL AND ACCOUNTING

    The Company provides all accounting services for the Banks, including general ledger administration, internal and external reporting, asset/liability management and investment portfolio analysis. In addition, the Company has established policies regarding capital expenditures, asset/liability management and capital management.

    SUPPORT SERVICES

    The Company provides the Banks with legal and compliance services, internal auditing services, marketing services, planning coordination, personnel and staffing support and various other services. The Company believes the centralization of these services yields economies of scale, increases the efficiency of the Banks and allows management of the Banks' branches to focus on serving their market areas and customers.

LENDING ACTIVITIES

    The Banks offer short and long-term commercial, consumer, real estate, agricultural and other loans to individuals and small to medium sized businesses in each of their market areas. The lending activities of the Banks and their branches are guided by the Company's comprehensive lending and credit guidelines. The Company believes that it is important to keep the credit decision at the local branch level in order to enhance the speed and efficiency with which the customer is served. While each loan must meet minimum underwriting standards established in the Company's lending policy, lending officers are granted certain levels of autonomy in approving and pricing loans. The Company-established credit policies are intended to maximize the quality and mix of loans, while also assuring that the Banks and their branches are responsive to competitive issues and community needs in each market area. The credit policies establish specific lending authorities to Bank officers, reflecting their individual experience and level of authority, type of loan and collateral, and thresholds at which loan requests must be approved at a committee level.

    The Company oversees the lending activities of the Banks and is responsible for monitoring general lending activities. Areas of oversight include the types of loans, the mix of variable and fixed rate loans, delinquencies, non-performing assets, classified loans and other credit information to evaluate the risk within each Bank's loan portfolio and to recommend general reserve percentages and specific reserve allocations.

    The Company's loan portfolio is diversified across commercial, consumer, real estate, agricultural and other loans, with a mix of fixed and variable rate loans. Individual branches are granted autonomy with respect to product pricing, which is significantly influenced by the markets in which the particular branches are located.

    COMMERCIAL LOANS

    The Banks provide a mix of variable and fixed rate commercial loans. The loans are typically made to small to medium sized manufacturing, wholesale, retail and service businesses for working capital needs and business expansions. As of June 30, 1997, 35.6% of the Company's loan portfolio was composed of commercial loans. Commercial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with the business operations as the primary source of repayment, but also include collateralization by inventory, accounts receivable, equipment, real estate and/ or personal guarantees.

    Unlike residential mortgage loans and consumer installment loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans involve different risks and are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. The Company attempts to limit these risks by employing underwriting and documentation standards contained in written loan policies and procedures. These policies and procedures are reviewed on an ongoing basis by management and adherence to stated policies are monitored by credit administration.

    CONSUMER LOANS

    The Banks' consumer loans include personal automobile loans, home improvement loans and equity lines of credit. The consumer loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis. The equity lines of credit are generally floating rate, are reviewed annually and are secured by residential real estate. Over two-thirds of the Company's consumer loans are indirect dealer paper which is created when the Company advances money to dealers of consumer products who in turn lend such money to consumers purchasing automobiles, boats and other consumer goods. As of June 30, 1997, 34.1% of the Company's loan portfolio was composed of consumer and personal loans.

    REAL ESTATE LOANS

    The Banks provide interim and permanent financing for both single-family and multi-unit properties and medium term loans for commercial and industrial buildings. The Banks originate variable and fixed rate real estate mortgages, generally in accordance with the guidelines of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Loans originated in accordance with these guidelines are referred to as "conforming loans" and loans which do not meet these standards are referred to as "non-conforming loans." The Company sells all conforming loans in the secondary market, but generally retains its non-conforming loans. Real estate loans are typically secured by first liens on the financed property. As of June 30, 1997, 18.7% of the Company's loan portfolio was composed of real estate loans, many of which are fixed rate loans, with maturities generally less than 15 years.

    AGRICULTURAL LOANS

    Agricultural loans generally consist of short and medium-term loans and lines of credit and are made to the large base of farm and ranch operations in the Company's market areas. The Banks make agricultural loans in many of the communities they serve, which are generally used for crops, livestock, buildings and equipment, and general operating purposes. Agricultural loans are generally secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch. As of June 30, 1997, 11.3% of the Company's loan portfolio was composed of agricultural loans. Agricultural loans generally have maturities of five years or less, with operating lines lasting for one production season.

DEPOSITS

    Each of the Banks offers usual and customary depository products provided by commercial banks, including personal and business checking accounts, savings accounts and time deposits (including IRAs). Deposits at the Banks are insured by the FDIC up to statutory limits. Local branch management is given relative autonomy in determining the type, mix and pricing of the depository products offered to customers, in an attempt to best compete in each Bank's particular market, with corporate standards established at the Company level to determine general guidelines and pricing. As of June 30, 1997, approximately 38.1%, 24.5% and 37.4% of the Company's deposits consisted of demand, savings and time deposits, respectively. The Company also has a significant number of repurchase agreements primarily with commercial depositors. Under the repurchase agreements, the Company sells, but does not transfer on its books or otherwise, investment securities held by the Company to a customer under an agreement to repurchase the investment security at a specified time or on demand.

OTHER OPERATIONS

    In addition to the services mentioned above, the Company offers safe deposit boxes, night depository services and wire transfers, among other things. The Company also operates a substantial data processing division that performs data processing services for the Banks and 35 non-affiliated financial institutions in Montana, Wyoming and Idaho. The Company also provides support for over 540 ATM locations in 12 states, principally in Montana, Wyoming, Idaho, Colorado and North Dakota.

    The Company, through the Banks, offers a full range of fee-based trust services to its individual, non-profit and corporate clients, including corporate pension plans, individual retirements plans and 401(k) plans. Total assets under management by the Company's trust operations totaled $565.0 million at June 30, 1997.

COMPETITION

    The banking and financial services business in both Montana and Wyoming is highly competitive. The Banks compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. The Company competes in its markets on the basis of its Strategic Vision philosophy, timely and responsive customer service and general market presence. Several of the Company's competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Banks. Moreover, the Banking and Branching Act has increased competition in the Banks' markets, particularly from larger, multi-state banks. See "Regulation and Supervision." The

Company competes with several large, multi-state banks as well as numerous smaller community banks. Principal competitors include Norwest Corporation, U.S. Bancorp and Community First Bankshares, Inc. With respect to core deposits, the Company believes it ranks second in market share to all other competitors in each of Montana and Wyoming. See "Risk Factors--Competition."

PROPERTIES

    The Company is the anchor tenant in a commercial building in which the Company's principal executive offices are located in Billings, Montana. The building is owned by a joint venture partnership in which FIB Montana is one of the two partners, owning a 50% interest in the partnership. The Company and FIB Montana lease space for operations in the building. The Company also leases buildings in which five branches are located. All other branches are located in Company-owned facilities. The Company believes its leased and owned facilities are adequate for its present needs and anticipates future growth. See also Note 6 and Note 13 of the Notes to Consolidated Financial Statements.

EMPLOYEES

    The Company employed approximately 950 full-time and 225 part-time employees as of June 30, 1997. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

    In the normal course of business, the Banks are named or threatened to be named as defendants in various lawsuits. In the opinion of management, following consultation with legal counsel, the pending lawsuits are without merit or, in the event the plaintiff prevails, the ultimate liability or disposition thereof will not have a material adverse effect on the Company's business, financial condition or results of operations.

                           REGULATION AND SUPERVISION

    Bank holding companies, commercial banks and savings banks are subject to extensive regulation under both federal and state law. See "Risk Factors--Government Regulation and Monetary Policy." Set forth below is a summary description of certain laws which relate to the regulation of First Interstate and the Banks. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

FIRST INTERSTATE

    As a bank holding company, First Interstate is subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to supervision and regulation by the Federal Reserve. First Interstate is also subject to certain provisions of the Savings and Loan Holding Company Act (the "SLHCA"), now codified under the Home Owner Loan Act of 1933, as amended (the "HOLA").

    The Federal Reserve may require that First Interstate terminate an activity or terminate control of or liquidate or divest certain Banks if the Federal Reserve believes such activity or control constitutes a significant risk to the financial safety, soundness or stability of any of the Banks or is in violation of the BHCA. The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, First Interstate must file written notice and obtain approval from the Federal Reserve prior to purchasing or redeeming its equity securities, as is required with respect to redemption of the Company's noncumulative perpetual preferred stock. Further, First Interstate is required by the Federal Reserve to maintain certain levels of capital. See "--Capital Standards" herein.

    First Interstate is required to obtain the prior approval of the Federal Reserve for the acquisition of 5% or more of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve is also required for the merger or consolidation of First Interstate and another bank holding company.

    First Interstate is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of 5% or more of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, First Interstate, subject to the prior approval of the Federal Reserve, may engage in, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve may consider, among other things, whether the performance of such activities by First Interstate or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "1996 Budget Act") eliminated the requirement that bank holding companies seek Federal Reserve approval before engaging de novo in permissible nonbanking activities listed in Regulation Y, which governs bank holding companies, if the holding company and its lead depository institution are well-managed and Well-Capitalized (as defined herein) and certain other criteria specified in the statute are met. For purposes of determining the capital levels at which a bank holding company is considered "Well-Capitalized" under the Budget Act and Regulation Y, the Federal Reserve adopted, as a rule, risk-based capital ratios (on a consolidated basis) that are the same as the levels set for determining that a state member bank is Well Capitalized under the provisions established under the prompt corrective action provisions of federal law. See "--Prompt Corrective Action and Other Enforcement Mechanisms" herein.

    Under Federal Reserve regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve's regulations or both.

    The Company registered as a savings and loan holding company under the SLHCA in connection with the formation of First Interstate, fsb. Amendments to the SLHCA in 1996 have generally exempted bank holding companies from substantially all of the requirements of the SLHCA. However, the Company is subject to certain limitations on its activities under the SLHCA and Office of Thrift Supervision (the "OTS") regulations by reason of its control of First Interstate, fsb. These limitations are generally less restrictive than those applicable to the Company under the BHCA and Federal Reserve regulations.

    Upon merger of First Interstate, fsb with and into FIB Montana, the Company will cease to be subject to the SLHCA and the HOLA.

THE BANKS

    FIB Montana is subject to the supervision of and regular examination by, the Federal Reserve and the State of Montana. FIB Wyoming is subject to the supervision of and regular examination by, the FDIC and the State of Wyoming. First Interstate, fsb, as a federally chartered savings bank, is subject to the supervision of and regular examination by, the OTS. If any of the foregoing regulatory agencies determine that the financial condition, capital resources, asset quality, earning prospects, management, liquidity or other aspects of a Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to such agencies. These remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate a Bank's deposit insurance, which would result in a revocation of the Bank's charter. None of the Banks has been the subject of any such actions by their respective regulatory agencies.

    The FDIC insures the deposits of the Banks in the manner and to the extent provided by law. For this protection, the Banks pay a semiannual statutory assessment. See "--Premiums for Deposit Insurance" herein.

    Various requirements and restrictions under the laws of the states of Montana and Wyoming and the United States affect the operations of the Banks. State and federal statutes and regulations relate to many aspects of the Banks' operations, including levels of capital, reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements.

RESTRICTIONS ON TRANSFERS OF FUNDS TO FIRST INTERSTATE AND THE BANKS

    First Interstate is a legal entity separate and distinct from the Banks. Statutory and regulatory limitations exist with respect to the amount of dividends which may be paid to First Interstate by the Banks. Under Montana banking law, FIB Montana may not declare dividends in any one calendar year in excess of its net earnings of the preceding two years without giving notice to the Montana Commissioner of Banking and Financial Institutions. As a Federal Reserve member bank, FIB Montana may not, without the consent of the Federal Reserve, declare dividends in a calendar year which, when aggregated with prior dividends in that calendar year, exceed the calendar year net profits of FIB Montana together with retained earnings for the prior two calendar years. Under Wyoming banking law, FIB Wyoming may not, without the approval of the Wyoming Banking Commissioner, declare dividends in any one calendar year in excess of its net profits in the current year combined with retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, there are restrictions under the Company's debt instruments which prohibit dividends in certain circumstances.

    The bank regulatory agencies also have authority to prohibit the Banks from engaging in activities that, in their respective opinions, constitute unsafe or unsound practices in conducting their business. It is possible, depending upon the financial condition of the Bank in question and other factors, that the bank regulatory agencies could assert that the payment of dividends or other payments might, under some circumstances, be an unsafe or unsound practice. Further, the bank regulatory agencies have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Banks or First Interstate may pay. See "--Prompt Corrective Action and Other Enforcement Mechanisms" and "--Capital Standards" herein for a discussion of these additional restrictions on capital distributions.

    A large portion of First Interstate's revenues, including funds available for the payment of interest on the Junior Subordinated Debentures, dividends and operating expenses, are and will continue to be, dividends paid by the Banks.

    The Banks are also subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, First Interstate or any affiliate of First Interstate, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of First Interstate or the Banks. Such restrictions prevent First Interstate and the Banks from borrowing from the Banks unless the loans are secured by marketable obligations or other acceptable collateral of designated amounts. Further, such secured loans and investments by the Banks to or in First Interstate are limited to 10% of the respective Bank's capital stock and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the respective Bank's capital stock and surplus (as defined by federal regulations). Additional restrictions on transactions with Banks may be imposed on the Banks by state or federal regulations including under the prompt corrective action provisions of federal law. See "--Prompt Corrective Action and Other Enforcement Mechanisms" herein.

COMMON LIABILITY

    Under federal law, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. These provisions can have the effect of making one Bank responsible for FDIC-insured losses at another Bank.

EFFECT OF GOVERNMENT POLICIES AND LEGISLATION

    Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Banks on their deposits and their other borrowings and the interest rate received by the Banks on loans extended to their customers and on investment securities comprises a major portion of the Banks' earnings. These rates are highly sensitive to many factors that are beyond the control of the Banks. Accordingly, the earnings and potential growth of the Banks are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial institutions subject to the Federal Reserve's reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial service providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial service providers are frequently made in Congress, in the Montana and Wyoming legislatures and before various bank regulatory and other professional agencies. The likelihood of any major legislative changes and the impact such changes might have on First Interstate or the Banks are impossible to predict.

CAPITAL STANDARDS

    The Federal Reserve and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for transactions reported on the balance sheet as both assets and transactions, such as letters of credit and recourse arrangements. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with high credit risk, such as commercial loans.

    A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets. The regulators measure risk-adjusted assets, which include off-balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital (both as defined herein)) and Tier 1 capital. "Tier 1 capital" consists of, among other things, (i) common stockholders' equity capital (including common stock and related surplus and undivided profits); (ii) noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies), including any related surplus; and (iii) minority interests in certain subsidiaries, less most intangible assets. "Tier 2 capital" may consist of: (i) a limited amount of allowance for loan and lease losses ("ALLL"); (ii) cumulative perpetual preferred stock; (iii) perpetual preferred stock, including any related surplus; (iv) term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

    In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the "leverage ratio." For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be at least 5%. See "--Prompt Corrective Action and Other Enforcement Mechanisms." In addition to the uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. First Interstate and the Bank are all rated as Well Capitalized (as defined below).

    In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of the bank's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances. This policy statement augments the August 1995 regulations adopted by the federal banking agencies which addressed risk-based capital standards for interest rate risk.

    In December 1993, the federal banking agencies issued an interagency policy statement on the ALLL which, among other things, established certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50% of assets classified doubtful; (c) 15% of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months. This amount is neither a "floor" nor a "safe harbor" level for an institution's ALLL.

    Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies issued final rules governing banks and bank holding companies, which became effective April 1, 1995 and which limit the amount of deferred tax assets that are allowable in computing an institution's regulatory capital. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, based on projected taxable income for that year or (ii) 10% of Tier 1 capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital and total assets and regulatory capital calculations.

    Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Banks to grow and could restrict the amount of profits, if any, available for the payment of dividends. For information concerning the capital ratios of First Interstate, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Capital Resources."

PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

    Federal law requires each federal banking agency to take prompt corrective action to resolve problems of insured depository institutions, including, without limitation, those institutions which fall below one or more prescribed minimum capital ratios. In accordance with federal law, each federal banking agency has promulgated regulations defining five categories in which an insured depository institution will be placed, based on the level of its capital ratios. The five categories are "Well Capitalized," "Adequately Capitalized," "Undercapitalized," "Significantly Undercapitalized" and "Critically Undercapitalized." An insured depository institution will be classified in the following categories based, in part, on the capital measures indicated below:

WELL CAPITALIZED                         ADEQUATELY CAPITALIZED

Total risk-based capital of at least     Total risk-based capital of at least
10%;                                     8%;
Tier 1 risk-based capital of 6%; and     Tier 1 risk-based capital of 4%; and
Leverage ratio of 5%.                    Leverage ratio of 4%.

UNDERCAPITALIZED                         SIGNIFICANTLY UNDERCAPITALIZED

                                         Total risk-based capital less than
Total risk-based capital less than 8%;   6%;
Tier 1 risk-based capital less than 4%;  Tier 1 risk-based capital less than
or                                       3%; or
Leverage ratio less than 4%.             Leverage ratio less than 3%.

CRITICALLY UNDERCAPITALIZED

Tangible equity to total assets less
than 2%.

    An institution classified as Well Capitalized, Adequately Capitalized or Undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a Significantly Undercapitalized institution as Critically Undercapitalized unless its capital ratio actually warrants such treatment.

    Insured depository institutions are prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be Undercapitalized. If an insured depository institution is Undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any Undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after receiving or being deemed to have received notice, that the institution is Undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan: (i) specifies: (a) the steps the institution will take to become Adequately Capitalized; (b) the levels of capital to be attained during each year in which the plan will be in effect; (c) how the institution will comply with the applicable restrictions or requirements then in effect of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"); and (d) the types and levels of activities in which the institution will engage; (ii) is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital; and (iii) would not appreciably increase the risk (including credit risk, interest-rate risk and other types of risk) to which the institution is exposed. In addition, each company controlling an Undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been Adequately Capitalized on average during each of four consecutive calendar quarters and must otherwise provide appropriate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time the institution became Undercapitalized or (ii) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on Significantly Undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

    An insured depository institution that is Significantly Undercapitalized, or is Undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger; (ii) restrictions on transactions with affiliates;
(iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities; (vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to: (i) force a sale of shares or obligations of the bank, or require the bank to be acquired by or combine with another institution;
(ii) impose restrictions on affiliate transactions and (iii) impose restrictions on rates paid on deposits, unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a Significantly Undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became Undercapitalized.

    Further restrictions and sanctions are required to be imposed on insured depository institutions that are Critically Undercapitalized. For example, a Critically Undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming Critically Undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes Critically Undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's stockholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

    In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. See "--Potential Enforcement Actions" herein.

SAFETY AND SOUNDNESS STANDARDS

    Effective July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the FDICIA. These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and
(vi) compensation, fees and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

PREMIUMS FOR DEPOSIT INSURANCE

    The FDIC has adopted final regulations implementing a risk-based premium system required by federal law, which establishes an assessment rate schedule ranging from nothing to 27 cents per $100 of deposits applicable to members of the Bank Insurance Fund ("BIF"). To determine the risk-based assessment for each institution, the FDIC will categorize an institution as Well Capitalized, Adequately Capitalized or Undercapitalized using the same standards used by the FDIC for its prompt corrective action regulations. For purposes of assessing FDIC premiums, an Undercapitalized institution will generally be one that does not meet either a Well Capitalized or an Adequately Capitalized standard. The FDIC will also assign each institution to one of three subgroups based upon reviews by the institution's primary federal or state regulator, statistical analyses of financial statements and other information relevant to evaluating the risk posed by the institution. The three supervisory categories are: financially sound with only a few minor weaknesses ("Group A"), demonstrates weaknesses that could result in significant deterioration ("Group B") and poses a substantial probability of loss ("Group C").

    The BIF assessment rates are set forth below for institutions based on their risk-based assessment categorization.

                  ASSESSMENT RATES EFFECTIVE JANUARY 1, 1996*

                                                                    GROUP A        GROUP B        GROUP C
                                                                 -------------  -------------  -------------
Well Capitalized...............................................            0              3             17
Adequately Capitalized.........................................            3             10             24
Undercapitalized...............................................           10             24             27

------------------------

*   Assessment figures are expressed in terms of cents per $100 of deposits.

    The 1996 Budget Act capitalized the Savings Association Insurance Fund ("SAIF") through a special assessment on SAIF-insured deposits and which required banks to share in part of the interest payments on the Financing Corporation ("FICO") bonds which were issued to help fund the federal government costs associated with the savings and loan crisis of the late 1980s. Effective January 1, 1997, for FICO payments, SAIF-insured institutions, like First Interstate, fsb, pay 3.2 cents per $100 in domestic deposits and BIF-insured institutions, like the Banks, pay 0.64 cents per $100 in domestic deposits. Full pro rata sharing of FICO interest payments takes effect on January 1, 2000.

    The federal banking regulators are also authorized to prohibit depository institutions and their holding companies from facilitating or encouraging the shifting of deposits from SAIF to BIF for the purpose of evading thrift assessment rates. The 1996 Budget Act also prohibits the FDIC from setting premiums under the risk-based schedule above the amount needed to meet the designated reserve ratio (currently 1.25%).

INTERSTATE BANKING AND BRANCHING

    Under the Banking and Branching Act, a bank holding company may obtain approval under the BHCA to acquire an existing bank located in another state without regard to state law. A bank holding company is not permitted to make such an acquisition if, upon consummation of the acquisition, it would control
(a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks or bank holding companies. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law, except that a state may not impose more than a five-year age requirement.

    The Banking and Branching Act also permits, beginning as of June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997 and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph also apply to such mergers. The Banking and Branching Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

    On March 20, 1997, the State of Montana enacted legislation which authorizes de novo branching within the state by banks chartered under the laws of the State of Montana. In the same legislation, Montana elected to "opt out" of full interstate branching available under the Banking and Branching Act, thereby precluding interstate branching in Montana until October 1, 2001. Nevertheless, after the foregoing prohibition expires, competition in the Company's market areas could increase significantly.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

    The Banks are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

    In May 1995, the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with its CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

    In March 1994, the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

    In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." Based on an examination conducted during the first quarter of 1996, FIB Montana and FIB Wyoming were both rated "satisfactory."

POTENTIAL ENFORCEMENT ACTIONS

    Commercial banking organizations, such as the Banks and their institution-affiliated parties, which include First Interstate, may be subject to potential enforcement actions by the Federal Reserve and the FDIC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of the Banks), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDICIA. Additionally, a bank holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against such bank holding company. Neither First Interstate nor the Banks has been subject to any such enforcement actions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning each of the directors and executive officers of the Company:

                 NAME                        AGE                                   POSITION
---------------------------------------      ---      -------------------------------------------------------------------
Homer A. Scott, Jr.....................          62   Chairman of the Board
James R. Scott.........................          47   Vice Chairman of the Board
Thomas W. Scott........................          53   President, Chief Executive Officer and Director
William H. Ruegamer(1).................          53   Executive Vice President, Chief Operating Officer and Director
Terrill R. Moore.......................          45   Senior Vice President, Chief Financial Officer and Secretary
William G. Wilson......................          58   Senior Vice President
Edward Garding.........................          48   Senior Vice President
Dan S. Scott...........................          66   Director
Randy Scott............................          43   Director
Susan Scott Heyneman...................          58   Director
Joel Long..............................          56   Director
James Haugh............................          60   Director Nominee

------------------------

(1) Mr. Ruegamer will resign from all positions with the Company effective October 31, 1997.

    HOMER A. SCOTT, JR. has been a director of First Interstate since 1971 and the Chairman of the Board since 1988. Mr. Scott has served as a director of Montana-Dakota Resources Group, Inc. since 1983. Mr. Scott is the brother of James R. Scott, Thomas W. Scott, Dan S. Scott and Susan Scott Heyneman.

    JAMES R. SCOTT has been a director of First Interstate since 1971 and the Vice Chairman of the Board since January 1990. Currently, Mr. Scott is also President of the First Interstate Bank Foundation. Mr. Scott is the brother of Homer A. Scott, Jr., Thomas W. Scott, Dan S. Scott and Susan Scott Heyneman.

    THOMAS W. SCOTT has been a director of First Interstate since 1971 and has served as President and Chief Executive Officer of First Interstate since 1978. Mr. Scott is the brother of Homer A. Scott, Jr., James R. Scott, Dan S. Scott and Susan Scott Heyneman.

    WILLIAM H. RUEGAMER has served as a director, the Executive Vice President and Chief Operating Officer of First Interstate since 1988. Mr. Ruegamer will resign from all positions with the Company effective October 31, 1997.

    TERRILL R. MOORE has been a Senior Vice President, the Chief Financial Officer and Secretary of First Interstate since November 1989, and served in various finance and accounting positions within the Company since April 1979. Mr. Moore was formerly a manager with KPMG Peat Marwick LLP.

    WILLIAM G. WILSON has been a Senior Vice President of First Interstate since 1983. He was also Chief Financial Officer of First Interstate until November 1989.

    EDWARD GARDING has been a Senior Vice President of First Interstate since September 1996, and served in various management positions within the Company since 1971.

    DAN S. SCOTT has been a director of First Interstate since 1971. Mr. Scott has served as President and General Manager of Padlock Ranch Co. and Flying V Cattle Co. since 1970. Mr. Scott is the brother of Homer A. Scott, Jr., James R. Scott, Thomas W. Scott and Susan Scott Heyneman.

    RANDY SCOTT has been a director of First Interstate since August 1993. Mr. Scott was a trust officer of FIB Montana's trust division from 1991 until 1996. In total, Mr. Scott was employed by the Company for nineteen years. Mr. Scott is the son of Dan S. Scott.

    SUSAN SCOTT HEYNEMAN has been a director of First Interstate since March 1994. Ms. Heyneman served previously as a director of First Interstate, having resigned in 1989 to pursue personal interests. With her husband, Ms. Heyneman has been a co-owner of the Bench Ranch for more than five years. Ms. Heyneman is the sister of Homer A. Scott, Jr., James R. Scott, Thomas W. Scott and Dan S. Scott.

    JOEL LONG has been a director of First Interstate since May 1996. Mr. Long has been the owner and President of JTL Group, Inc., a construction firm doing business in Montana and Wyoming, since 1990.

    JAMES HAUGH is a director nominee of the Company who has been approved by the Company's stockholders to serve as a director but has not yet been qualified to do so. Mr. Haugh formed American Capital LLC, a financial consulting firm, in October 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in the accounting firm of KPMG Peat Marwick LLP.

BOARD COMMITTEE

    The Company's compensation committee is comprised of Homer A. Scott, Jr., James R. Scott, Dan S. Scott and Joel Long.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth data concerning the compensation received by the Chief Executive Officer of First Interstate and four other executive officers of First Interstate as of December 31, 1996, whose salary and bonus for the year ended December 31, 1996, exceeded $100,000 in the aggregate. In all cases, payment was for services in all capacities of First Interstate and the Banks.

                                     SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                      -----------------------------------  ----------
NAME AND PRINCIPAL                                          OTHER ANNUAL    OPTIONS/     ALL OTHER
POSITION                     YEAR      SALARY      BONUS    COMPENSATION(1)    SARS    COMPENSATION(2)
-------------------------  ---------  ---------  ---------  -------------  ----------  -------------
Thomas W. Scott .........       1996  $ 206,000  $  75,000    $   7,200        --        $  23,002
  President and CEO             1995    200,000     63,000        7,200        --           17,697
                                1994    194,000     60,000        7,200        --           21,839

William H. Ruegamer .....       1996  $ 190,000  $  66,500    $     199    1400/1400     $  21,583
  Executive Vice                1995    184,000     58,000          699    1400/1400        18,602
    President
  & COO                         1994    173,500     55,000          167     1200/900        19,799

William G. Wilson .......       1996  $ 102,000  $  39,580    $   7,200     600/600      $  12,544
  Senior Vice President         1995     99,000     27,720        7,200     800/800         12,597
                                1994     95,500     25,785        7,200     800/600         12,142

Edward Garding(3) .......       1996  $ 106,730  $  30,000    $  20,860     800/800      $  12,431
  Senior Vice President         1995     NA         NA           NA            NA           NA
                                1994     NA         NA           NA            NA           NA

Terrill R. Moore ........       1996  $  86,684  $  35,184    $   7,200     800/800      $  12,740
  Senior Vice President &       1995     80,800     22,624        7,200     800/800         11,462
  CFO                           1994     77,800     21,006        7,200     800/600         10,324

------------------------

(1) Other annual compensation principally relates to an auto allowance or the value of personal usage of a Company-owned vehicle, except that Edward Garding also received reimbursement of moving and related expenses aggregating $13,660 in 1996.

(2) All other compensation includes (i) premiums paid by the Company on health and life insurance policies, (ii) contributions by the Company to the Company's noncontributory qualified profit sharing plan and (iii) contributions by the Company to the Company's contributory qualified employee savings plan, qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). For the fiscal year ending December 31, 1996, premiums on health and life insurance on behalf of Thomas
    W. Scott, William H. Ruegamer, William G. Wilson, Edward Garding and Terrill
    R. Moore were $3,307, $2,687, $2,687, $2,870 and $3,131, respectively. For the fiscal year ending December 31, 1996, contributions to the Company's profit sharing plan on behalf of Thomas W. Scott, William H. Ruegamer, William G. Wilson, Edward Garding and Terrill R. Moore were $10,187, $9,396, $5,044, $5,227 and $4,272, respectively. For the fiscal year ending December 31, 1996, contributions to the Company's employee savings plan on behalf of Thomas W. Scott, William H. Ruegamer, William G. Wilson, Edward Garding and Terrill R. Moore were $9,508, $9,500, $4,813, $4,334 and $5,337, respectively.

(3) Not an executive officer of First Interstate prior to 1996.

    OPTION/SAR GRANTS TABLE

    The following table provides information concerning grants of options to purchase First Interstate common stock, no par value (the "Common Stock"), and related stock appreciation rights ("SARs") made during the year ended December 31, 1996, to the persons named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                               -----------------------------------------------------    ANNUAL RATES OF
                                NUMBER OF     PERCENT OF                                     STOCK
                                SECURITIES       TOTAL                                 PRICE APPRECIATION
                                UNDERLYING   OPTIONS/ SARS   EXERCISE                         FOR
                                 OPTIONS/     GRANTED TO      OR BASE                   OPTION/SAR TERM
                                   SARS      EMPLOYEES IN      PRICE     EXPIRATION   --------------------
NAME                             GRANTED      FISCAL YEAR     ($/SH)        DATE         5%         10%
-----------------------------  ------------  -------------  -----------  -----------  ---------  ---------
Thomas W. Scott..............       --            --            --           --          --         --
William H. Ruegamer..........   1400/1400           8.43%        17.86      1/16/06   $  31,444  $  79,688
William G. Wilson............    600/600            3.61%        17.86      1/16/06   $  13,476  $  34,152
Edward Garding...............    800/800            4.82%        17.86      1/16/06   $  17,968  $  45,536
Terrill R. Moore.............    800/800            4.82%        17.86      1/16/06   $  17,968  $  45,536

    The following table indicates the number and value of the stock options and SARs exercised in 1996 and the number and value of unexercised stock options and SARs as of December 31, 1996. All stock options and SARs are currently exercisable.

       AGGREGATED OPTION/SAR EXERCISES IN 1996 AND FISCAL YEAR-END VALUES

                                                                                           VALUE OF UNEXERCISED,
                                                                   NUMBER OF UNEXERCISED  IN-THE-MONEY OPTIONS AND
                                  SHARES ACQUIRED       VALUE      OPTIONS/SARS HELD AT     SARS AT DECEMBER 31,
NAME                                ON EXERCISE       REALIZED       DECEMBER 31, 1996              1996
-------------------------------  -----------------  -------------  ---------------------  ------------------------
Thomas W. Scott................         --               --                 --                       --
William H. Ruegamer............          3,224        $  75,095        11,488/7,444             $    195,311
William G. Wilson..............            608        $  11,906         5,200/3,500             $     79,679
Edward Garding.................          1,704        $  39,690         8,140/5,070             $    144,362
Terrill R. Moore...............          1,888        $  43,976         7,476/4,738             $    127,912

    TERMINATION OF EMPLOYMENT ARRANGEMENT

    On August 25, 1997, the Company entered into an agreement with William H. Ruegamer (the "Resignation Agreement"), pursuant to which Mr. Ruegamer and the Company agreed that Mr. Ruegamer will resign from his employment with the Company effective October 31, 1997. Under the Resignation Agreement, Mr. Ruegamer agreed to release the Company from any potential claims, and the Company agreed to provide Mr. Ruegamer (i) a 1997 performance bonus of $55,000,
(ii) the sum of $250,000, payable in 24 equal monthly installments, (iii) health and dental insurance for Mr. Ruegamer and his spouse until October 31, 2001 (unless Mr. Ruegamer obtains other employment prior to that time), and (iv) a term life insurance policy in the amount of $500,000 to be funded by the Company for a period of 10 years. In consideration of Mr. Ruegamer agreeing not to compete for a period of two years, the Company also agreed (i) to extend the period in which the Company could repurchase any Common Stock owned by Mr. Ruegamer, (ii) to extend the exercise period of stock options and SARs held by Mr. Ruegamer, and (iii) to provide a lump-sum payment of $250,000 to Mr. Ruegamer on November 1, 1999.

    SURVIVOR INCOME BENEFIT

    The Company has entered into survivor income agreements (the "Survivor Agreements") with certain executive employees to encourage the executives to remain employees of the Company. Under the Survivor Agreements, designated beneficiaries are entitled to receive a survivor income benefit if the Company owns a life insurance policy on the executive's life and the executive dies before otherwise terminating employment with the Company. Pursuant to the Survivor Agreements and addenda thereto, if the executive voluntarily terminates employment after age sixty, the Survivor Agreement may convert to a split dollar insurance agreement whereby the designated beneficiary is entitled to the death proceeds of the life insurance policy less the cash surrender value of the policy on the day before death. The Company has entered into this type of Survivor Agreement with William H. Ruegamer, William G. Wilson and Edward Garding.

    STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

    The Company has a Stock Option and Stock Appreciation Rights Plan (the "Plan") for key senior officers of the Company. The Plan provides for the granting of stock options which are non-qualified under the Code and SARs in tandem with such options. Each option granted under the Plan may be exercised within a period of ten years from the date of grant. The Plan allows the holder of the stock option granted under the Plan to surrender an exercisable stock option in exchange for cash or shares of the Common Stock in an amount equal to the appraised minority value of covered shares over the option price of such shares.

    COMPENSATION OF DIRECTORS

    Directors who are members of the Scott family or who are executive officers of the Company ("Inside Directors") are compensated for their services in the form of a salary and bonus, as determined by the Compensation Committee of the Board of Directors from time to time. Of the directors not named in the Summary Compensation Table above, Homer A. Scott, Jr. was paid a salary of $99,000 in each of 1996 and 1995 and a salary of $125,000 in 1994. He was also paid a bonus of $15,000 in 1996, $4,000 in 1995 and $10,000 in 1994. James R. Scott was paid a salary of $102,250 in each of 1996, 1995 and 1994 and a bonus of $15,000 in 1996, $10,000 in 1995 and $10,000 in 1994. In 1996, the Company also paid Dan S.
Scott a salary of $39,000 and a bonus of $15,000, and Randy Scott a salary of $18,050. Non-Inside Directors, presently consisting of Joel Long, receive a $400 monthly retainer, $500 per board meeting attended and $250 for each committee meeting attended.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Homer A. Scott, Jr., James R. Scott, Dan S. Scott, and Joel Long serve on the Compensation Committee of the Board of Directors. With the exception of Joel Long, all committee members were officers or employees receiving compensation from First Interstate for services rendered. Homer A. Scott, Jr. and James R. Scott were formerly officers of First Interstate.

    INDEMNIFICATION

    Officers and directors of First Interstate are entitled to indemnification under the Montana Business Corporation Act and pursuant to a Resolution of the Board of Directors dated January 12, 1987. A summary of the indemnification provision in such resolution follows:

    Pursuant to a resolution of the Board of Directors dated January 12, 1987, and under the authority of Section 35-1-414 of the Montana Business Corporation Act, the Company shall indemnify each director and officer of the Company (including former officers and directors) and each agent of the Company serving as a director or officer of a Bank, serving at the specific direction or request of the Company (but only to the extent that such director, officer or agent is not indemnified by the Bank or by insurance provided by the Company), against judgments, penalties, fines, settlements and reasonable expenses actually and reasonably paid by such director, officer or agent by reason of the fact that he or she is or was a director or officer of the Company or such Bank, to the extent provided by and subject to the limitations of the Montana Business Corporation Act.

                          CERTAIN RELATED TRANSACTIONS

    First Interstate and the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with related parties, including business with directors, officers, stockholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons and that did not involve more than a normal risk of collectibility or present other unfavorable features. Such transactions include correspondent banking relationships with affiliated banks, and data processing servicing for affiliated banks, in addition to other customary banking services. To the extent that such transactions consisted of extensions of credit to Company executive officers and directors and to certain members of the Scott family, such extensions of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Loans to First Interstate's executive officers, directors and their related interests represented approximately 7.0% of the Company's stockholders' equity as of December 31, 1996. Loans to executive officers, directors and related interests of officers and directors of First Interstate and the Banks represented approximately 8.0% of the Company's stockholders' equity as of December 31, 1996.

    In January 1996, 78,824 shares of Common Stock were sold by certain directors of the Company to 287 individual participants in the Company's 401(k) Savings Plan. The total cash price was $1.41 million.

    In July 1996, 65,848 shares of Common Stock were sold by the Company to 353 individual participants in the Company's 401(k) Savings Plan. The total cash price was $1.26 million. Further, in July 1996, 100,280 shares of Common Stock were sold by the Company to certain officers, directors, director nominees and employees. The total cash price was $1.92 million.

    In July 1997, 78,072 shares of Common Stock were sold by the Company to certain officers, directors, director nominees and employees. The total cash price was $1.66 million.

    In October 1997, 87,236 shares of Common Stock were sold by the Company to 403 individual participants in the Company's 401(k) Savings Plan. The total cash price was $2.05 million.

    From time to time the Company repurchases shares of Common Stock from stockholders of the Company pursuant to stockholder repurchase agreements and otherwise at the then appraised value thereof. In addition, the Company may redeem shares of Common Stock from the Company's 401(k) Savings Plan on a quarterly basis in accordance with the investment elections of the plan's participants or in connection with distributions under the plan. For the six months ended June 30, 1997 and the year ended December 31, 1996, the Company redeemed shares of Common Stock from the Company's 401(k) Savings Plan in the amount of $70,000 and $71,000, respectively.

    The Company is the anchor tenant in a commercial building in which the Company's principal executive offices are located in Billings, Montana. The building is owned by a joint venture partnership in which FIB Montana is one of the two partners, owning a 50% interest in the partnership. The other 50% interest in the partnership is owned by a company in which Joel Long, a director of the Company, owns beneficially an equity interest of approximately 33%. Indebtedness of the partnership ($10.8 million as of December 31, 1996) is recourse to the partners and guaranteed by the Company. The Company paid rent to the partnership of $611,000, $814,000, $711,000 and $690,000 for the first six months of 1997 and for 1996, 1995 and 1994, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of October 1, 1997 with respect to the beneficial ownership of the Common Stock for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock,
(ii) each of the Company's directors and director nominees, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the notes to the table, all shares shown in the following table are owned both of record and beneficially and each of the following parties has sole voting and investment power with respect to such shares.

                                                        NUMBER OF SHARES
                                                          BENEFICIALLY            PERCENT
BENEFICIAL OWNER                                            OWNED(1)        BENEFICIALLY OWNED
----------------------------------------------------  --------------------  -------------------
James R. Scott(2) ..................................         1,367,816               17.02%
  439 Grandview Blvd.
  Billings, Montana 59102
Randy Scott(3) .....................................         1,160,760               14.44%
  521 Freedom Avenue
  Billings, Montana 59105
Homer A. Scott, Jr.(4) .............................         1,056,668               13.15%
  122 Scott Drive
  Sheridan, Wyoming 82801
Thomas W. Scott ....................................           773,778                9.63%
  P.O. Box 30876
  Billings, Montana 59107
Susan Scott Heyneman(5) ............................           569,876                7.09%
  P.O. Box 285
  Fishtail, Montana 59028
FIB Montana(6) .....................................           497,600                6.19%
  P.O. Box 30918
  Billings, Montana 59116
Dan S. Scott(7).....................................           381,068                4.74%
William H. Ruegamer(8)..............................            40,696                0.51%
William G. Wilson(8)................................            31,528                0.39%
Edward Garding(8)...................................            21,644                0.27%
Terrill R. Moore(8).................................            17,992                0.22%
Joel Long...........................................             4,940                0.06%
All directors and executive officers as a group (11
  persons)(8).......................................         5,426,766               67.24%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of October 1, 1997, are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity.

(2) Includes 560,068 shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 24,988 shares as trustee for John M. Heyneman, Jr. and 24,988 shares as trustee for Thomas Scott Heyneman.

(3) Includes 1,119,792 shares owned beneficially as managing partner of Nbar5 Limited Partnership.

(4) Includes 88,816 shares owned beneficially as trustee for Riki Rae Scott Davidson, 75,276 shares as trustee for Risa Kae Scott Brown and 88,824 shares as trustee for Rae Ann Scott Morse.

(5) Includes 323,060 shares owned beneficially as general partner of Towanda Investments, Limited Partnership.

(6) Includes 230,360 shares owned beneficially as trustee for Jonathan R. Scott, 229,420 shares as trustee for Julie Anne Scott, 35,200 shares as trustee for James F. Heyneman and 2,620 shares as trustee for James R. Scott, Jr.

(7) Includes 48,960 shares owned beneficially as managing partner of Nbar5 A, 41,452 shares as managing partner of Nbar5 O, 37,700 shares as managing partner of Nbar5 K, 33,944 shares as managing partner of Nbar5 S and 33,944 shares as managing partner of Nbar5 T.

(8) Includes options to purchase 10,784 shares, 6,000 shares, 7,956 shares and 7,292 shares held by William H. Ruegamer, William G. Wilson, Edward Garding and Terrill R. Moore, respectively.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The Trust Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of FIB Capital will issue the Trust Securities. The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of FIB Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities (which will be held by First Interstate), as well as other benefits as described in the Trust Agreement.

    The Trust Preferred Securities will represent undivided beneficial ownership interests in FIB Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over Common Securities, as well as other benefits enumerated in the Guarantee Agreement. The Trust Preferred Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities except as described under "Subordination of Common Securities of FIB Capital Held by First Interstate" below.

    Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee Agreement executed by First Interstate for the benefit of the holders of the Trust Preferred Securities will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or on liquidation of the Trust Preferred Securities if FIB Capital does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

    PAYMENT OF DISTRIBUTIONS

    Distributions on the Trust Preferred Securities will be payable at the
annual rate of    % of the stated liquidation amount of $25 (the "Liquidation
Amount"), payable quarterly in arrears on the last day of March, June, September and December in each year, commencing December 31, 1997, to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued to, but excluding, the date the Distribution payment is due. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of FIB Capital on the relevant record date which, for so long as the Trust Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution Date and, in the event the Trust Preferred Securities are not in book-entry form, will be the first day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Trust Preferred Securities will be December 31, 1997.

    The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Montana are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

    The funds of FIB Capital available for distribution to holders of the Trust Preferred Securities will be limited to payments by First Interstate under the Junior Subordinated Debentures in which FIB Capital will invest the proceeds from the issuance and sale of the Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If First Interstate does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent FIB Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by First Interstate. See "Description of Guarantee."

    EXTENSION PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, First Interstate has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for an Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by FIB Capital during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional
amounts thereon at the rate per annum of    % thereof, compounded quarterly from
the relevant Distribution Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. During any such Extension Period, First Interstate may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of First Interstate's capital stock (which includes the Common Stock and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Interstate that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by First Interstate of the debt securities of any Bank if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures; provided, however, that First Interstate may (a) pay dividends on or make distributions in the Common Stock, (b) declare a dividend in connection with the implementation of a stockholders' rights plan, or issue stock under any such plan in the future, or redeem or repurchase any such rights pursuant thereto, (c) make payments under the Guarantee and (d) purchase Common Stock for issuance of Common Stock or rights under any of First Interstate's benefit plans for its directors, officers or employees. Prior to the termination of any such Extension Period, First Interstate may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, First Interstate may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that First Interstate may elect to begin an Extension Period. First Interstate has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

    MANDATORY REDEMPTION

    Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated Debentures--Redemption." If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities pro rata.

    OPTIONAL REDEMPTION

    First Interstate will have the right to redeem the Junior Subordinated
Debentures (i) on or after         , 2002, in whole at any time or in part from
time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures-- Redemption."

    TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    If a Tax Event, an Investment Company Event or a Capital Treatment Event shall occur and be continuing, First Interstate has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event a Tax Event, an Investment Company Event or Capital Treatment Event has occurred and is continuing and First Interstate does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate FIB Capital and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of FIB Capital as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

    DEFINITIONS

    "Additional Sums" means the additional amounts as may be necessary to be paid by First Interstate with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by FIB Capital on the outstanding Trust Securities of FIB Capital shall not be reduced as a result of any additional taxes, duties and other governmental charges to which FIB Capital has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of FIB Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    Subject to First Interstate and FIB Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred Securities and prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, First Interstate will have the right at any time to liquidate FIB Capital and, after satisfaction of the liabilities of creditors of FIB Capital as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of FIB Capital. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities (i) such Trust Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of FIB Capital were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of FIB Capital, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that FIB Capital has funds on hand available for the payment of such Redemption Price. See "Subordination of Common Securities of FIB Capital Held by First Interstate" herein and "Description of Guarantee."

    If FIB Capital gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Montana time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit with DTC funds sufficient to pay the aggregate Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. If any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by FIB Capital or by First Interstate pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by FIB Capital for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), First Interstate may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register of such Trust Preferred Securities on the relevant record date, which date shall be one Business Day prior to the relevant Redemption Date or Liquidation Date, as applicable; provided, however, that if any Trust Preferred Securities are not in book-entry form, the relevant record date for such Trust Preferred Securities shall be a date at least 15 days prior to the Redemption Date or Liquidation Date, as applicable. In the case of a liquidation, the record date shall be no more than 45 days before the Liquidation Date.

    If less than all of the Trust Securities issued by FIB Capital are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the security registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address. Unless FIB Capital defaults in payment of the applicable Redemption Price, on and after the Redemption Date, Distributions will cease to accrue on such Trust Preferred Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES OF FIB CAPITAL HELD BY FIRST INTERSTATE

    Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Trust Preferred Securities then due and payable.

    In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, First Interstate as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of First Interstate as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    First Interstate will have the right at any time to terminate FIB Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Such right is subject to First Interstate having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures."

    In addition, pursuant to the Trust Agreement, FIB Capital shall automatically terminate upon expiration of its term and shall earlier terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of First Interstate; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holder of its Trust Securities, if First Interstate, as Depositor, has delivered written direction to the Property Trustee to terminate FIB Capital (which direction is optional and, except as described above, wholly within the discretion of First Interstate, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "Redemption--Mandatory Redemption;" (iv) expiration of the term of FIB Capital; or (v) the entry of an order for the dissolution of FIB Capital by a court of competent jurisdiction.

    If an early termination occurs as described in clause (i), (ii), (iv) or (v) above, FIB Capital shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of FIB Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of FIB Capital available for distribution to holders, after satisfaction of liabilities to creditors of FIB Capital as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because FIB Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by FIB Capital on the Trust Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities.

    Under current United States federal income tax law and interpretations and assuming, as expected, FIB Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences." If First Interstate elects neither to redeem the Junior Subordinated Debentures prior to maturity nor to liquidate FIB Capital and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities, the Trust Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures.

    If First Interstate elects to liquidate FIB Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of FIB Capital, First Interstate shall continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of Junior Subordinated Debentures-- General."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

       (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default");

       (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

       (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable;

       (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

       (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by First Interstate to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and First Interstate, as Depositor, unless such Event of Default shall have been cured or waived. First Interstate as Depositor and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of FIB Capital as described above. See "Liquidation Distribution upon Termination." Upon a Debenture Event of Default, unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to First Interstate (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as defined herein). See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

    Unless a Debenture Event of Default shall have occurred and be continuing, any of the Property Trustee, the Delaware Trustee or the Administrative Trustees may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in First Interstate as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust property may at the time be located, First Interstate, as the holder of the Common Securities and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to

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which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF FIB CAPITAL

    FIB Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. FIB Capital may, at the request of First Interstate, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of FIB Capital with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) First Interstate expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, conveyance, transfer or lease does not cause the Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities; (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of FIB Capital, (vii) the Successor Securities will be listed or traded on any national securities exchange or other organization on which the Trust Preferred Securities may then be listed, (viii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, First Interstate has received an opinion from independent counsel to FIB Capital experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither FIB Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (ix) First Interstate or any permitted successor or designee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, FIB Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause FIB Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by First Interstate, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any

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ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that FIB Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that FIB Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and First Interstate with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect FIB Capital's status as a grantor trust for United States federal income tax purposes or FIB Capital's exemption from status as an "investment company" under the Investment Company Act; provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that FIB Capital will not be classified as other than a grantor trust for United States federal income tax purposes.

    Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of the Trust Preferred Securities will be required for FIB Capital to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by First

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Interstate, the Trustees or any affiliate of First Interstate or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

    The Trust Preferred Securities will be represented by one or more global certificates registered in the name of DTC or its nominee ("Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    A Global Trust Preferred Security shall be exchangeable for Trust Preferred Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies First Interstate that it is unwilling or unable to continue as a depositary for such Global Trust Preferred Security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) First Interstate in its sole discretion determines that such Global Trust Preferred Security shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any Global Trust Preferred Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in such Global Trust Preferred Security. If Trust Preferred Securities are issued in definitive form, such Trust Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depository or any nominee of such successor.

    Payments on Trust Preferred Securities represented by a Global Trust Preferred Security will be made to DTC, as the depositary for the Trust Preferred Securities. If Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Trust Preferred Securities are issued in certificated form, the record dates for payment of Distributions will be the first day of the month in which the relevant Distribution Date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Upon the issuance of a Global Trust Preferred Security and the deposit of such Global Trust Preferred Security with or on behalf of DTC, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of record holders thereof (the "Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in

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
definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

    So long as DTC for a Global Trust Preferred Security, or its nominee, is the registered owners of such Global Trust Preferred Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

    None of First Interstate, the Property Trustee, any Paying Agent (as defined below), or the Securities Registrar (defined below) for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining supervising or reviewing any records relating to such beneficial ownership interests.

    First Interstate expects that DTC or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of DTC or its nominee. First Interstate also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

    If DTC or its nominee is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by First Interstate within 90 days, FIB Capital will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, FIB Capital may at any time and in its sole discretion, subject to any limitations described herein relating to such Trust Preferred Securities, determine not to have any Trust Preferred Securities represented by one or more Global Trust Preferred Securities and, in such event, will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security or Securities representing the Trust Preferred Securities. Further, if FIB Capital so specifies with respect to the Trust Preferred Securities, an owner of a beneficial interest in a Global Trust Preferred Security representing Trust Preferred Securities may, on terms acceptable to First Interstate, the Property Trustee and DTC, receive individual Trust Preferred Securities in exchange for such beneficial interests, subject to any limitations described herein. In any such instance, an owner of a beneficial interest in a Global Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities represented by such Global Trust Preferred Security equal in Liquidation Amount to such beneficial interest and to have such Trust Preferred Securities registered in its name. Individual Trust Preferred Securities so issued will be issued in denominations, unless otherwise specified by FIB Capital, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Trust Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and First Interstate. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee. If the Property Trustee shall no longer be the

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Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and First Interstate) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of FIB Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. FIB Capital will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by First Interstate and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate FIB Capital in such a way that FIB Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of First Interstate for United States federal income tax purposes. In this connection, First Interstate and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of FIB Capital or the Trust Agreement, that First Interstate and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

    FIB Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

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                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures will be issued under the Indenture. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

    Concurrently with the issuance of the Trust Preferred Securities, FIB Capital will invest the proceeds thereof, together with the consideration paid by First Interstate for the Common Securities, in Junior Subordinated Debentures issued by First Interstate. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture.

GENERAL

    The Junior Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on the last day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing December 31, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Notwithstanding the above, if either the (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture (as defined herein), the record date for such payment shall be the 15th day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued to but excluding the date the interest payment is due. It is anticipated that, until the liquidation, if any, of FIB Capital, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount
thereof (to the extent permitted by law) at the rate per annum of    % thereof,
compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

    The Junior Subordinated Debentures will mature on           , 2027. Such
date may be shortened once at any time by First Interstate to any date not
earlier than           , 2002, subject to First Interstate having received prior
approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. If First Interstate elects to shorten the Stated Maturity, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 90 days prior to the effectiveness thereof.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of First Interstate (as defined herein). Because First Interstate is a holding company, the right of First Interstate to participate in any distribution of assets of any of the subsidiaries, including the Banks, upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such

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
distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that First Interstate may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries, and holders of Junior Subordinated Debentures should look only to the assets of First Interstate for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of First Interstate, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that First Interstate may enter into in the future or otherwise. See "--Subordination."

OPTION TO DEFER INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, First Interstate has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. At the end of such Extension Period, First Interstate must pay all interest then accrued and unpaid (together with interest
thereon at the annual rate of      %, compounded quarterly, to the extent
permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, First Interstate may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of First Interstate's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Interstate (including other Junior Subordinated Debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by First Interstate of the debt securities of any Bank if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in Common Stock, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee, and (d) purchases of Common Stock related to the issuance of Common Stock or rights under any of First Interstate's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, First Interstate may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, First Interstate may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. First Interstate must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the Nasdaq National Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of First Interstate's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that First Interstate may elect to begin an Extension Period.

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
    Distributions on the Trust Preferred Securities will be deferred by FIB Capital during any such Extension Period. See "Description of the Trust Preferred Securities--Distributions." For a description of certain federal income tax consequences and special considerations applicable to any such Junior Subordinated Debentures, see "Certain Federal Income Tax Consequences."

ADDITIONAL SUMS

    If FIB Capital is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, First Interstate will pay as Additional Sums on the Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by FIB Capital shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

    Subject to First Interstate having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the Junior Subordinated Debentures are redeemable prior to
maturity at the option of First Interstate (i) on or after           , 2002, in
whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), upon the occurrence and during the continuance of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

    Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless First Interstate defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

    If FIB Capital is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, First Interstate will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums.

    The Junior Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

    As described under "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of FIB Capital, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of FIB Capital after satisfaction of liabilities to creditors of FIB Capital as provided by applicable law. If distributed to holders of the Trust Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of FIB Capital, First Interstate will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq National Market or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

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RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there shall have occurred any event of which First Interstate has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which First Interstate shall not have taken reasonable steps to cure,
(ii) First Interstate shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by FIB Capital, First Interstate shall be in default with respect to its payment of any obligation under the Guarantee, then First Interstate will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of First Interstate's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of First Interstate (including other junior subordinated debentures of like tenor to the Junior Subordinated Debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by First Interstate of the debt securities of any subsidiary of First Interstate if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in the Common Stock, (b) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of Common Stock related to issuance of Common Stock or rights under any of First Interstate's benefit plans for its directors, officers or employees).

SUBORDINATION

    In the Indenture, First Interstate has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of First Interstate, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of principal of all Allocable Amounts (as defined below) on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

    In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

    No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Allocable Amounts," when used with respect to any Senior and Subordinated Debt, means all amounts due or to become due on such Senior and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Debt from First Interstate or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior and Subordinated Debt

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pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior and Subordinated Debt or otherwise) but for the fact that such Senior and Subordinated Debt is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

    "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to First Interstate whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of First Interstate whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing such Debt or pursuant to which such Debt is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of First Interstate which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to First Interstate, (ii) any Debt of First Interstate to any of the Banks, (iii) Debt to any employee of First Interstate, and (iv) any other debt securities issued pursuant to the Indenture.

    The Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by First Interstate. First Interstate expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Junior Subordinated Debentures will be represented by global certificates registered in the name of DTC or its nominee ("Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the Global Subordinated Certificates. See "Book-Entry Issuance."

    Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depository or any nominee of such successor.

    A Global Subordinated Debenture shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies First Interstate that it is unwilling or unable to continue as a depositary for such Global Subordinated Debenture and no

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successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered to act as such depositary, (ii) First Interstate in its sole discretion determines that such Global Subordinated Debenture shall be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such Global Subordinated Debenture. Any Global Subordinated Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such Global Subordinated Debenture. If Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Junior Subordinated Debentures represented by a Global Subordinated Debenture will be made to DTC, as the depositary for the Junior Subordinated Debentures. If Junior Subordinated Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any Paying Agent or transfer agent appointed by First Interstate, provided that payment of interest may be made at the option of First Interstate by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    First Interstate will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. First Interstate may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that First Interstate maintains a transfer agent in the place of payment. First Interstate may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

    In the event of any redemption, neither First Interstate nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURES

    Upon the issuance of the Global Subordinated Debenture and the deposit of such Global Subordinated Debenture with or on behalf of DTC, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to the accounts of persons that have accounts with DTC ("Debenture Participants"). Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Debenture Participants or persons that may hold interests through Debenture Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Debenture Participants) and the records of Debenture Participants (with respect to

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interests of persons who hold through Debenture Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

    So long as DTC, or its nominee, is the registered owner of such Global Subordinated Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of First Interstate, the Indenture Trustee, any Paying Agent or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    First Interstate expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Debenture Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of DTC or its nominee. First Interstate also expects that payments by Debenture Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Debenture Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Debenture Participants.

    If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by First Interstate within 90 days, First Interstate will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, First Interstate may at any time and in its sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Subordinated Debentures and, in such event, will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. Further, if First Interstate so specifies with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture may, on terms acceptable to First Interstate, the Indenture Trustee and DTC, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures equal in principal amount to such beneficial interest and to have such Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by First Interstate, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of First Interstate payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an

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account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. First Interstate may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, First Interstate will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by First Interstate in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of First Interstate, be repaid to First Interstate and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to First Interstate for payment thereof.

MODIFICATION OF INDENTURE

    From time to time First Interstate and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting First Interstate and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

        (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to First Interstate from the Indenture Trustee or to First

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    Interstate and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of First Interstate.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

    If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

    First Interstate is required to file annually with the Indenture Trustee a certificate as to whether First Interstate is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and is attributable to the failure of First Interstate to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against First Interstate for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder ("Direct Action"). First Interstate may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, FIB Capital may become subject to the reporting obligations under the Exchange Act. First Interstate shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by First Interstate in connection with a Direct Action.

    The holders of the Trust Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice."

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CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that First Interstate shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into First Interstate or convey, transfer or lease its properties and assets substantially as an entirety to First Interstate, unless
(i) in case First Interstate consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes First Interstate's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; (iii) such transaction is permitted under the Trust Agreement and the Guarantee Agreement, and does not give rise to any breach or violation of the Trust Agreement or Guarantee Agreement; and (iv) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving First Interstate that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and First Interstate deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to First Interstate's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and First Interstate will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF FIRST INTERSTATE

    First Interstate will covenant in the Indenture, as to the Junior Subordinated Debentures, that if and so long as (i) FIB Capital is the holder of all the Junior Subordinated Debentures, (ii) a Tax Event in respect of FIB Capital has occurred and is continuing and (iii) First Interstate has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of the Trust Preferred Securities--Redemption") in respect of the Trust Preferred Securities, First Interstate will pay to FIB Capital such Additional Sums. First Interstate will also covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to First Interstate's ownership of the Common Securities, (ii) not to voluntarily terminate, wind up or liquidate FIB Capital, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of FIB Capital or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause FIB Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

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
GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Montana.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

                              BOOK-ENTRY ISSUANCE

    The Depository Trust Company will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures ("DTC"). The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. ("DTC's nominee"). One or more fully-registered Global Trust Preferred Securities and Global Subordinated Debentures will be issued and will be deposited with DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the Commission.

    Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each Trust Preferred Securities and each Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, unless use of the book-entry system for the Trust Preferred Securities or Junior Subordinated Debentures is discontinued.

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
    DTC has no knowledge of the actual Beneficial Owners; DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Direct Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to DTC's nominee as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, DTC will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

    Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither DTC nor DTC's nominee will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns the DTC's nominee's consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Direct or Indirect Participant and not of DTC, the relevant Trustee, FIB Capital or First Interstate, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and First Interstate. If a successor securities depositary is not obtained, definitive certificates representing Trust Preferred Securities or Junior Subordinated Debenture are required to be printed and delivered. First Interstate, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates representing Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that FIB Capital and First Interstate believe to be accurate, but FIB Capital and First Interstate assume no responsibility for the accuracy thereof. Neither FIB Capital nor First Interstate has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

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
                            DESCRIPTION OF GUARANTEE

    The Guarantee Agreement will be executed and delivered by First Interstate concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee as described in this section will be qualified as an Indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

    The Guarantee will be an irrevocable guarantee on a subordinated basis of FIB Capital's obligations under the Trust Preferred Securities, but will apply only to the extent that FIB Capital has funds sufficient to make such payments, and is not a guarantee of collection.

    First Interstate will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that FIB Capital may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of FIB Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that FIB Capital has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption, to the extent that FIB Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of FIB Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of FIB Capital remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of FIB Capital as required by law. First Interstate's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by First Interstate to the holders of the Trust Preferred Securities or by causing FIB Capital to pay such amounts to such holders.

    If First Interstate does not make interest payments on the Junior Subordinated Debentures held by FIB Capital, FIB Capital will not be able to pay Distributions and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt. See "Status of the Guarantee" below. Because First Interstate is a holding company, the right of First Interstate to participate in any distribution of assets of any Bank upon such Bank's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that Bank, except to the extent First Interstate may itself be recognized as a creditor of that Bank. Accordingly, First Interstate's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Banks, and claimants should look only to the assets of First Interstate for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of First Interstate, including Senior and Subordinated Debt whether under the Indenture, any other indenture that First Interstate may enter into in the future, or otherwise.

    First Interstate has, through the Guarantee, the Guarantee Agreement, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of FIB Capital's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other

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
documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of FIB Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of First Interstate and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against First Interstate to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by FIB Capital or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by First Interstate. First Interstate expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of First Interstate and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee Agreement will occur upon the failure of First Interstate to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against First Interstate to enforce its rights under the Guarantee without first instituting a legal proceeding against FIB Capital, the Guarantee Trustee or any other person or entity.

    First Interstate, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether First Interstate is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by First Interstate in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the

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
powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price, upon full payment of the amounts payable upon liquidation of FIB Capital or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of Montana.

THE EXPENSE AGREEMENT

    Pursuant to the Expense Agreement entered into by First Interstate under the Trust Agreement, First Interstate will irrevocably and unconditionally guarantee to each person or entity to whom FIB Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of FIB Capital, other than obligations of FIB Capital to pay to the holders of the Trust Preferred Securities or other similar interests in FIB Capital of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent FIB Capital has funds available for the payment of such Distributions) are irrevocably guaranteed by First Interstate as and to the extent set forth under "Description of Guarantee." Taken together, First Interstate's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, the Guarantee Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the Guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of FIB Capital's obligations under the Trust Preferred Securities. If and to the extent that First Interstate does not make payments on the Junior Subordinated Debentures, FIB Capital will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when FIB Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against First Interstate for enforcement of payment of such Distributions to such holder. The obligations of First Interstate under the Guarantee are subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated

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Debentures will be equal to the sum of the aggregate Liquidation Amount of the
Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match those with respect to the Trust Preferred Securities; (iii) First Interstate shall pay for all and any costs, expenses and liabilities of FIB Capital except FIB Capital's obligations to holders of Trust Preferred Securities; and (iv) the Trust Agreement further provides that FIB Capital will not engage in any activity that is not consistent with its limited purposes.

    Notwithstanding anything to the contrary in the Indenture, First Interstate has the right to set-off any payment it is otherwise required to make thereunder with and to the extent First Interstate has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE TRUST PREFERRED SECURITIES UNDER THE
  GUARANTEE

    A holder of any the Trust Preferred Securities may institute a legal proceeding directly against First Interstate to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, FIB Capital or any other person or entity.

    A default or event of default under any Senior and Subordinated Debt would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF FIB CAPITAL

    The Trust Preferred Securities evidence a beneficial interest in FIB Capital, and FIB Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from First Interstate the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities is entitled to receive Distributions from FIB Capital (or from First Interstate under the Guarantee) if and to the extent FIB Capital has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of FIB Capital involving the liquidation of the Junior Subordinated Debentures, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by FIB Capital, the Liquidation Amount in cash. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of First Interstate, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of First Interstate, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of First Interstate receive payments or distributions. Since First Interstate is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of FIB Capital (other than FIB Capital's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of First Interstate in the event of liquidation or bankruptcy of First Interstate are expected to be substantially the same.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Holland & Hart LLP, counsel to the Company ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Trust Preferred Securities. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the income of which is subject to United States federal income taxation regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or, if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Person" shall include any trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. This summary is based on the Code, the Treasury regulations promulgated thereunder (the "Regulations") and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

    The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presented case.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST PREFERRED SECURITIES--REDEMPTION."

CLASSIFICATION OF FIB CAPITAL

    In connection with the issuance of the Trust Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions, FIB Capital will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the

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Junior Subordinated Debentures. See "Interest Income and Original Issue
Discount" herein. No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Except as set forth below, stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with such Securityholder's regular method of tax accounting.

    First Interstate believes that, under the applicable Regulations, the Junior Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. If, however, First Interstate exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though First Interstate will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

    The Regulations described above have not yet been addressed in any rulings or other interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether First Interstate exercises its right to defer payments of interest on such debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED
  SECURITIES

    Under current law, a distribution by FIB Capital of the Junior Subordinated Debentures as described under the caption "Description of the Trust Preferred Securities--Liquidation Distribution Upon Termination" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through FIB Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust

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
Preferred Securities before such distribution. If, however, the liquidation of FIB Capital were to occur because FIB Capital is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by FIB Capital could be a taxable event to FIB Capital and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of FIB Capital. A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from FIB Capital in the manner described above under "Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF TRUST PREFERRED SECURITIES

    Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities will generally be taxable as short-term, mid-term or long-term capital gain or loss depending on whether the Trust Preferred Securities have been held for less than 12 months, 12 months or more but less than 18 months, or for 18 months or more, respectively. Amounts attributable to accrued interest with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    There can be no assurance that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Congress and the Clinton Administration have from time to time considered proposals that would deny an issuer a deduction for United States income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. Such proposals have been considered in connection with recent legislation, including the recently enacted Taxpayer Relief Act of 1997 (the "Relief Act"). Although no such proposals have been included in the final provisions of recent legislation, including the Relief Act, there can be no assurance that future legislation will not adversely affect the tax treatment of the Junior Subordinated Debentures, potentially on a retroactive basis. Such a change could give rise to a Tax Event, which may permit First Interstate to cause a redemption of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Redemption" and "Description of Junior Subordinated Debentures--Redemption."

ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Employee Plans"), generally may purchase Trust Preferred Securities subject to the investing fiduciary's determination that the investment in Trust

Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Employee Plan.

    In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Employee Plans (generally, those Employee Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Employee Plans for which the Company or an affiliate provide services). The acquisition and ownership of Trust Preferred Securities by an Employee Plan (or by an individual retirement arrangement or other Employee Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Employee Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Trust Preferred Securities unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Employee Plans or other entities whose assets include Employee Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Trust Preferred Securities should consult with their own counsel.

                 DESCRIPTION OF FIRST INTERSTATE CAPITAL STOCK

    The authorized capital stock of First Interstate consists of 20,000,000 shares of Common Stock, of which 8,038,336 shares were outstanding as of October 1, 1997, and 100,000 shares of preferred stock without par value, of which 20,000 shares were outstanding as of October 1, 1997. As of October 1, 1997, the Common Stock was held of record by approximately 400 stockholders, including the Company's 401(k) Savings Plan as trustee for shares held on behalf of 592 individual participants in such plan.

COMMON STOCK

    Each share of the Common Stock is entitled to one vote in the election of directors and in all other matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so, subject to the rights of holders of the preferred stock. Voting for directors is non-cumulative.

    Subject to the preferential rights of any preferred stock that may at the time be outstanding, each share of Common Stock has an equal and ratable right to receive dividends when, if and as declared by the Board of Directors out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of First Interstate, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding. Holders of Common Stock have no conversion rights or preemptive or other rights to subscribe for any additional shares of Common Stock or for other securities. All outstanding Common Stock is fully paid and non-assessable.

DIVIDEND RESTRICTIONS

    The holders of Common Stock will be entitled to dividends when, as and if declared by First Interstate's Board of Directors out of funds legally available therefor. Under the Company's revolving term loan, the Company is prohibited from declaring or paying any dividends to common stockholders in excess of 33% of net income for the immediately preceding year. The Company has also agreed that the Banks will maintain ratios of tangible primary capital to tangible primary assets not less than the ratios required by regulators or applicable law or regulation, and that the Banks will at all times maintain capital at

Adequately Capitalized levels. The loan restrictions limit the funds available for the payment of dividends from the Banks to First Interstate and from First Interstate to its stockholders.

    Under Montana banking law, FIB Montana may not declare dividends in excess of its net undivided earnings (as defined) less any required transfers to surplus and may not declare a dividend larger than the previous two years' net earnings unless prior notice is given to the Montana Commissioner of Banking and Financial Institutions. As a FRB member bank, FIB Montana may not, without the consent of the FRB, declare dividends in a calendar year which, when aggregated with prior dividends in that calendar year, exceed the calendar year net profits of FIB Montana together with retained earnings for the prior two calendar years. Under Wyoming banking law, FIB Wyoming may not declare dividends without meeting surplus fund requirements and may not, without the approval of the Wyoming Banking Commissioner, declare dividends in any one calendar year in excess of its net profits (as defined) in the current year combined with retained net profits of the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock.

    In addition, federal regulatory agencies (e.g., the FDIC, OTS and FRB) have authority to prohibit a bank under their supervision from engaging in practices which, in the opinion of the particular federal regulatory agency, are unsafe or unsound or constitute violations of applicable law. For example, depending upon the financial condition of a bank in question and other factors, the appropriate federal regulatory agency could determine that the payment of dividends might under some circumstances constitute an unsafe and unsound practice. Moreover, each federal regulatory agency has established guidelines for the maintenance of appropriate levels of capital for a bank under its supervision. Compliance with the standards set forth in such guidelines could limit the amount of dividends which First Interstate or any of the Banks could pay. See "Regulation and Supervision."

    Preferred stock is senior to Common Stock with respect to dividends. Before any dividends on Common Stock can be paid or declared and set apart for payment, First Interstate must: (i) comply with all conditions and restrictions of any and all series of preferred stock for which dividends are noncumulative; (ii) pay, or declare and set aside a sum sufficient for payment, of dividends, past and current, on any and all series of preferred stock for which dividends are cumulative; and (iii) satisfy all accrued sinking fund obligations, if any, of any and all series of preferred stock.

PREFERRED STOCK

    The authorized capital stock of First Interstate includes 100,000 shares of preferred stock, of which 20,000 shares have been designated as noncumulative perpetual preferred stock. The noncumulative perpetual preferred stock was issued in October 1996 at a price of $1,000 per share, and is the only series of preferred stock issued and outstanding. The holders of preferred stock are entitled to the following preferences, powers and special rights: (i) in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Interstate, holders of preferred stock are entitled to receive $1,000 per share before any payments to holders of Common Stock; (ii) holders of preferred stock are entitled to one vote per share, with a required super majority vote of 66 2/3% of outstanding shares to take action, on the issuance of any stock having dividend and liquidation rights in preference and priority to the preferred stock and on the amendment of the Company's Articles of Incorporation or the Certificate of Designation of the preferred stock having an adverse affect on the rights of holders of preferred stock; (iii) holders of preferred stock are entitled to payment of specified dividends when and as declared by First Interstate's Board of Directors; (iv) holders of preferred stock are entitled to elect two directors to First Interstate's Board of Directors if full dividends are not paid for six quarters to holders of the preferred stock, which right continues until full dividends have been paid for four consecutive quarters. The preferred stock is not convertible and is not redeemable prior to seven years from its issuance without consent of the holders thereof and regulatory approval. In connection with the redemption of the preferred stock, the Company has agreed to pay a redemption premium of $500,000.

    First Interstate's Board of Directors is authorized, without approval of the holders of Common Stock, to provide for the issuance of additional preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. First Interstate's Board of Directors may cause First Interstate to issue preferred stock with voting, conversion and other rights that could adversely affect the holders of the Common Stock or make it more difficult to effect a change of control of the Company.

    In the event of any dissolution, liquidation or winding up of the affairs of First Interstate, before any distribution or payment may be made to the holders of Common Stock, the holders of preferred stock would be entitled to be paid in full with the respective amounts fixed by First Interstate's Board of Directors in the resolution or resolutions authorizing the issuance of such series, together with a sum equal to the accrued and unpaid dividends thereon to the date fixed for such distribution or payment. After payment in full of the amount which the holders of preferred stock are entitled to receive, the remaining assets of First Interstate would be distributed ratably to the holders of the Common Stock. If the assets available are not sufficient to pay in full the amount so payable to the holders of all outstanding preferred stock, the holders of all series of such shares would share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. The consolidation or merger of First Interstate into or with any other corporation or corporations would not be deemed a liquidation, dissolution, or winding up of the affairs of First Interstate.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, FIB Capital has agreed to sell to each of the Underwriters named below (the "Underwriters") for whom D.A. Davidson & Co. is acting as the representative (the "Representative") and each of the Underwriters has severally agreed to purchase from FIB Capital, the respective number of Trust Preferred Securities set forth opposite its name below:

                                                                              NUMBER OF
                                                                           TRUST PREFERRED
UNDERWRITERS                                                                 SECURITIES
---------------------------------------------------------------------  -----------------------
D.A. Davidson & Co...................................................

                                                                              ----------
      Total..........................................................
                                                                              ----------
                                                                              ----------

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the 1,600,000 Trust Preferred Securities offered hereby if any such Trust Preferred Securities are purchased.

    The Representative has advised First Interstate and FIB Capital that the Underwriters propose to offer the Trust Preferred Securities directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per Trust Preferred Security. The Underwriters may allow and such
dealers may reallow a concession not in excess of $   per Trust Preferred
Security to certain other brokers and dealers. After the public offering, the public offering price, concession and reallowance and other selling terms may be changed by the Underwriters.

    In view of the fact that the proceeds from the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by First Interstate, the Underwriting Agreement provides that First Interstate will pay as compensation for the Representative's arranging the investment therein of
such proceeds an amount of $          per Trust Preferred Security.

    First Interstate does not intend to list the Trust Preferred Securities on any securities exchange or include them for quotation on The Nasdaq Stock Market. Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to make a market in the Trust Preferred Securities, and any market making may be discontinued at any time in the sole discretion of the Underwriters. If the Trust Preferred Securities are traded after the original issuance, they may trade at a discount to their issue price.

    Each of First Interstate and FIB Capital has agreed to indemnify the Underwriters and their respective controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Representative has advised FIB Capital that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary
authority in excess of    % of the number of Trust Preferred Securities offered
hereby. In connection with this offering, the Underwriters and selling group members may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Preferred Securities. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase Trust Preferred Securities. These activities may stabilize or maintain the market price of the Trust Preferred Securities above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the formation of FIB Capital will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to First Interstate and FIB Capital. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Holland & Hart LLP, Salt Lake City, Utah, counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Dorsey & Whitney LLP, Minneapolis, Minnesota. Holland & Hart LLP and Dorsey & Whitney LLP will rely on the opinions of Richards, Layton & Finger, P.A., as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Holland & Hart LLP.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996, and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included in this Prospectus and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    First Interstate and FIB Capital have jointly filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, FIB Capital and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth below. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

    First Interstate is subject to certain informational requirements of the Exchange Act, and in accordance therewith files certain reports and other information with the Commission. Reports and other information filed by First Interstate can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports and other information regarding First Interstate may be accessed.

    No separate financial statements of FIB Capital have been included herein. First Interstate and FIB Capital do not consider such financial statements material to holders of the Trust Preferred Securities because FIB Capital is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "Prospectus Summary-- FIB Capital," "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee."

    The Company intends to furnish to the holders of the Trust Preferred Securities annual reports containing financial statements audited by an independent auditing firm and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENT

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-1

Consolidated Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996
  and 1995.................................................................................................         F-2

Consolidated Statements of Income for the six months ended June 30, 1997 and 1996 (unaudited) and for the
  years ended December 31, 1996, 1995 and 1994.............................................................         F-3

Consolidated Statements of Stockholders' Equity for the six months ended June 30, 1997 (unaudited) and for
  the years ended December 31, 1996, 1995 and 1994.........................................................         F-4

Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996 (unaudited) and for
  the years ended December 31, 1996, 1995 and 1994.........................................................         F-5

Notes to Consolidated Financial Statements.................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

                       [LOGO]

The Board of Directors and Stockholders
First Interstate BancSystem, Inc.:

    We have audited the accompanying consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Interstate BancSystem, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

    As discussed in note 1, the Company changed its method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, effective January 1, 1994.

                                          KPMG Peat Marwick LLP

Billings, Montana
March 21, 1997, except as to note 20,
  which is as of October 7, 1997

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                              1996          1995
                                                              JUNE 30,    ------------  ------------
                                                                1997
                                                            ------------
                                                            (UNAUDITED)
                                               ASSETS
Cash and due from banks...................................  $   130,362        160,962        98,622
Federal funds sold........................................       19,275          4,945        44,420
Interest-bearing deposits in banks........................           37          6,545        23,040
Investment securities:
  Available-for-sale......................................       83,479        124,502        65,790
  Held-to-maturity........................................      313,452        279,069       192,947
                                                            ------------  ------------  ------------
                                                                396,931        403,571       258,737
                                                            ------------  ------------  ------------
Loans.....................................................    1,475,852      1,375,479       870,378
Less allowance for loan losses............................       28,757         27,797        15,171
                                                            ------------  ------------  ------------
Net loans.................................................    1,447,095      1,347,682       855,207
                                                            ------------  ------------  ------------
Premises and equipment, net...............................       58,976         58,183        32,540
Accrued interest receivable...............................       21,066         19,573        14,344
Goodwill and other intangibles, net of accumulated
  amortization of $7,284 at June 30, 1997 (unaudited) and
  $5,971 in 1996 and $4,594 in 1995.......................       34,160         39,010        10,221
Other real estate owned, net..............................        1,098          1,546         1,349
Deferred tax asset........................................        6,629          4,921         4,432
Other assets..............................................       15,722         16,899         8,303
                                                            ------------  ------------  ------------
                                                            $ 2,131,351      2,063,837     1,351,215
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest bearing.....................................  $   353,189        385,371       230,136
  Interest bearing........................................    1,319,846      1,294,053       868,933
                                                            ------------  ------------  ------------
Total deposits............................................    1,673,035      1,679,424     1,099,069
                                                            ------------  ------------  ------------
Federal funds purchased...................................       61,900         13,450         3,125
Securities sold under repurchase agreements...............      129,538        129,137       104,898
Accounts payable and accrued expenses.....................       19,497         18,027        13,396
Other borrowed funds......................................       37,272         13,071         5,494
Long-term debt............................................       56,184         64,667        15,867
                                                            ------------  ------------  ------------
Total liabilities.........................................    1,977,426      1,917,776     1,241,849
                                                            ------------  ------------  ------------
Stockholders' equity:
  Non-voting noncumulative 8.53% preferred stock without
    par value; authorized 100,000 shares; issued and
    outstanding 20,000 shares in 1996 and 1997............       20,000         20,000       --
  Common stock without par value; authorized 20,000,000
    shares; issued and outstanding 7,888,644 shares in
    1997, 7,913,072 shares in 1996 and 7,791,040 shares in
    1995..................................................        8,350          8,941         6,692
  Retained earnings.......................................      125,205        116,613       102,281
  Unrealized holding gain on investment securities
    available-for-sale, net...............................          370            507           393
                                                            ------------  ------------  ------------
Total stockholders' equity................................      153,925        146,061       109,366
                                                            ------------  ------------  ------------
                                                            $ 2,131,351      2,063,837     1,351,215
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------
Book value per common share...............................  $     16.98          15.93         14.04
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1996       1995       1994
                                                         SIX MONTHS ENDED JUNE    ---------  ---------  ---------
                                                                  30,
                                                        ------------------------
                                                                        1996
                                                           1997      -----------
                                                        -----------  (UNAUDITED)
                                                        (UNAUDITED)
Interest income:
  Interest and fees on loans..........................   $  68,233       44,600      99,882     83,577     65,778
  Interest and dividends on investment securities:
    Taxable...........................................      10,762        6,931      15,343     12,147     12,790
    Exempt from Federal taxes.........................         527          498         982        783        331
  Interest on deposits with banks.....................          97          225         376        368         35
  Interest on Federal funds sold......................         711          600       1,342      2,095      1,296
                                                        -----------  -----------  ---------  ---------  ---------
      Total interest income...........................      80,330       52,854     117,925     98,970     80,230
                                                        -----------  -----------  ---------  ---------  ---------
Interest expense:
  Interest on deposits................................      27,470       19,456      42,122     35,898     25,246
  Interest on Federal funds purchased.................       1,085          259       1,043      1,008        690
  Interest on securities sold under repurchase
    agreements........................................       2,811        2,106       4,508      3,560      1,814
  Interest on other borrowed funds....................         519          141         318        298        187
  Interest on long-term debt..........................       2,488          589       2,028      1,182        514
                                                        -----------  -----------  ---------  ---------  ---------
      Total interest expense..........................      34,373       22,551      50,019     41,946     28,451
                                                        -----------  -----------  ---------  ---------  ---------
      Net interest income.............................      45,957       30,303      67,906     57,024     51,779
Provision for loan losses.............................       2,281        1,152       3,844      1,629      1,344
                                                        -----------  -----------  ---------  ---------  ---------
      Net interest income after provision for loan
        losses........................................      43,676       29,151      64,062     55,395     50,435
Other operating income:
  Income from fiduciary activities....................       2,022        1,523       3,161      2,619      2,542
  Service charges on deposit accounts.................       4,910        3,518       7,752      6,532      5,883
  Data processing.....................................       3,667        3,822       7,324      6,196      4,746
  Other service charges, commissions, and fees........       1,939        1,293       2,857      2,535      2,268
  Investment securities gains (losses), net...........          73            2          18         (6)        69
  Other income........................................         874          582       2,815        888        879
                                                        -----------  -----------  ---------  ---------  ---------
      Total other operating income....................      13,485       10,740      23,927     18,764     16,387
                                                        -----------  -----------  ---------  ---------  ---------
Other operating expenses:
  Salaries and wages..................................      14,202        9,897      21,789     18,917     16,565
  Employee benefits...................................       3,832        2,663       5,742      4,777      4,614
  Occupancy, net......................................       3,081        2,040       4,505      3,916      3,546
  Furniture and equipment.............................       3,754        2,751       6,249      5,244      4,558
  Other real estate expense (income), net.............        (115)        (159)       (214)      (586)      (457)
  FDIC insurance......................................         101            1           5      1,127      2,008
  Other expenses......................................      11,132        6,014      15,319     12,583     10,393
                                                        -----------  -----------  ---------  ---------  ---------
      Total other operating expenses..................      35,987       23,207      53,395     45,978     41,227
                                                        -----------  -----------  ---------  ---------  ---------
Income before income taxes............................      21,174       16,684      34,594     28,181     25,595
Income tax expense....................................       8,080        6,414      13,351     10,844      9,861
                                                        -----------  -----------  ---------  ---------  ---------
      Net income......................................   $  13,094       10,270      21,243     17,337     15,734
                                                        -----------  -----------  ---------  ---------  ---------
                                                        -----------  -----------  ---------  ---------  ---------
Net income applicable to common stock.................   $  12,247       10,270      20,818     17,337     15,734
                                                        -----------  -----------  ---------  ---------  ---------
                                                        -----------  -----------  ---------  ---------  ---------
Net income per common share...........................   $    1.54         1.31        2.64       2.21       2.00
                                                        -----------  -----------  ---------  ---------  ---------
                                                        -----------  -----------  ---------  ---------  ---------
Weighted average common shares outstanding............   7,936,708    7,802,892   7,881,024  7,843,644  7,850,188
                                                        -----------  -----------  ---------  ---------  ---------
                                                        -----------  -----------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                               UNREALIZED         TOTAL
                                                       PREFERRED     COMMON      RETAINED     HOLDING GAINS   STOCKHOLDERS'
                                                         STOCK        STOCK      EARNINGS     (LOSSES), NET      EQUITY
                                                      -----------  -----------  -----------  ---------------  -------------
Balance at December 31, 1993........................   $  --            8,119       76,044         --              84,163
Effect of change in accounting for investment
  securities January 1, 1994........................      --           --           --                122             122
Common stock transactions:
  69,932 shares retired.............................      --             (950)      --             --                (950)
  28,056 shares issued..............................      --              362       --             --                 362
Cash dividends declared ($0.40 per common share)....      --           --           (3,101)        --              (3,101)
Increase in unrealized loss on available-for-sale
  investment securities, net........................      --           --           --             (1,058)         (1,058)
Net income..........................................      --           --           15,734         --              15,734
                                                      -----------  -----------  -----------        ------     -------------

Balance at December 31, 1994........................      --            7,531       88,677           (936)         95,272
Common stock transactions:
  72,524 shares retired.............................      --           (1,197)      --             --              (1,197)
  26,908 shares issued..............................      --              358       --             --                 358
Cash dividends declared ($0.48 per common share)....      --           --           (3,733)        --              (3,733)
Increase in unrealized gains on available-for-sale
  investment securities, net........................      --           --           --              1,329           1,329
Net income..........................................      --           --           17,337         --              17,337
                                                      -----------  -----------  -----------        ------     -------------

Balance at December 31, 1995........................      --            6,692      102,281            393         109,366
Preferred stock issuance:
  20,000 shares issued..............................      20,000       --           --             --              20,000
Preferred stock issuance costs......................      --           --             (458)        --                (458)
Common stock transactions:
  65,808 shares retired.............................      --           (1,229)      --             --              (1,229)
  187,840 shares issued.............................      --            3,478       --             --               3,478
Cash dividends declared:
  Common ($0.77 per share)..........................      --           --           (6,028)        --              (6,028)
  Preferred (8.53%).................................      --           --             (425)        --                (425)
Increase in unrealized gains on available-for-sale
  investment securities, net........................      --           --           --                114             114
Net income..........................................      --           --           21,243         --              21,243
                                                      -----------  -----------  -----------        ------     -------------

Balance at December 31, 1996........................      20,000        8,941      116,613            507         146,061
Common stock transactions, unaudited:
  35,216 shares retired.............................      --             (730)      --             --                (730)
  10,788 shares issued..............................      --              139       --             --                 139
Cash dividends declared, unaudited:
  Common ($0.46 per share)..........................      --           --           (3,656)        --              (3,656)
  Preferred (8.53%).................................      --           --             (846)        --                (846)
Increase in unrealized gains on available-for-sale
  investment securities, net, unaudited.............      --           --           --               (137)           (137)
Net income, unaudited...............................      --           --           13,094         --              13,094
                                                      -----------  -----------  -----------        ------     -------------

Balance at June 30, 1997, unaudited.................   $  20,000        8,350      125,205            370         153,925
                                                      -----------  -----------  -----------        ------     -------------
                                                      -----------  -----------  -----------        ------     -------------

          See accompanying notes to consolidated financial statements.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS             YEAR ENDED DECEMBER 31,
                                                           ENDED JUNE 30,       --------------------------------
                                                      ------------------------     1996       1995       1994
                                                                      1996      ----------  ---------  ---------
                                                                   -----------
                                                         1997      (UNAUDITED)
                                                      -----------
                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income........................................   $  13,094       10,270       21,243     17,337     15,734
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provisions for loan and other real estate
      losses........................................       2,277        1,152        3,823      1,601      1,354
    Depreciation and amortization...................       4,153        2,239        5,654      4,272      3,612
    Net premium amortization on investment
      securities....................................         289          614          591      1,111      1,688
    Loss (gain) on sale of investments, net.........         (73)          (2)         (18)         6        (69)
    Gain on sale of other real estate owned.........        (190)        (218)        (335)      (527)      (578)
    (Gain) loss on sales of premises and
      equipment.....................................         (14)           1           (2)    --             13
    Provision for deferred income taxes.............      (1,655)      (1,476)        (528)       129        232
    Increase in interest receivable.................      (1,493)      (1,344)        (507)    (1,828)    (1,440)
    Decrease (increase) in other assets.............       1,177          250       (1,767)     2,069     (4,621)
    Increase (decrease) in accounts payable and
      accrued expenses..............................         615         (501)         394      3,553          7
                                                      -----------  -----------  ----------  ---------  ---------
      Net cash provided by operating activities.....      18,180       10,985       28,548     27,723     15,932
                                                      -----------  -----------  ----------  ---------  ---------
Cash flows from investing activities:
  Net change in interest-bearing deposits...........       6,508       22,007       16,495    (22,012)    (1,028)
  Purchases of investment securities:
    Held-to-maturity................................    (333,219)     (40,994)    (200,361)   (88,857)   (73,771)
    Available-for-sale..............................        (237)     (11,509)     (63,477)   (12,254)   (13,329)
  Proceeds from maturities and paydowns of
    investment securities:
    Held-to-maturity................................     298,953       53,773      150,313    116,267     70,497
    Available-for-sale..............................       9,579        8,754       62,460     12,901     11,437
  Sales of investment securities:
    Available-for-sale..............................      31,158       --            5,523     --            117
  Extensions of credit to customers, net of
    repayments......................................     (99,191)     (71,642)     (98,142)   (70,149)   (86,118)
  Recoveries on loans charged-off...................       1,652          649        1,987      1,016        889
  Proceeds from sale of other real estate owned.....         879          482        1,121      1,236      1,942
  Acquisitions of subsidiaries, net of cash and cash
    equivalents acquired............................      --           --           24,840    (10,465)    --
  Capital distribution from (contribution to)
    building joint venture..........................      --           --              150     (2,100)    --
  Capital expenditures, net.........................      (3,619)      (3,013)      (6,324)    (4,675)    (3,391)
                                                      -----------  -----------  ----------  ---------  ---------
    Net cash used in investing activities...........     (87,537)     (41,493)    (105,415)   (79,092)   (92,755)
                                                      -----------  -----------  ----------  ---------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS             YEAR ENDED DECEMBER 31,
                                                           ENDED JUNE 30,       --------------------------------
                                                      ------------------------     1996       1995       1994
                                                                      1996      ----------  ---------  ---------
                                                                   -----------
                                                                   (UNAUDITED)
                                                         1997
                                                      -----------
                                                      (UNAUDITED)
Cash flows from financing activities:
  Net increase in deposits..........................   $  (6,389)     (16,582)      56,674     76,354      3,064
  Net increase (decrease) in federal funds and
    repurchase agreements...........................      48,851       11,984      (15,938)    29,148     23,860
  Advances (repayments) of other borrowed funds,
    net.............................................      24,201        3,814         (871)    (1,594)    --
  Borrowings of long-term debt......................       1,750          424       66,939     13,484        122
  Repayment of long-term debt.......................     (10,233)      (6,057)     (22,410)    (3,066)    (1,526)
  Proceeds from issuance of common stock............         139          277        3,478        358        362
  Proceeds from issuance of preferred stock, net of
    issuance costs..................................      --           --           19,542     --         --
  Payments to retire common stock...................        (730)        (931)      (1,229)    (1,197)      (950)
  Dividends paid on common stock....................      (3,656)      (2,957)      (6,028)    (3,733)    (3,101)
  Dividends paid on preferred stock.................        (846)      --             (425)    --         --
                                                      -----------  -----------  ----------  ---------  ---------
      Net cash provided by (used in) financing
        activities..................................      53,087      (10,028)      99,732    109,754     21,831
                                                      -----------  -----------  ----------  ---------  ---------
Net (decrease) increase in cash and cash
  equivalents.......................................     (16,270)     (40,536)      22,865     58,385   (54,,992)
Cash and cash equivalents at beginning
  of year...........................................     165,907      143,042      143,042     84,657    139,649
                                                      -----------  -----------  ----------  ---------  ---------
Cash and cash equivalents at end of period..........   $ 149,637      102,506      165,907    143,042     84,657
                                                      -----------  -----------  ----------  ---------  ---------
                                                      -----------  -----------  ----------  ---------  ---------

Noncash Investing and Financing Activities--The Company transferred loans of $668, $227 and $106 to other real estate owned in 1996, 1995 and 1994, respectively. The Company transferred loans of $237 and $197 to other real estate owned during the six months ended June 30, 1997 and 1996, respectively.

On January 1, 1994, the Company reclassified investment securities of $46,237 as available-for-sale.

          See accompanying notes to consolidated financial statements.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company provides a full range of banking services to individual and corporate customers through its bank and non-bank subsidiaries and their branch offices throughout the states of Montana and Wyoming. The Company is subject to competition from other financial institutions and financial service providers. The Company is subject to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities. The following is a summary of significant accounting policies utilized by the
Company:

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of First Interstate BancSystem, Inc. (Parent Company) and its operating subsidiaries: First Interstate Bank in Montana, formerly known as First Interstate Bank of Commerce in Montana (FIB Montana), First Interstate Bank in Wyoming, formerly known as First Interstate Bank of Commerce in Wyoming (FIB Wyoming), First Interstate Bank of Montana, N.A., First Interstate Bank of Wyoming, N.A., Mountain Bank of Whitefish, doing business as First Interstate Bank, First Interstate Bank, fsb and Commerce Financial, Inc. All material intercompany transactions have been eliminated in consolidation.

    BASIS OF PRESENTATION. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties. Management believes that the allowances for losses on loans and real estate owned are adequate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions which may affect the borrowers' ability to pay or regulatory requirements.

    In the opinion of management, the unaudited interim consolidated statements contain all adjustments (all of which are of normal recurring nature) necessary to present fairly the consolidated financial position at June 30, 1997 and the results of consolidated operations and cash flows for each of the six month periods ending June 30, 1997 and 1996, respectively.

    In addition to purchasing and selling Federal funds for their own account, the Company purchases and sells Federal funds as an agent. These and other assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

    CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold for one day periods.

    At December 31, 1996 the Company was required to have aggregate reserves in the form of cash on hand and deposits with the Federal Reserve Bank of approximately $16,060. Also, an additional $23,800

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) compensating balance was maintained with the Federal Reserve Bank to mitigate the payment of service charges for check clearing services.

    INVESTMENT SECURITIES. In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company adopted the provisions of the statement as of January 1, 1994. There were no cumulative adjustments to income as a result of adopting the statement, however, the beginning balance of stockholders' equity was increased by $122 (which is net of $66 in deferred income taxes) to reflect net unrealized gains on securities classified as available-for-sale previously carried at the lower of amortized cost or market. The Company's accounting policy for investment securities is as follows:

    TRADING ACCOUNT ASSETS

        Trading account assets consist of debt and equity securities that are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in earnings. The Company carried no trading account assets during 1996 and 1995.

    INVESTMENT SECURITIES HELD-TO-MATURITY AND INVESTMENT SECURITIES
     AVAILABLE-FOR-SALE

        Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

        Debt securities not classified as held-to-maturity or trading account assets are classified as available-for-sale. In addition, all equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of deferred taxes, reported as a separate component of stockholders' equity.

    The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums over the estimated average life of the security, accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included in interest income with interest and dividends. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in investment securities gains (losses). The cost of securities sold is based on the specific identification method.

    LOANS. Loans are reported at the principal amount outstanding. Interest is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

    Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal unless such past due loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty.

    Significant loan origination fees, net of related costs, are recognized over the lives of the related loans as an adjustment of yield.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance balance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, leases and commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay.

    The Company may also establish a reserve for losses on specific loans which are deemed to be impaired. Groups of small balance homogeneous basis loans (generally consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, will be used to measure impairment instead of discounted cash flows. The Company's impaired loans are those non-consumer loans which are non-accrual or a troubled debt restructuring. Interest income is recognized on impaired loans only to the extent that cash payments are received. The Company's existing policies for evaluating the adequacy of the allowance for loan losses and policies for discontinuing the accrual of interest on loans are used to establish the basis for determining whether a loan is impaired.

    GOODWILL AND OTHER INTANGIBLES. The excess of purchase price over the fair value of net assets from acquisitions ("Goodwill") is being amortized using the straight-line method over periods of primarily 15 to 25 years. The Company assesses the recoverability of Goodwill by determining whether the unamortized balance related to an acquisition can be recovered through undiscounted future cash flows over the remaining amortization period.

    Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using an accelerated method based on an estimated runoff of the related deposits, not exceeding 10 years. Purchased mortgage servicing rights ("MSR") represent the value of purchased rights to service mortgage loans. The MSR are amortized in proportion to and over the period of estimated net servicing income not expected to exceed 12 years. MSR are evaluated for impairment based on the MSR current fair value.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREMISES AND EQUIPMENT. Buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is provided over estimated useful lives of 5 to 50 years for buildings and improvements and 3 to 15 years for furniture and equipment using straight-line methods. Leasehold improvements are amortized using straight-line methods over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Consolidated depreciation expense was $4,182 in 1996, $3,541 in 1995 and $3,318 in 1994.

    LONG-LIVED ASSETS. The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of," on January 1, 1996. The statement requires long-lived assets and certain identifiable intangibles (e.g. premises, Goodwill, core deposit intangibles) be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An asset is deemed impaired if the sum of the expected future cash flows is less than the carrying amount of the asset. The amount of the impairment loss is based on the assets' fair value, which may be estimated by discounting the expected future cash flows. The adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial position or consolidated results of operations.

    OTHER REAL ESTATE OWNED. Real estate acquired in satisfaction of loans is carried at the lower of the recorded investment in the property at the date of foreclosure or its current fair value less selling cost ("Net Realizable Value"). The value of the underlying loan is written down to the fair market value of the real estate acquired by a charge to the allowance for loan losses, if necessary, at the date of foreclosure. A provision to the real estate owned valuation allowance is charged against other real estate expense for any current or subsequent write-downs to Net Realizable Value. Operating expenses of such properties, net of related income, and gains on sales are included in other real estate expenses.

    SELF-INSURANCE. The Company is self-insured with respect to employee medical claims up to specified limits per claim. The Company has an accrual of approximately $560 for estimated unsettled and incurred but not reported claims.

    INCOME FROM FIDUCIARY ACTIVITIES. Consistent with industry practice, income for trust services is recognized on the basis of cash received. However, use of this method in lieu of accrual basis accounting does not materially affect reported earnings.

    INCOME TAXES. The Parent Company and its subsidiaries have elected to be included in a consolidated Federal income tax return. For state income tax purposes, the combined taxable income of the Parent Company and its subsidiaries is apportioned between the states in which operations take place. Federal and state income taxes attributable to the subsidiaries, computed on a separate return basis, are paid to or received from the Parent Company.

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    PER SHARE DATA. Earnings per common share is calculated by dividing net income less preferred stock dividends by the weighted average number of common shares and common share equivalents outstanding

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) during the period. Book value per common share is calculated by dividing total stockholders' equity less preferred stock by the number of common shares outstanding at the end of the year.

    STOCK-BASED COMPENSATION. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," as of January 1, 1996. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those stock-based employee compensation plans using the intrinsic value-based method of accounting, which generally results in compensation expense only when the exercise price is less than the fair value of the underlying stock at the date of grant. Companies that elect to remain with the intrinsic value method are required to disclose in a footnote to the financial statements pro forma net income and earnings per share, as if the fair value method of SFAS No. 123 had been adopted. The Company has elected to continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board No. 25 (see note 12).

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1995 and 1994 amounts to conform to the 1996 presentation.

(2) REGULATORY MATTERS

    The Federal Reserve Board (FRB) and the Federal Deposit Insurance Corporation (FDIC) have issued risk-based capital guidelines to more accurately consider the credit risk inherent in the assets and off-balance-sheet activities of a bank or bank holding company and their assessment of capital adequacy.

    Under the guidelines, total capital has been redefined as core capital and supplementary capital. Core capital consists primarily of stockholders' equity, while supplementary capital consists primarily of the allowance for loan losses (not to exceed 1.25% of risk weighted assets). Under the guidelines, all intangible assets are to be excluded from the components of core capital. The definition of assets has also been modified to include items on and off the balance sheet, with each item being assigned a predefined credit "risk-weight".

    At December 31, 1996, the Company's consolidated risk-based capital (core plus supplementary) and core capital ratios, calculated in accordance with the guidelines, were 10.0% and 7.4%, respectively.

    In addition to the risk-based guidelines discussed above, the FRB and FDIC also established a leverage ratio defined as core capital as a percentage of average tangible assets. The Company's consolidated leverage ratio at December 31, 1996 was 5.3%.

    The Federal Deposit Insurance Corporation Improvement Act (FDICIA), which was enacted on December 19, 1992, substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

    Among other things, FDICIA requires the federal banking agencies to implement differing levels of oversight depending on the institution's capital category, as defined in the regulations. A depository institution's capital category will depend upon where its capital ratios are in relation to various relevant capital measures, which include the risk-based capital and leverage ratios. The capital categories represent minimum standards that will generally be applied to all institutions. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution at the

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) REGULATORY MATTERS (CONTINUED)
applicable agency's discretion. FDICIA generally restricts a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized (less than 8% total risk-based capital or 4% core capital and 3% leverage). At December 31, 1996, the Company's and bank subsidiaries' capital ratios meet or exceed the highest capital category, which requires total risk-based capital of at least 10%, core capital of at least 6% and a leverage ratio of at least 5%.

(3) INVESTMENT SECURITIES

    The amortized cost and approximate market values of investment securities are summarized as follows:

AVAILABLE-FOR-SALE

                                                                                   GROSS          GROSS       ESTIMATED
                                                                   AMORTIZED    UNREALIZED     UNREALIZED      MARKET
DECEMBER 31, 1996                                                     COST         GAINS         LOSSES         VALUE
-----------------------------------------------------------------  ----------  -------------  -------------  -----------
U.S. Treasury securities.........................................  $   45,272          153         --            45,425
Obligations of U.S. Government agencies..........................      54,919          340           (114)       55,145
States, county and municipal securities..........................       7,717          295             (2)        8,010
Corporate securities.............................................       2,484            7             (5)        2,486
Other mortgage-backed securities.................................       3,703           16            (10)        3,709
Other securities.................................................       9,607          120         --             9,727
                                                                   ----------          ---            ---    -----------
    Total........................................................  $  123,702          931           (131)      124,502
                                                                   ----------          ---            ---    -----------
                                                                   ----------          ---            ---    -----------

HELD-TO-MATURITY

                                                                                   GROSS          GROSS       ESTIMATED
                                                                   AMORTIZED    UNREALIZED     UNREALIZED      MARKET
DECEMBER 31, 1996                                                     COST         GAINS         LOSSES         VALUE
-----------------------------------------------------------------  ----------  -------------  -------------  -----------
U.S. Treasury securities.........................................  $  169,196          445           (731)      168,910
Obligations of U.S. Government agencies..........................      89,600          158           (179)       89,579
States, county and municipal securities..........................      11,793          152            (12)       11,933
Corporate securities.............................................       8,480            1            (27)        8,454
                                                                   ----------          ---            ---    -----------
    Total........................................................  $  279,069          756           (949)      278,876
                                                                   ----------          ---            ---    -----------
                                                                   ----------          ---            ---    -----------

    Gross gains of $18 and no gross losses were realized on the sale of available-for-sale securities in 1996.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(3) INVESTMENT SECURITIES (CONTINUED)
AVAILABLE-FOR-SALE

                                                                                     GROSS          GROSS       ESTIMATED
                                                                     AMORTIZED    UNREALIZED     UNREALIZED      MARKET
DECEMBER 31, 1995                                                      COST          GAINS         LOSSES         VALUE
------------------------------------------------------------------  -----------  -------------  -------------  -----------
Obligations of U.S. Government agencies...........................   $  48,288           576           (163)       48,701
States, county and municipal securities...........................       7,392           382           (146)        7,628
Corporate securities..............................................         808        --                 (3)          805
Other mortgage-backed securities..................................       3,206            12            (10)        3,208
Other securities..................................................       5,448            14            (14)        5,448
                                                                    -----------          ---            ---    -----------
    Total.........................................................   $  65,142           984           (336)       65,790
                                                                    -----------          ---            ---    -----------
                                                                    -----------          ---            ---    -----------

HELD-TO-MATURITY

                                                                                   GROSS          GROSS       ESTIMATED
                                                                   AMORTIZED    UNREALIZED     UNREALIZED      MARKET
DECEMBER 31, 1995                                                     COST         GAINS         LOSSES         VALUE
-----------------------------------------------------------------  ----------  -------------  -------------  -----------
U.S. Treasury securities.........................................  $  121,086          248           (493)      120,841
Obligations of U.S. Government agencies..........................      51,599          314           (137)       51,776
States, county and municipal securities..........................      11,102          206            (34)       11,274
Corporate securities.............................................       9,160            7            (21)        9,146
                                                                   ----------          ---            ---    -----------
    Total........................................................  $  192,947          775           (685)      193,037
                                                                   ----------          ---            ---    -----------
                                                                   ----------          ---            ---    -----------

    Gross gains of $6 and gross losses of $12 were realized on the sale of available-for-sale securities in 1995. Gross gains of $70 and gross losses of $1 were realized on the sale of securities in 1994.

    Maturities of investment securities by contractual maturity at December 31, 1996 are shown below. Maturities of securities do not reflect rate repricing opportunities present in many adjustable rate mortgage-backed and corporate securities, nor do they reflect expected shorter maturities based upon early prepayments of principal.

                                                                  AVAILABLE-FOR-SALE         HELD-TO-MATURITY
                                                               ------------------------  -------------------------
                                                               AMORTIZED    ESTIMATED     AMORTIZED    ESTIMATED
DECEMBER 31, 1996                                                 COST     MARKET VALUE     COST      MARKET VALUE
-------------------------------------------------------------  ----------  ------------  -----------  ------------
Within one year..............................................  $    3,720        3,719      109,646       109,538
After one but within five years..............................      68,523       68,809      159,029       158,868
After five years but within ten years........................      11,277       11,557        5,150         5,239
After ten years..............................................      26,301       26,410          619           620
                                                               ----------  ------------  -----------  ------------
  Total......................................................     109,821      110,495      274,444       274,265
                                                               ----------  ------------  -----------  ------------
Collateralized mortgage obligations and other................      13,881       14,007        4,625         4,611
                                                               ----------  ------------  -----------  ------------
  Total......................................................  $  123,702      124,502      279,069       278,876
                                                               ----------  ------------  -----------  ------------
                                                               ----------  ------------  -----------  ------------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(3) INVESTMENT SECURITIES (CONTINUED)
    There are no significant concentrations of investments at December 31, 1996 (greater than 10 percent of stockholders' equity) in any individual security issuer, except for U.S. Government or agency-backed securities.

    At December 31, 1996 and 1995, $18,148 and $15,028, respectively, of variable rate securities are included in investment securities.

    Investment securities with amortized cost of $263,459 and $182,976 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, securities sold under repurchase agreements and for other purposes required or permitted by law. The approximate market value of securities pledged at December 31, 1996 and 1995 was $263,608 and $182,970, respectively. All securities sold under repurchase agreements are with customers and generally mature on the next banking day. The Company retains possession of the underlying securities sold under repurchase agreements.

(4) LOANS

    Major categories and balances of loans included in the loan portfolios are as follows:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                           1996        1995
                                                                       ------------  ---------
Agricultural(1)......................................................  $    143,572    113,827
Commercial(2)........................................................       471,458    311,982
Real estate..........................................................       274,141    142,097
Consumer(3)..........................................................       484,865    300,711
Other loans, including overdrafts....................................         1,443      1,761
                                                                       ------------  ---------
Total loans..........................................................  $  1,375,479    870,378
                                                                       ------------  ---------
                                                                       ------------  ---------

------------------------

(1) Includes loans to agricultural customers secured by real estate of $52,689 and $43,826 at December 31, 1996 and 1995, respectively.

(2) Includes loans secured by commercial real estate properties of $198,570 and $145,380 at December 31, 1996 and 1995, respectively.

(3) Includes loans secured by second mortgages on real estate of $74,607 and $53,046 at December 31, 1996 and 1995, respectively.

    At December 31, 1996, the Company had no concentrations of loans which exceeded 10% of total loans other than the categories disclosed above. The Company has no loans or loan commitments to highly leveraged companies.

    Nonaccrual loans amounted to $6,822 and $3,632 at December 31, 1996 and 1995, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $405 and $318, respectively. Loans contractually past due ninety days or more aggregating $6,432 on December 31, 1996 and $1,711 on December 31, 1995 were on accrual status. Such loans are deemed adequately secured and in the process of collection.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(4) LOANS (CONTINUED)

    Included in the nonaccrual loans at December 31, 1996 and 1995 are $5,122 and $3,231, respectively, of loans which are considered impaired. Of this amount, an impairment allowance of $436 and $407, respectively, is included in the Company's allowance for loan losses. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $3,870 and $3,080, respectively. If interest on impaired loans had been accrued, the amount of interest income on impaired loans during 1996 and 1995 would have been approximately $357 and $283, respectively.

    Also included in total loans at December 31, 1996 and 1995 are loans with a carrying value of $1,763 and $1,755, respectively, the terms of which have been modified in troubled debt restructurings. There were no nonaccrual loans included in restructured debt at December 31, 1996. Restructured debt includes nonaccrual loans of $15 at December 31, 1995. During the years then ended, the recognized interest income on restructured loans approximated $158 and $161, respectively. At December 31, 1996, there were no commitments to lend additional funds to borrowers whose existing loans have been restructured or are classified as nonaccrual.

    Most of the Company's business activity is with customers within the state of Montana and Wyoming. Loans where the customers or related collateral are out of the Company's trade area are not significant and management's anticipated credit losses arising from these transactions compare favorably with the Company's credit loss experience on its loan portfolio as a whole.

    Certain executive officers and directors of the Company and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of approximately $11,474 at December 31, 1996 and $12,802 at December 31, 1995 (including outstanding loans of new executive officers and directors in 1996). During 1996, new loans and advances on existing loans of $2,700 were funded and repayments totaled $4,028. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable risk of collectibility.

(5) ALLOWANCE FOR LOAN LOSSES

    A summary of changes in the allowance for loan losses follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
Balance at beginning of year....................................  $  15,171     13,726     13,373
Allowance of acquired banks.....................................     10,553        917     --
Provision charged to operating expense..........................      3,844      1,629      1,344
Less loans charged-off..........................................     (3,758)    (2,117)    (1,880)
Add back recoveries of loans previously charged-off.............      1,987      1,016        889
                                                                  ---------  ---------  ---------
Balance at end of year..........................................  $  27,797     15,171     13,726
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) PREMISES AND EQUIPMENT

    Premises and equipment and related accumulated depreciation are as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Land.....................................................................  $   8,350      5,747
Buildings and improvements...............................................     53,609     33,032
Furniture and equipment..................................................     24,689     20,406
                                                                           ---------  ---------
                                                                              86,648     59,185
Less accumulated depreciation............................................     28,465     26,645
                                                                           ---------  ---------
Premises and equipment, net..............................................  $  58,183     32,540
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Parent Company and a branch office lease premises from an affiliated partnership (see note 13).

(7) OTHER REAL ESTATE OWNED

    Other real estate owned (OREO) consists of the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Other real estate..........................................................  $   2,057      1,903
Less allowance for OREO losses.............................................        511        554
                                                                             ---------  ---------
                                                                             $   1,546      1,349
                                                                             ---------  ---------
                                                                             ---------  ---------

    A summary of transactions in the allowance for OREO losses follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                       1996       1995       1994
                                                                     ---------  ---------  ---------
Balance at beginning of year.......................................  $     554      1,048      1,448
Provision (reversal) during the year...............................        (21)       (28)        10
Property writedowns................................................        (16)      (449)      (410)
Losses on sales....................................................         (6)       (17)    --
                                                                     ---------  ---------  ---------
Balance at end of year.............................................  $     511        554      1,048
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(7) OTHER REAL ESTATE OWNED (CONTINUED)
    The changes in the balance of other real estate for the years ending December 31, 1996 and 1995 are summarized as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
                                                                   1996                  1995
                                                           --------------------  --------------------
Balance, beginning of year...............................             $   1,903                 2,851
Add other real estate of banks acquired..................                   294                --
Add transfers from loans.................................                   668                   227
Cash proceeds from sales.................................  $   1,121                 1,236
Less gains on sales......................................        335                   527
                                                           ---------  ---------  ---------  ---------
Net basis of OREO sold...................................                  (786)                 (709)
Property writedowns......................................                   (22)                 (466)
                                                                      ---------             ---------
Balance, end of year.....................................             $   2,057                 1,903
                                                                      ---------             ---------
                                                                      ---------             ---------

(8) CASH SURRENDER VALUE OF LIFE INSURANCE

    The Company maintains key-executive life insurance policies on certain principal shareholders. Under the key-executive insurance, the Company receives the cash surrender value if the policy is terminated, or receives all benefits payable upon the death of the insured. The aggregate face amount of key-executive insurance policies was $7,000 at December 31, 1996. Cash surrender values are recorded net of outstanding policy loans, since the Company has no current plans for repayment. Outstanding policy loans at December 31, 1996 and 1995 are $2,540 and $1,875, respectively. The net cash surrender value of key-executive insurance policies included in other assets is $278 and $792 at December 31, 1996 and 1995, respectively.

    During 1994, the Company provided insurance contracts for certain key officers. The net cash surrender value of these contracts is $1,365 and $1,218 at December 31, 1996 and 1995, respectively, and is included in other assets. Upon retirement, the officers have the option of entering into a split-dollar contract with the Company providing insurance coverage for the difference between the Company's cash surrender value and the face amount of the policy.

(9) DEPOSITS

    Deposits are summarized as follows:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                         1996         1995
                                                                     ------------  ----------
Noninterest bearing demand.........................................  $    385,371     230,136
Interest bearing:
  Demand...........................................................       316,964     180,742
  Savings..........................................................       396,845     263,062
  Time, $100 and over..............................................       122,242      90,257
  Time, other......................................................       458,002     334,872
                                                                     ------------  ----------
  Total interest bearing...........................................     1,294,053     868,933
                                                                     ------------  ----------
                                                                     $  1,679,424   1,099,069
                                                                     ------------  ----------
                                                                     ------------  ----------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(9) DEPOSITS (CONTINUED)
    Maturities of time deposits of $100 or more are as follows:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Three months or less............................................................   $   40,819
Three through six months........................................................       24,792
Six months through twelve months................................................       43,839
Over twelve months..............................................................       12,792
                                                                                  ------------
                                                                                   $  122,242
                                                                                  ------------
                                                                                  ------------

    Interest expense on time deposits of $100 or more was $5,514, $4,581 and $2,846 for the years ended December 31, 1996, 1995 and 1994, respectively.

(10) INCOME TAXES

    Income tax expense (benefit) consists of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
Current:
  Federal.......................................................  $  12,004      9,194      8,318
  State.........................................................      1,875      1,521      1,311
                                                                  ---------  ---------  ---------
                                                                     13,879     10,715      9,629
                                                                  ---------  ---------  ---------
Deferred:
  Federal.......................................................       (492)       134        214
  State.........................................................        (36)        (5)        18
                                                                  ---------  ---------  ---------
                                                                       (528)       129        232
                                                                  ---------  ---------  ---------
                                                                  $  13,351     10,844      9,861
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Total income tax expense differs from the amount computed by applying the Federal income tax rate of 35 percent in 1996, 1995 and 1994 to income before income taxes as a result of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
Tax expense at the statutory tax rate...........................  $  12,108      9,863      8,958
Increase (decrease) in tax resulting from:
  Tax-exempt income.............................................       (472)      (374)      (116)
  State income tax, net of Federal income tax benefit...........      1,190        985        864
  Amortization of nondeductible Goodwill........................        318        289        137
  Other, net....................................................        207         81         18
                                                                  ---------  ---------  ---------
                                                                  $  13,351     10,844      9,861
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax asset relate to the following:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Deferred tax assets:
  Loans, principally due to allowance for loan losses....................  $   6,561      5,616
  Other real estate owned, principally due to differences in bases.......        118        499
  Employee benefits......................................................        828        845
  Other..................................................................         45     --
                                                                           ---------  ---------
    Net deferred tax assets..............................................      7,552      6,960
Deferred tax liabilities:
  Fixed assets, principally differences in bases and depreciation........       (926)      (830)
  Investment in joint venture partnership, principally due to differences
    in depreciation of partnership assets................................       (904)      (845)
  Prepaid amounts........................................................       (138)      (299)
  Investment securities, principally differences in bases................       (370)      (146)
  Investment securities available-for-sale...............................       (293)      (254)
  Other..................................................................     --           (154)
                                                                           ---------  ---------
Net deferred tax liabilities.............................................     (2,631)    (2,528)
                                                                           ---------  ---------
Net deferred income tax asset............................................  $   4,921      4,432
                                                                           ---------  ---------
                                                                           ---------  ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, at December 31, 1996 management continues to believe it is more likely than not that the Company will realize the benefits of these deductible differences.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(11) LONG-TERM DEBT AND OTHER BORROWED FUNDS

    A summary of long-term debt follows:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
Parent Company:
  Revolving term loan due December 31, 2003 at variable interest rates (7.53% weighted average rate at December 31, 1996), with semi-annual reductions in overall credit line of
    $2,000 each June 30 and December 31......................................................  $  39,200     --

  7.5% subordinated notes, unsecured, interest payable semi-annually, due in increasing annual principal payments beginning October 1, 2002 in the amount of $3,400 with final
    maturity on October 1, 2006..............................................................     20,000     --

  Various unsecured notes payable to former stockholders at various rates of 5.80% to 8.25%
    due in annual installments aggregating $486, plus interest, through March 1999...........      1,196      1,117

  Term notes payable to bank, refinanced in 1996.............................................     --          9,750

Subsidiaries:
  Various notes payable to Federal Home Loan Bank of Seattle, interest due monthly at various
    rates and maturities (weighted average rate of 6.52% at December 31, 1996)...............      4,271     --

  Note payable to Federal Home Loan Bank of Seattle repaid in 1996...........................     --          5,000
                                                                                               ---------  ---------

                                                                                               $  64,667     15,867
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Maturities of long-term debt for the years ending December 31 follow:

1997...............................................................  $   1,686
1998...............................................................      4,419
1999...............................................................      4,642
2000...............................................................      4,096
2001...............................................................      4,000
Thereafter.........................................................     45,824
                                                                     ---------
                                                                     $  64,667
                                                                     ---------
                                                                     ---------

    The proceeds from issuance of the revolving term note, subordinated notes and preferred stock (see note 15) were utilized to fund acquisitions (see note
18).

    In connection with its borrowings, the Company has agreed to certain restrictions dealing with, among other things, minimum capital ratios, the sale or issuance of capital stock and the maximum amount of dividends.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(11) LONG-TERM DEBT AND OTHER BORROWED FUNDS (CONTINUED)
    The Company has a revolving term loan with its primary lender in the amount of $42,000 at December 31, 1996. The available borrowing amount is reduced by $2,000 on a semi-annual basis commencing in June 1997. The revolving facility requires an annual commitment fee of 0.15% on the unadvanced amount. The Company may elect at various dates either prime or a Eurodollar rate plus 1.75%. The term note payable is secured by 100% of the outstanding capital stock of the Company's bank subsidiaries.

    The notes payable to Federal Home Loan Bank of Seattle (FHLB) are secured by FHLB stock, unencumbered residential real estate mortgages and certain mortgage-backed securities.

    The following is a summary of other borrowed funds, all of which mature within one year:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1996       1995
                                                                                                 ---------  ---------
Interest bearing demand notes issued to the United States Treasury, secured by investment
  securities...................................................................................  $  11,071      5,494

5.45% interest bearing demand note issued to Federal Home Loan Bank of Seattle secured by unencumbered real estate mortgages and certain mortgages and certain mortgage-backed
  securities...................................................................................      2,000     --
                                                                                                 ---------  ---------
                                                                                                 $  13,071      5,494
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    The Company has Federal funds lines of credit with third parties amounting to $50,000, subject to funds availability. The Company also has been approved for participation in the Federal Home Loan Bank Cash management Advance Program for borrowings up to approximately $39,500.

(12) EMPLOYEE BENEFIT PLANS

    PROFIT SHARING PLAN. The Company has a noncontributory profit sharing plan. To be eligible for the profit sharing plan, an employee must complete one year of employment and 1,000 hours or more of service. Quarterly contributions are determined by the Company's Board of Directors, but are not to exceed, on an individual basis, the lesser of 25% of compensation or $30. Contributions to this plan were $839, $685 and $620 in 1996, 1995 and 1994, respectively.

    SAVINGS PLAN. In addition, the Company has a contributory employee savings plan. Eligibility requirements for this plan are the same as those for the profit sharing plan as discussed in the preceding paragraph. Employee participation in the plan is at the option of the employee. The Company contributes $1.25 for each $1.00 of employee contributions up to 4% of the participating employee's compensation. The recorded expense related to this plan was $814 in 1996, $703 in 1995 and $648 in 1994.

    STOCK OPTION PLAN. The Company has a Nonqualified Stock Option and Stock Appreciation Rights Plan for senior officers of the Company. All options and stock appreciation rights ("SAR's") granted have an exercise price of book value of the Company prior to 1993 and appraised value thereafter. Each option granted under the Plan can be immediately exercised up to ten years from the date of grant. SAR's are granted and exercised in tandem with options. The stock issued in conjunction with the exercise of options

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) EMPLOYEE BENEFIT PLANS (CONTINUED)
is subject to a shareholder agreement (see note 15). The consolidated expense related to this plan was $72 in 1996, $170 in 1995 and $387 in 1994.

    Information with respect to the Company's stock options and SAR's are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------
                                                           1996                  1995                  1994
                                                   --------------------  --------------------  --------------------
                                                    OPTIONS     SAR'S     OPTIONS     SAR'S     OPTIONS     SAR'S
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Outstanding, beginning of year...................    116,752     79,236    120,464     82,140    128,536     93,320
Granted..........................................     16,600     16,600     16,500     16,500     15,400     11,552
Exercised........................................    (17,516)   (17,516)   (20,212)   (19,404)   (23,472)   (22,732)
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Outstanding, end of year.........................    115,836     78,320    116,752     79,236    120,464     82,140
                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------

    Information with respect to the range of stock option exercise prices are as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------
                                                                 1996               1995               1994
                                                           -----------------  -----------------  -----------------
Granted during year......................................  $  17.86 - $17.86  $  15.80 - $15.80  $  12.40 - $12.40
Exercised during year....................................  $   4.30 - $ 6.16  $   4.30 - $ 5.88  $   4.05 - $ 5.36
Outstanding, end of year.................................  $   4.56 - $17.86  $   4.30 - $15.80  $   4.30 - $12.40

    Stratification and additional detail regarding the options outstanding at December 31, 1996 are as follows (all exercisable):

    EXERCISE         NUMBER     WEIGHTED-AVERAGE  WEIGHTED-AVERAGE
   PRICE RANGE     OUTSTANDING   REMAINING LIFE    EXERCISE PRICE
-----------------  -----------  ----------------  -----------------
  $4.56 - $7.61        50,936       2.97 years        $    6.13
 $11.40 - $17.86       64,900       7.73 years            14.41

    The Company has elected to continue to measure compensation costs as prescribed by APB Opinion No. 25 and, accordingly, does not recognize compensation expense on the options granted where the exercise price is equal to appraisal value at the date of grant. SFAS No. 123 requires the Company to disclose pro forma information reflecting net income and earnings per share had the Company elected to record compensation expense based on the fair value method described in SFAS No. 123. The fair value of the options was estimated at the grant date using a Black-Scholes option pricing model. Option valuation models require the input of highly subjective assumptions. Because the Company's common stock and stock options have characteristics significantly different from listed securities and traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The following weighted-average assumptions were used in the valuation model: risk-free interest rates of 5.65% and 7.78% in 1996 and 1995; dividend yield of 2.50% and 2.67% in 1996 and 1995; and expected life of options of 10 years in both 1996 and 1995.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) EMPLOYEE BENEFIT PLANS (CONTINUED)
    Pro forma disclosures, listed below, include options granted in 1996 and 1995 and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is expensed in the year granted as all options are vested upon grant.

YEAR ENDED DECEMBER 31,                                                                          1996       1995
---------------------------------------------------------------------------------------------  ---------  ---------
Pro forma net income.........................................................................  $  21,102     17,211
Pro forma net income applicable to common stock..............................................     20,677     17,211
Pro forma earnings per common share..........................................................       2.62       2.19
                                                                                               ---------  ---------
                                                                                               ---------  ---------

(13) COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Company is involved in various claims and litigation. In the opinion of management, following consultation with legal counsel, the ultimate liability or disposition thereof will not have a material adverse effect on the consolidated financial condition or results of operations.

    The Parent Company and the Billings office of FIB Montana are the anchor tenants in a building owned by a joint venture partnership in which FIB Montana is one of the two partners, and has a 50% partnership interest. The investment in the partnership is accounted for using the equity method. Indebtedness of the partnership in the amount of $10,827 at December 31, 1996 is recourse to the partners. Total rents paid to the partnership were $814 in 1996, $711 in 1995 and $690 in 1994.

    The Company also leases certain premises and equipment from third parties under operating leases. Total rental expense to third parties was $1,019 in 1996, $1,425 in 1995 and $1,267 in 1994.

    The total future minimum rental commitments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 1996 are as follows:

                                                                   THIRD
                                                                  PARTIES    PARTNERSHIP     TOTAL
                                                                 ---------  -------------  ---------
For the year ending December 31:
  1997.........................................................  $     328          814        1,142
  1998.........................................................        273          814        1,087
  1999.........................................................        268          814        1,082
  2000.........................................................        196          814        1,010
  2001.........................................................        171          814          985
  Thereafter...................................................      1,476        3,053        4,529
                                                                 ---------        -----    ---------
                                                                 $   2,712        7,123        9,835
                                                                 ---------        -----    ---------
                                                                 ---------        -----    ---------

    In September 1983, the Company entered into a franchise agreement ("Franchise Agreement") with First Interstate Bancorp (Bancorp), a Los Angeles based bank holding company which was acquired by Wells Fargo & Company April 1, 1996. Under the Franchise Agreement, the Company was Bancorp's exclusive licensee in the states of Montana and Wyoming. On May 24, 1996, the Company entered into a trademark license agreement granting the Company and its subsidiaries an exclusive, nontransferable license to use the "First Interstate" name and logo in the states of Montana, Wyoming, North Dakota,

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
South Dakota and Nebraska. By mutual agreement of the parties, the franchise agreement between the Company and Wells Fargo & Company was terminated.

(14) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the consolidated balance sheet.

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds various collateral supporting those commitments for which collateral is deemed necessary.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1996, stand-by letters of credit in the amount of $19,884, were outstanding. Commitments to extend credit to existing and new borrowers approximated $284,259 at December 31, 1996, which includes $32,760 on unused credit card lines.

(15) CAPITAL STOCK

    On September 26, 1996 ("Issuance Date"), the Company issued 20,000 shares of no par noncumulative perpetual preferred stock ("Preferred Stock") at a price of $1,000. The holders of Preferred Stock are entitled to receive in any fiscal year, when and if declared by the Company's Board of Directors, dividends in cash at the rate of $85.30 per share, up to the seventh anniversary of the Issuance Date. From and after the seventh anniversary of the Issuance Date, the holders of Preferred Stock shall be entitled to receive in any fiscal year, when and if declared by the Company's Board of Directors, dividends in cash at a variable rate equal to 250 basis points over the high yield of the 30-day, 10-year or 30-year U.S. Treasury Bills. The Preferred Stock is not redeemable prior to the seventh anniversary of the Issuance Date. The Company may, at its option, redeem all or any part of the Preferred Stock at any time on or after the seventh anniversary of the Issuance Date, subject to the approval of the FRB, at a price of $1.00 per share, plus accrued but unpaid dividends to the date fixed for redemption.

    At December 31, 1996 nearly all shares of common stock held by shareholders are subject to shareholder's agreements (Agreements). Under the Agreements, the Company has a right of first refusal

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(15) CAPITAL STOCK (CONTINUED)
to repurchase shares from the shareholder at minority interest appraised value in the event of a proposed sale of shares to a third party, death, disability or termination of employment. Additional shares purchased by officers, directors and employees after 1993 are also subject to repurchase at the Company's discretion.

(16) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

    Following is condensed financial information of First Interstate BancSystem,
Inc.:

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
CONDENSED BALANCE SHEETS:
Assets:
  Cash and cash equivalents...............................................................  $    2,905       1,890
  Investment in subsidiaries, at equity:
    FIB Montana...........................................................................      88,438      85,951
    FIB Wyoming...........................................................................      29,196      28,145
    First Interstate Bank of Montana, N.A.(1).............................................      35,052      --
    First Interstate Bank of Wyoming, N.A.(1).............................................      38,909      --
    Mountain Bank of Whitefish (doing business as First Interstate Bank)(1)...............       7,965      --
    First Interstate Bank, fsb............................................................       1,988      --
    Non-bank subsidiary--Commerce Financial, Inc..........................................         408         381
                                                                                            ----------  ----------
        Total investment in subsidiaries, at equity.......................................     201,956     114,477
  Goodwill, net of accumulated amortization...............................................       2,633       2,927
  Other assets............................................................................       4,068       4,009
                                                                                            ----------  ----------
                                                                                            $  211,562     123,303
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Liabilities and stockholders' equity:
  Other liabilities.......................................................................  $    5,105       3,070
  Long-term debt..........................................................................      60,396      10,867
                                                                                            ----------  ----------
                                                                                                65,501      13,937
  Stockholders' equity....................................................................     145,554     108,973
  Unrealized gain on investment securities available-for-sale, net........................         507         393
                                                                                            ----------  ----------
                                                                                            $  211,562     123,303
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

(1) See Note 18 for further information regarding this entity.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(16) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (CONTINUED)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
CONDENSED STATEMENTS OF INCOME:
  Dividends from subsidiary banks................................................  $  19,529     10,993     10,029
  Interest on note receivable from non-bank subsidiary...........................         15         32         41
  Other interest income..........................................................        143         30        159
  Other income, primarily management fees from subsidiaries......................      1,788      1,508      1,513
                                                                                   ---------  ---------  ---------
  Total income...................................................................     21,475     12,563     11,742
                                                                                   ---------  ---------  ---------
  Salaries and benefits..........................................................      2,627      2,370      2,378
  Interest expense...............................................................      1,919      1,010        514
  Other operating expenses, net..................................................      2,612      1,835      1,506
                                                                                   ---------  ---------  ---------
  Total expenses.................................................................      7,158      5,215      4,398
                                                                                   ---------  ---------  ---------
  Data Division income, net of operating expenses................................      1,990      1,667      1,307
                                                                                   ---------  ---------  ---------
  Earnings before income tax benefits............................................     16,307      9,015      8,651
  Income tax benefit.............................................................        979        565        343
                                                                                   ---------  ---------  ---------
  Income before undistributed earnings of subsidiaries...........................     17,286      9,580      8,994
                                                                                   ---------  ---------  ---------
  Undistributed earnings of subsidiaries.........................................      3,957      7,757      6,740
                                                                                   ---------  ---------  ---------
  Net income.....................................................................  $  21,243     17,337     15,734
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

CONDENSED STATEMENTS OF CASH FLOWS:
  Cash flows from operating activities:
    Net income...................................................................  $  21,243     17,337     15,734
    Adjustments to reconcile net income to cash provided by operating activities:
      Undistributed earnings of subsidiaries.....................................     (3,957)    (7,757)    (6,740)
      Depreciation and amortization..............................................        311        312        306
      Provision for deferred income taxes........................................         11        348        177
      Deposit on bank acquisition................................................     --            250       (250)
      Other, net.................................................................        802        967     (1,432)
                                                                                   ---------  ---------  ---------
  Net cash provided by operating activities......................................     18,410     11,457      7,795
                                                                                   ---------  ---------  ---------
  Cash flows from investing activities:
    Net decrease in advances to non-bank subsidiary..............................        133        154      1,040
    Purchase of investments......................................................     --         --         (8,959)
    Maturities of investments....................................................     --          7,500      2,512
    Increase in premises and equipment...........................................         (2)    (1,095)       (28)
    Capitalization of de novo subsidiary.........................................     (2,000)    --         --
    Acquisitions of subsidiaries, net............................................    (80,393)   (17,478)    --
                                                                                   ---------  ---------  ---------
  Net cash used in investing activities..........................................    (82,262)   (10,919)    (5,435)
                                                                                   ---------  ---------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(16) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY) (CONTINUED)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
  Cash flows from financing activities:
    Borrowings of long-term debt.................................................  $  66,939      8,484        122
    Repayments of long-term debt.................................................    (17,410)    (3,066)    (1,526)
    Dividends paid on common stock...............................................     (6,028)    (3,733)    (3,101)
    Redemptions of common stock..................................................     (1,229)    (1,197)      (950)
    Issuance of common stock.....................................................      3,478        358        362
    Proceeds from issuance of preferred stock, net of issuance costs.............     19,542     --         --
    Dividends paid on preferred stock............................................       (425)    --         --
                                                                                   ---------  ---------  ---------
  Net cash provided by (used in) financing activities............................     64,867        846     (5,093)
                                                                                   ---------  ---------  ---------
  Net increase (decrease) in cash and cash equivalents...........................      1,015      1,384     (2,733)
  Cash and cash equivalents, beginning of year...................................      1,890        506      3,239
                                                                                   ---------  ---------  ---------
  Cash and cash equivalents, end of year.........................................  $   2,905      1,890        506
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NONCASH OPERATING, INVESTING AND FINANCING ACTIVITIES.

    During 1996, the Parent Company transferred other assets of $1,014 to its subsidiary, FIB Montana.

(17) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Statement 107), requires the Company to disclose the estimated fair values of its financial instruments. Most of the Company's assets and liabilities are considered financial instruments. Many of the Company's financial instruments lack an available trading market, and it is the practice and intent of the Company to hold its financial instruments to maturity. As a result, significant assumptions and present value calculations were used in determining estimated fair values.

    For financial instruments bearing a variable interest rate, it is presumed that recorded book values are reasonable estimates of fair value. The methods and significant assumptions used to estimate fair values for the various financial instruments are set forth below.

        CASH AND CASH EQUIVALENTS. Due to the liquid nature of the instruments, the carrying value of due from banks and federal funds sold approximates market value.

        INTEREST-BEARING DEPOSITS IN BANK. Due to the short-term nature of the instrument, the carrying value of the interest-bearing deposit in bank approximates market value.

        INVESTMENT SECURITIES. Fair values of investment securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

        LOANS. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and consumer. Each loan category is

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(17) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

    The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category using the U.S. Treasury yield curve adjusted to bond equivalent yields. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing real estate loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources.

    The fair value of adjustable rate loans was considered to be the carrying value of these instruments due to the frequent repricing, provided there had been no change in credit quality since origination.

    DEPOSITS, FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS. The fair value of demand deposits, savings accounts, federal funds purchased and securities sold under repurchase agreements is the amount payable on demand at the reporting date, due to the liquid nature of the instruments and the frequent repricing.

    The fair value of fixed-maturity certificates of deposit is estimated using external market rates currently offered for deposits with similar remaining maturities.

    OTHER BORROWED FUNDS AND LONG-TERM DEBT. The term note payable and revolving term loan bear interest at a floating market rate and, as such, the carrying amounts are deemed to reflect fair value. The carrying value of the interest bearing demand notes to the United States Treasury is deemed an approximation of fair value due to the frequent repayment and repricing at market rates. Due to the recent issuance date of the subordinated notes and relative stability of interest rates in the intervening period, book value is estimated to approximate fair value.

    COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT. The fair value of commitments to extend credit can be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. It is not practicable to estimate fair value because information is not readily available to support estimates of fees which can be expected to be realized on these instruments.

    Loan fees for the year ended December 31, 1996 and 1995, including fees charged for commitments to extend credit and standby letters of credit, were approximately $4,981 and $4,070, respectively, of which a significant portion related to real estate refinancing.

    LIMITATIONS. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding comparable market interest rates, future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(17) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust department and data processing division that contribute net operating income annually. Neither department is considered a financial instrument, and their value has not been incorporated into the fair value estimates. Other significant assets that are not considered financial instruments include the mortgage subsidiary, deferred tax assets, and property and equipment. In addition, the tax effect of the difference between the fair value and carrying value of financial instruments can have a significant effect on fair value estimates and have not been considered in the estimates.

    A summary of the estimated fair values of financial instruments follows:

                                                                      1996                        1995
                                                           --------------------------  --------------------------
                                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
AS OF DECEMBER 31,                                            AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
---------------------------------------------------------  ------------  ------------  ------------  ------------
Financial assets:
  Cash and short-term investments........................  $    172,452       172,452       166,082       166,082
  Securities available-for-sale..........................       124,502       124,502        65,790        65,790
  Securities held-to-maturity............................       279,069       278,876       192,947       193,037
  Net loans..............................................     1,347,682     1,344,336       855,207       863,480
                                                           ------------  ------------  ------------  ------------
Total financial assets...................................  $  1,923,705     1,920,166     1,280,026     1,288,389
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Financial liabilities:
  Total deposits, excluding certificates.................  $  1,099,180     1,099,180       673,940       673,940
  Certificates of deposit................................       580,244       587,718       425,129       434,190
  Federal funds purchased................................        13,450        13,450         3,125         3,125
  Securities sold under repurchase agreements............       129,137       129,137       104,898       104,898
  Other borrowed funds...................................        13,071        13,071         5,494         5,494
  Long-term debt.........................................        64,667        64,667        15,867        15,867
                                                           ------------  ------------  ------------  ------------
Total financial liabilities..............................  $  1,899,749     1,907,223     1,228,453     1,237,514
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

(18) ACQUISITIONS AND EXPANSION

    FIRST CITIZENS BANK OF BOZEMAN. On January 3, 1995, the Company acquired all of the outstanding ownership of Citizens BancShares, Inc. ("CBI") and its bank subsidiary, First Citizens Bank of Bozeman ("FCB") for $8,606. The historical carrying value of the net assets of CBI as of the acquisition date were $3,724. The transaction was accounted for as a purchase and, accordingly, the consolidated statement of income for the year ended December 31, 1995 includes CBI's results of operations since the date of the purchase. CBI was subsequently dissolved and FCB became a branch of FIB Montana.

    FIRST NATIONAL PARK BANK. On May 19, 1995, the Company acquired all of the outstanding ownership of First Park County Bancshares, Inc. ("FPCBI") and its bank subsidiary, First National Park Bank

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(18) ACQUISITIONS AND EXPANSION (CONTINUED)
("FNPB") for $8,872. The historical carrying value of the net assets of FPCBI as of the acquisition date were $5,269. The transaction was accounted for as a purchase and, accordingly, the consolidated statement of income for the year ended December 31, 1995 includes FPCBI's results of operations since the date of the purchase. FPCBI was subsequently dissolved and FNPB became a branch of FIB Montana.

    FIRST INTERSTATE BANK, FSB. In November 1995, the Company filed an application with the Office of Thrift Supervision for permission to form a de novo savings bank in Hamilton, Montana. Upon approval, the Company capitalized the savings bank at $2,000 and opened the bank on December 12, 1996.

    FIRST INTERSTATE BANK OF MONTANA, N.A. AND FIRST INTERSTATE BANK OF WYOMING, N.A. On October 1, 1996, the Company acquired all of the outstanding ownership of First Interstate Bank of Montana, N.A. (FIBNA-MT) and First Interstate Bank of Wyoming, N.A. (FIBNA-WY). The transaction was accounted for as a purchase and, accordingly, the consolidated statement of income for the year ended December 31, 1996 includes FIBNA-MT's and FIBNA-WY's results of operations since the date of purchase.

    MOUNTAIN BANK OF WHITEFISH. On December 18, 1996, the Company acquired all of the outstanding ownership of Mountain Bank of Whitefish, now doing business as First Interstate Bank of Whitefish (FIB-Whitefish). The transaction was accounted for as a purchase and, accordingly, the consolidated statement of income for the year ended December 31, 1996 includes FIB-Whitefish's results of operations since the date of purchase.

    The premiums paid over the historical carrying value of net assets at the respective dates of purchase were as follows:

                                                                   FIBNA-MT     FIBNA-WY    FIB-WHITEFISH    TOTAL
                                                                  -----------  -----------  -------------  ---------
Cash consideration paid.........................................   $  34,622       37,809         7,962       80,393
Historical net assets carrying value............................      19,557       16,416         3,994       39,967
                                                                  -----------  -----------       ------    ---------
Premium paid over historical carrying value.....................   $  15,065       21,393         3,968       40,426
                                                                  -----------  -----------       ------    ---------
                                                                  -----------  -----------       ------    ---------

    The increase (decrease) in net asset values as a result of estimated fair value adjustments are as follows:

                                                                   FIBNA-MT     FIBNA-WY    FIB-WHITEFISH    TOTAL
                                                                  -----------  -----------  -------------  ---------
Intangible assets:
  Core deposit intangible.......................................   $   3,920        4,309        --            8,229
  Mortgage servicing rights.....................................      --            1,122        --            1,122
  Goodwill......................................................       7,392        9,850         3,573       20,815
                                                                  -----------  -----------       ------    ---------
    Total intangible assets.....................................      11,312       15,281         3,573       30,166
                                                                  -----------  -----------       ------    ---------
Premises and equipment..........................................       3,780        6,327           837       10,944
Investment securities...........................................         (27)      --                13          (14)
Allowance for loan losses.......................................      --           --              (455)        (455)
Other liabilities...............................................      --             (215)       --             (215)
                                                                  -----------  -----------       ------    ---------
                                                                   $  15,065       21,393         3,968       40,426
                                                                  -----------  -----------       ------    ---------
                                                                  -----------  -----------       ------    ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(18) ACQUISITIONS AND EXPANSION (CONTINUED)
    The premium paid and estimated fair value adjustments have been "pushed down" to the acquired entities. The preliminary allocation of purchase price is subject to change as fair value estimates are finalized.

    The estimated fair value of net assets at the acquisition dates are summarized as follows:

                                                                  FIBNA-MT     FIBNA-WY    FIB-WHITEFISH    TOTAL
                                                                 -----------  -----------  -------------  ---------
Cash and due from banks........................................   $  20,712       24,990         4,132       49,834
Federal funds sold.............................................      16,791       32,708         5,900       55,399
Investment securities available-for-sale.......................       1,301       59,014         3,304       63,619
Investment securities held-to-maturity.........................      25,325       10,749        --           36,074
Loans..........................................................     191,010      172,576        47,799      411,385
Allowance for loan losses......................................      (2,983)      (7,076)         (494)     (10,553)
Premises and equipment.........................................       8,534       11,934         3,181       23,649
Goodwill.......................................................       7,392        9,850         3,573       20,815
Other intangibles..............................................       3,920        5,431        --            9,351
Other assets...................................................       4,394        4,004         3,542       11,940
                                                                 -----------  -----------  -------------  ---------
                                                                    276,396      324,180        70,937      671,513
                                                                 -----------  -----------  -------------  ---------
Deposits.......................................................     195,484      273,805        54,392      523,681
Federal funds purchased........................................      41,653        8,849        --           50,502
Other liabilities..............................................       2,374        1,532           312        4,218
Borrowed funds.................................................       2,263        2,185         8,271       12,719
                                                                 -----------  -----------  -------------  ---------
                                                                    241,774      286,371        62,975      591,120
                                                                 -----------  -----------  -------------  ---------
Cash consideration paid........................................   $  34,622       37,809         7,962       80,393
                                                                 -----------  -----------  -------------  ---------
                                                                 -----------  -----------  -------------  ---------

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(18) ACQUISITIONS AND EXPANSION (CONTINUED)
    The information below presents on a pro forma basis, amounts as if FIBNA-MT, FIBNA-WY, and FIB-Whitefish had been acquired as of January 1, 1996 and 1995 for each year presented.

                                                                                             YEARS ENDED DECEMBER
                                                                                                      31,
                                                                                             ---------------------
                                                                                                1996       1995
                                                                                             ----------  ---------
                                                                                                  (UNAUDITED)
Interest income............................................................................  $  151,721    142,827
Interest expense...........................................................................      65,404     61,260
                                                                                             ----------  ---------
Net interest income........................................................................      86,317     81,567
Provision for loan losses..................................................................       4,955      1,629
                                                                                             ----------  ---------
Net interest income after provision for loan losses........................................      81,362     79,938
Investment security transactions...........................................................         284          9
Noninterest income.........................................................................      29,988     26,982
Noninterest expense........................................................................     (71,027)   (69,008)
                                                                                             ----------  ---------
Income before income taxes.................................................................      40,607     37,921
Income taxes...............................................................................      15,836     14,387
                                                                                             ----------  ---------
Pro forma net income.......................................................................  $   24,771     23,534
                                                                                             ----------  ---------
                                                                                             ----------  ---------
Pro forma net income per common share......................................................  $     2.93       2.78
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    The unaudited pro forma information above has been prepared for comparative purposes only and does not purport to be indicative of the actual results that would have occurred if the operations had been combined during the periods presented nor is it intended to be a projection of future results.

(19) ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

    In 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides guidance on accounting for transfers and servicing of financial assets, recognition and measurement of servicing assets and liabilities, financial assets subject to prepayment, secured borrowings and collateral, and extinguishment of liabilities.

    SFAS No. 125 generally requires the Company to recognize as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or loan originations. Servicing rights are initially recorded at fair value based upon the present value of estimated future cash flows. Subsequently, the servicing rights are assessed for impairment, with impairment losses recognized in the statement of income in the period the impairment occurs. For purposes of performing the impairment evaluation, the related portfolio must be stratified on the basis of certain risk characteristics including loan type and note rate. SFAS No. 125 also specifies that financial assets subject to prepayment, including loans that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, be measured like debt securities available-for-sale or trading securities under SFAS No. 115. The provisions of SFAS No. 125 apply prospectively to transactions occurring after December 31, 1996. Management expects adoption will not have a material effect on the consolidated financial position or results of operations of the Company.

               FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(19) ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED (CONTINUED)
    At December 31, 1996, the Company serviced loans for others with a principal balance outstanding of approximately $140,000.

(20) PLAN OF RECAPITALIZATION

    Effective October 7, 1997 the Company effected a four-for-one split of the Company's existing common stock. New stock with no par value will be issued in exchange for existing stock with no par value presently issued and outstanding. The authorized number of common shares were increased from 5,000,000 to 20,000,000 to accomodate the stock split. All applicable share and per share data have been retroactively adjusted to the resulting four-for-one stock split.

    Also effective October 7, 1997 the Parent Company changed its name to "First Interstate BancSystem, Inc."

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   11
Use of Proceeds...........................................................   19
Accounting Treatment......................................................   19
Capitalization............................................................   20
Regulatory Capital Ratios.................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   23
Business..................................................................   42
Regulation and Supervision................................................   47
Management................................................................   57
Certain Related Transactions..............................................   62
Security Ownership of Certain Beneficial Owners and Management............   63
Description of the Trust Preferred Securities.............................   64
Description of Junior Subordinated Debentures.............................   77
Book Entry Issuance.......................................................   87
Description of Guarantee..................................................   89
Relationship Among the Trust Preferred Securities, the Junior Subordinated
  Debentures and the Guarantee............................................   91
Certain Federal Income Tax Consequences...................................   93
Description of First Interstate Capital Stock.............................   96
Underwriting..............................................................   99
Legal Matters.............................................................  100
Experts...................................................................  100
Additional Information....................................................  100
Index to Consolidated Financial Statements................................  101

                            ------------------------

    UNTIL            , 1997 (  DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,600,000 TRUST
                              PREFERRED SECURITIES

                               FIB CAPITAL TRUST

                     % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                                     [LOGO]

                                FIRST INTERSTATE
                                BANCSYSTEM, INC.

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              D.A. Davidson & Co.

                                          , 1997

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Trust Preferred Securities being registered hereby. All the amounts shown are estimates except for the SEC and NASD fees.

SEC registration fee...........................................  $12,121.21
NASD fee.......................................................    4,500.00
Blue sky qualification fee and expenses........................   37,000.00
Printing expenses..............................................   50,000.00
Legal fees and expenses........................................  200,000.00
Accounting fees and expenses...................................   30,000.00
Trustee fee....................................................   15,000.00
Miscellaneous..................................................   51,378.79
                                                                 ----------
      Total....................................................  $400,000.00
                                                                 ----------
                                                                 ----------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Officers and directors of First Interstate are entitled to indemnification under the Montana Business Corporation Act and pursuant to a Resolution of the Board of Directors dated January 12, 1987. A summary of the indemnification provision in such resolution follows:

    Pursuant to a resolution of the Board of Directors dated January 12, 1987, and under the authority of Section 35-1-414 of the Montana Business Corporation Act, the Company shall indemnify each director and officer of the Company (including former officers and directors) and each agent of the Company serving as a director or officer of a Bank, serving at the specific direction or request of the Company (but only to the extent that such director, officer or agent is not indemnified by the Bank or by insurance provided by the Company) against judgments, penalties, fines, settlements and reasonable expenses actually and reasonably paid by such director, officer or agent by reason of the fact that he or she is or was a director or officer of the Company or such Bank, to the extent provided by and subject to the limitations of the Montana Business Corporation Act.

    Under the Trust Agreement, First Interstate will agree to indemnify each of the Trustees of FIB Capital or any predecessor for FIB Capital, and to hold each Trustee harmless against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

    Each of First Interstate and FIB Capital has agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify each of First Interstate and FIB Capital against certain civil liabilities, including liabilities under the Securities Act. Reference is made to the Underwriting Agreement filed as Exhibit 1.1 herewith.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    1. First Interstate has issued bonuses of Common Stock to certain key officers of the Company in January 1997, and in January of each of the past three years. The dates of issuance, total number of shares issued, per share value, and dollar amount of Common Stock issued as officer bonuses are as follows:

                                                                                        TOTAL
                                                                                       DOLLAR
DATE                                            NUMBER OF SHARES    PER SHARE VALUE    AMOUNT
---------------------------------------------  -------------------  ---------------  -----------
January 1997.................................           4,036          $   20.05      $  80,932
January 1996.................................           3,396          $   17.68      $  60,033
January 1995.................................           3,456          $   15.80      $  54,605
January 1994.................................           4,584          $   11.81      $  54,149

    Exemption from registration of the Common Stock so issued was claimed because no offer or sale thereof was made, as defined in Section 2(3) of the Securities Act. The Common Stock was issued by First Interstate without any election or decision of the officers of the Company to participate, and the officers of the Company had no option to receive cash or other consideration in lieu of stock.

    2. First Interstate has issued stock options and stock appreciation rights to key officers of the Company in January 1997, and in January of each of the past three years, pursuant to the Plan. See "Management--Executive And Director Compensation--Stock Option and Stock Appreciation Rights Plan." Exemption from registration of the stock options and stock appreciation rights was claimed because no offer or sale of the stock options or appreciation rights was made, as defined in Section 2(3) of the Securities Act. The stock options and appreciation rights were issued by First Interstate without any election or decision of the officers to participate, and the officers had no option to receive cash or other consideration in lieu of stock options and appreciation rights. These transactions are also exempt under Section 4(2) of the Securities Act. The stock options and stock appreciation rights were issued privately by First Interstate only to key officers of the Company. The grantees in each case were people generally familiar with the business, management and financial information of the Company. Stock options and stock appreciation rights were issued to 35 key officers in 1997, 35 key officers in 1996, 34 key officers in 1995 and 30 key officers in 1994.

    3. On January 28, 1994, outstanding stock options were exercised for the purchase of 9,084 shares of the Common Stock at an exercise price of $5.36, paid in cash in each instance, for a total of $48,668. The options were exercised by Company key officers who had received the options pursuant to the Plan.

    On October 1, 1994, outstanding stock options were exercised for the purchase of 5,168 shares of Common Stock at exercise prices ranging from $4.05 to $4.74, paid in cash, for a total of $22,241. The options were exercised by a retiring key officer of the Company who had received the options pursuant to the Plan.

    On November 4, 1994, outstanding stock options were exercised for the purchase of 9,220 shares of Common Stock at an exercise price of $4.05, paid in cash in each instance, for a total of $37,295. The options were exercised by Company key officers who had received the options pursuant to the Plan. The number of key officers who exercised stock options in 1994 was 12.

    On January 20 and 27, 1995, outstanding stock options were exercised for the purchase of 20,212 shares of Common Stock at an exercise price of $12.37 per share, paid in cash in each instance, for a total of $250,022. The options were exercised by Company key officers who received the options pursuant to the Plan. The number of key officers who exercised stock options in 1995 was eight.

    On January 19, 1996, outstanding stock options were exercised for the purchase of 11,380 shares of Common Stock at an exercise price of $4.30 per share and 6,136 shares of Common Stock at an exercise price of $6.16 per share, paid in cash in each instance, for a total of $86,701. The options were exercised by

Company key officers who received the options pursuant to the Plan. The number of key officers who exercised stock options in 1996 was 15.

    On January 13, 1997, outstanding stock options were exercised for the purchase of 8,768 shares of Common Stock at an exercise price of $4.56 per share paid in cash in each instance, for a total of $40,004. The options were exercised by Company key officers who received the options pursuant to the Plan. The number of key officers who exercised stock options in 1997 was seven.

    Exemption from registration was claimed under Section 4(2) of the Securities Act. The stock options exercised were privately offered and sold only to key officers of the Company, who were familiar with the business, management and financial information of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits.


 EXHIBIT
 NUMBER    DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
 1.1++     Form of Underwriting Agreement
 3.1(1)    Restated Articles of Incorporation of First Interstate dated February 27, 1986
 3.2(2)    Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996
 3.3(2)    Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996
 3.4++     Articles of Amendment to Restated Articles of Incorporation dated October 7, 1997
 3.5(3)    Bylaws of First Interstate
 4.1(4)    Specimen of common stock certificate of First Interstate
 4.2(1)    Stockholder's Agreement for non-Scott family members
 4.3       Form of Junior Subordinated Indenture dated         , 1997, to be entered into between First Interstate
             and Wilmington Trust Company, as Indenture Trustee
 4.4++     Certificate of Trust of FIB Capital dated as of October 1, 1997
 4.5++     Trust Agreement of FIB Capital dated as of October 1, 1997
 4.6       Form of Amended and Restated Trust Agreement of FIB Capital Trust
 4.7       Form of Trust Preferred Certificate of FIB Capital (included as an exhibit to Exhibit 4.6)
 4.8       Form of Common Securities Certificate of FIB Capital (included as an exhibit to Exhibit 4.6)
 4.9       Form of Guarantee Agreement
 4.10      Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.6)
 5.1       Opinion of Holland & Hart LLP
 5.2       Opinion of Richards, Layton & Finger, P.A.
 8.1       Opinion of Holland & Hart LLP as to certain federal income tax matters
10.1(2)    Loan Agreement dated October 1, 1996, between First Interstate, as borrower, and First Security Bank,
             N.A., Colorado National Bank, N.A. and Wells Fargo Bank, N.A.
10.2(2)    Note Purchase Agreement dated August 30, 1996, between First Interstate and the Montana Board of
             Investments
10.3(1)    Lease Agreement Between Billings 401 Joint Venture and FIB Montana and addendum thereto
10.4(5)    Savings and Profit Sharing Plan for Employees of First Interstate, as amended December 31, 1994
10.5(3)    Amendment to the Saving and Profit Sharing Plan for Employees of First Interstate adopted September 21,
             1995
10.6(3)    First Amendment to Savings and Profit Sharing Plan for Employees of First Interstate dated December 20,
             1995

 EXHIBIT
 NUMBER    DESCRIPTION OF DOCUMENT
---------  --------------------------------------------------------------------------------------------------------
10.7(3)    Second Amendment to Savings and Profit Sharing Plan for Employees of First Interstate dated July 18,
             1996
10.8(3)    Third Amendment to Savings and Profit Sharing Plan for Employees of First Interstate dated September 19,
             1996
10.9(3)    Fourth Amendment to Savings and Profit Sharing Plan for Employees of First Interstate dated January 16,
             1997
10.10++    Fifth Amendment to Savings and Profit Sharing Plan for Employees of First Interstate dated September 18,
             1997
10.11(1)   Stock Option and Stock Appreciation Rights Plan of First Interstate, as amended
10.12(1)   First Interstate Stockholders' Agreements with Scott family members
10.13(5)   Amendment to First Interstate Stockholder's Agreement with Scott family members dated September 7, 1995
10.14(5)   Credit Agreement between Billings 401 Joint Venture and Colorado National Bank dated as of September 26,
             1995
10.15(3)   Trademark License Agreement between Wells Fargo & Company and First Interstate
10.16+     Resignation Agreement between First Interstate and William H. Ruegamer
12.1++     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
21.1++     Subsidiaries of First Interstate
23.1       Consent of Holland & Hart LLP (included in Exhibits 5.1 and 8.1)
23.2       Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
23.3       Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants
24.1++     Power of Attorney (included on page II-6 hereof)
25.1++     Form T-1 Statement re: Eligibility of Wilmington Trust Company to act as trustee under the Amended and
             Restated Trust Agreement
25.2++     Form T-1 Statement re: Eligibility of Wilmington Trust Company to act as trustee under the Guarantee
             Agreement
25.3++     Form T-1 Statement re: Eligibility of Wilmington Trust Company to act as trustee under the Junior
             Subordinated Indenture
99.1       Consent of Director Nominee


------------------------


 +  Management contract or compensatory plan.


 ++  Previously filed.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 33-84540.

(2) Incorporated by reference to the Registrant's Form 8-K dated October 1,
    1996.

(3) Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-25633.

(4) Incorporated by reference to the Registrant's Registration Statement on Form S-1, No. 333-3250.

(5) Incorporated by reference to the Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-1, No. 33-84540.


(6) Financial Statement Schedules.
    None.


ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of each of the Registrants pursuant to the provisions described in Item 14 or otherwise, each of the Registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by either Registrant of expenses incurred or paid by a director, officer, or controlling person of such Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrants hereby undertake that:

        (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and

        (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment No. 2 to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on the 31st day of October, 1997.


                                FIRST INTERSTATE BANCSYSTEM, INC.

                                By:             /s/ THOMAS W. SCOTT*
                                     -----------------------------------------
                                                  Thomas W. Scott,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                FIB CAPITAL TRUST

                                By:  First Interstate BancSystem, Inc., as
                                     Depositor

                                By:             /s/ TERRILL R. MOORE
                                     -----------------------------------------
                                                 Terrill R. Moore,
                                               SENIOR VICE PRESIDENT,
                                       CHIEF FINANCIAL OFFICER AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ HOMER A. SCOTT, JR.*     Chairman of the Board        October 31, 1997
------------------------------
     Homer A. Scott, Jr.

      /s/ DAN S. SCOTT*         Director                     October 31, 1997
------------------------------
         Dan S. Scott

     /s/ JAMES R. SCOTT*        Vice Chairman of the Board   October 31, 1997
------------------------------
        James R. Scott

       /s/ RANDY SCOTT*         Director                     October 31, 1997
------------------------------
         Randy Scott

  /s/ SUSAN SCOTT HEYNEMAN*     Director                     October 31, 1997
------------------------------
     Susan Scott Heyneman

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

        /s/ JOEL LONG*          Director                     October 31, 1997
------------------------------
          Joel Long

     /s/ THOMAS W. SCOTT*       President, Chief Executive   October 31, 1997
------------------------------    Officer and Director
       Thomas W. Scott            (PRINCIPAL EXECUTIVE
                                  OFFICER)

     /s/ TERRILL R. MOORE       Senior Vice President,       October 31, 1997
------------------------------    Chief Financial Officer
       Terrill R. Moore           and Secretary (PRINCIPAL
                                  FINANCIAL AND ACCOUNTING
                                  OFFICER)


*By:    /s/ TERRILL R. MOORE
      -------------------------
         (ATTORNEY-IN-FACT)